Exhibit 96.6 P a g e 1 | 136 Goldfields.com Technical Report Summary for Mineral reserves and Mineral resources 31 December 2021 for Gold Fields Limited – Granny Smith Gold Mine – Australia P a g e 2 | 136 Table of Contents 1 Executive Summary ............................................................................................................................................................. 8 1.1 Property description and ownership ............................................................................................................................ 8 1.2 Geology and mineralisation ........................................................................................................................................ 8 1.3 Exploration, development and operations ................................................................................................................. 11 1.4 Mineral resource estimates ........................................................................................................................................ 12 1.5 Mineral reserve estimates .......................................................................................................................................... 13 1.6 Capital and operating cost estimates ......................................................................................................................... 14 1.7 Permitting .................................................................................................................................................................. 14 1.8 Conclusions and recommendations ........................................................................................................................... 15 2 Introduction......................................................................................................................................................................... 16 2.1 Registrant for whom the technical report summary was prepared............................................................................. 16 2.2 Terms of reference and purpose of the technical report summary ............................................................................. 16 2.3 Sources of information .............................................................................................................................................. 16 2.4 Qualified persons and details of inspection ............................................................................................................... 17 2.5 Report version update ............................................................................................................................................... 17 3 Property description ........................................................................................................................................................... 18 3.1 Property location ....................................................................................................................................................... 18 3.2 Ownership and area ................................................................................................................................................... 18 3.3 Property mineral titles, claims, mineral rights, leases and options ............................................................................ 18 3.4 Mineral rights description ......................................................................................................................................... 23 3.5 Encumbrances ........................................................................................................................................................... 24 3.6 Other significant factors and risks ............................................................................................................................. 25 3.7 Royalties or similar interest....................................................................................................................................... 25 4 Accessibility, climate, local resources, infrastructure and physiography .................................................................... 26 4.1 Topography, elevation, and vegetation ..................................................................................................................... 26 4.2 Access ....................................................................................................................................................................... 26 4.3 Climate ...................................................................................................................................................................... 26 4.4 Infrastructure ............................................................................................................................................................. 26 4.5 Book Value ............................................................................................................................................................... 27 5 History .................................................................................................................................................................................. 28 6 Geological setting and mineralisation .............................................................................................................................. 29 6.1 Geological setting ..................................................................................................................................................... 29 6.2 Mineralisation ........................................................................................................................................................... 29 6.2.1 Granny Smith corridor ...................................................................................................................................... 29 6.2.2 Wallaby ............................................................................................................................................................. 33 6.2.3 Hillside .............................................................................................................................................................. 36 7 Exploration .......................................................................................................................................................................... 37 7.1 Exploration ................................................................................................................................................................ 37 7.2 Drilling ...................................................................................................................................................................... 37 7.2.1 Type and extent ................................................................................................................................................. 37 7.2.2 Procedures ......................................................................................................................................................... 38 7.2.3 Results ............................................................................................................................................................... 40 7.3 Hydrogeology ........................................................................................................................................................... 41 7.3.1 Groundwater Levels .......................................................................................................................................... 42 7.3.2 Aquifer Permeability ......................................................................................................................................... 42 7.3.3 Dewatering ........................................................................................................................................................ 43 7.4 Geotechnical ............................................................................................................................................................. 43 7.4.1 Rock mass properties ........................................................................................................................................ 43 P a g e 3 | 136 7.4.2 QA/QC of geotechnical data ............................................................................................................................. 44 7.5 Density ...................................................................................................................................................................... 45 8 Sample preparation, analyses, and security .................................................................................................................... 46 8.1 Sample preparation ................................................................................................................................................... 46 8.2 Sample analysis ......................................................................................................................................................... 49 8.3 Quality control and quality assurance (QA/QC) ....................................................................................................... 49 9 Data verification ................................................................................................................................................................. 53 9.1 Data management ...................................................................................................................................................... 53 9.2 Plant Sampling .......................................................................................................................................................... 54 9.3 Drilling ...................................................................................................................................................................... 54 9.4 Sampling ................................................................................................................................................................... 54 9.5 Survey ....................................................................................................................................................................... 54 9.6 Sample analysis ......................................................................................................................................................... 55 9.6.1 Metallurgical Tests ............................................................................................................................................ 56 9.7 Quality Control/Quality Assurance Process .............................................................................................................. 56 9.7.1 Umpire sampling ............................................................................................................................................... 57 9.8 Bulk Density ............................................................................................................................................................. 57 9.9 Geological modelling ................................................................................................................................................ 57 10 Mineral processing and metallurgical testing ................................................................................................................. 59 10.1 Testing and procedures ............................................................................................................................................. 59 10.1.1 Background ....................................................................................................................................................... 59 10.1.2 Metallurgical sampling & testing ...................................................................................................................... 59 10.2 Relevant results ......................................................................................................................................................... 60 10.2.1 Sample Head Analysis ...................................................................................................................................... 60 10.2.2 Metallurgical recovery ...................................................................................................................................... 61 10.2.3 Ore hardness ...................................................................................................................................................... 63 10.3 Plant Sampling .......................................................................................................................................................... 64 10.4 Deleterious Elements ................................................................................................................................................ 64 10.5 Metallurgical Risks ................................................................................................................................................... 65 10.5.1 Sample Representativity .................................................................................................................................... 65 10.5.2 Laboratory Test Methods and Scale-up ............................................................................................................. 65 10.5.3 Deleterious Elements ........................................................................................................................................ 66 10.5.4 End-2021 Reserves recovery estimation model ................................................................................................. 66 11 Mineral resource estimates ................................................................................................................................................ 67 11.1 Mineral resources estimation criteria ........................................................................................................................ 67 11.1.1 Geological model and interpretation ................................................................................................................. 67 11.1.2 Compositing ...................................................................................................................................................... 67 11.1.3 Block modelling ................................................................................................................................................ 68 11.1.4 Bulk density ...................................................................................................................................................... 68 11.1.5 Top cuts ............................................................................................................................................................. 68 11.1.6 Variography ...................................................................................................................................................... 68 11.1.7 Grade estimation ............................................................................................................................................... 69 11.1.8 Selective mining units ....................................................................................................................................... 69 11.1.9 Model validation ............................................................................................................................................... 69 11.1.10 Cutoff grades ..................................................................................................................................................... 70 11.1.11 Reasonable prospects of economic extraction ................................................................................................... 73 11.1.12 Classification criteria ........................................................................................................................................ 73 11.2 Mineral resources as of 31 December 2021 .............................................................................................................. 75 11.3 Audits and reviews .................................................................................................................................................... 76 11.4 Comparison with 31 December 2020 Mineral resource ............................................................................................ 76 12 Mineral reserve estimates .................................................................................................................................................. 77 P a g e 4 | 136 12.1 Level of assessment .................................................................................................................................................. 77 12.2 Mineral reserve estimation criteria ............................................................................................................................ 78 12.2.1 Recent mine performance .................................................................................................................................. 78 12.2.2 Key assumptions and parameters ...................................................................................................................... 78 12.2.3 Cutoff grades ..................................................................................................................................................... 81 12.2.4 Mine design and planning ................................................................................................................................. 81 12.2.5 Mine planning and schedule .............................................................................................................................. 83 12.2.6 Processing schedule .......................................................................................................................................... 85 12.2.7 Classification criteria ........................................................................................................................................ 85 12.2.8 Economic assessment ........................................................................................................................................ 85 12.3 Mineral reserves as of 31 December 2021 ................................................................................................................ 86 12.4 Audits and reviews .................................................................................................................................................... 87 12.5 Comparison with 31 December 2020 Mineral reserve .............................................................................................. 87 13 Mining methods .................................................................................................................................................................. 89 13.1 Geotechnical and hydrological models ..................................................................................................................... 89 13.1.1 Hydrogeological model ..................................................................................................................................... 89 13.1.2 Geotechnical model ........................................................................................................................................... 89 13.2 Mining methods ........................................................................................................................................................ 91 13.2.1 Inclined room and pillar (IRP) .......................................................................................................................... 91 13.2.2 Transverse longhole stoping (TLHS) ................................................................................................................ 92 13.2.3 Sub-level longhole stoping (SLHS) with paste fill ............................................................................................ 92 13.2.4 Bulk longhole stoping ....................................................................................................................................... 92 13.3 Equipment and labour requirements .......................................................................................................................... 94 14 Processing and recovery methods ..................................................................................................................................... 95 14.1 Flow sheet and design ............................................................................................................................................... 95 14.2 Recent process plant performance ............................................................................................................................. 96 14.3 Process plant requirements ........................................................................................................................................ 96 14.4 Processing Risks ....................................................................................................................................................... 97 14.4.1 Major Equipment Failure .................................................................................................................................. 97 14.4.2 Plant Operational Management ......................................................................................................................... 97 14.4.3 Operating Costs, Plant Consumables and Reagents .......................................................................................... 98 15 Infrastructure ...................................................................................................................................................................... 99 15.1 Tailings storage facilities (TSF) ................................................................................................................................ 99 15.2 Waste rock dumps ................................................................................................................................................... 101 15.3 Water ....................................................................................................................................................................... 102 15.4 Power ...................................................................................................................................................................... 103 15.5 Accommodation ...................................................................................................................................................... 103 15.6 Site access ............................................................................................................................................................... 103 15.7 Other infrastructure ................................................................................................................................................. 103 16 Market studies ................................................................................................................................................................... 105 16.1 Preliminary market study ........................................................................................................................................ 105 16.2 Metal Price history .................................................................................................................................................. 107 17 Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups .... 108 17.1 Permitting ................................................................................................................................................................ 108 17.1.1 Commonwealth ............................................................................................................................................... 108 17.1.2 State ................................................................................................................................................................ 108 17.1.3 Granny Smith permitting ................................................................................................................................. 109 17.2 Environmental studies ............................................................................................................................................. 110 17.3 Waste disposal, monitoring and water management ............................................................................................... 110 17.3.1 Tailings storage facilities (TSF) ...................................................................................................................... 111 17.3.2 Waste rock dumps ........................................................................................................................................... 112

P a g e 5 | 136 17.3.3 Water management.......................................................................................................................................... 113 17.4 Social and community ............................................................................................................................................. 114 17.5 Mine closure............................................................................................................................................................ 115 18 Capital and operating costs ............................................................................................................................................. 116 18.1 Capital costs ............................................................................................................................................................ 116 18.2 Operating costs ........................................................................................................................................................ 116 19 Economic analysis ............................................................................................................................................................. 118 19.1 Key inputs and assumptions .................................................................................................................................... 118 19.2 Economic analysis ................................................................................................................................................... 119 19.3 Sensitivity analysis .................................................................................................................................................. 119 20 Adjacent properties .......................................................................................................................................................... 120 21 Other relevant data and information ............................................................................................................................. 121 22 Interpretation and conclusions ....................................................................................................................................... 123 22.1 Major risks and mitigation actions .......................................................................................................................... 124 23 Recommendations ............................................................................................................................................................ 126 24 References .......................................................................................................................................................................... 127 25 Reliance on information provided by the Registrant ................................................................................................... 128 26 Definitions .......................................................................................................................................................................... 129 26.1 Adequate geological evidence ................................................................................................................................. 129 26.2 Conclusive geological evidence .............................................................................................................................. 129 26.3 Cutoff grade ............................................................................................................................................................ 129 26.4 Development stage issuer ........................................................................................................................................ 129 26.5 Development stage property.................................................................................................................................... 129 26.6 Economically viable ................................................................................................................................................ 129 26.7 Exploration results .................................................................................................................................................. 129 26.8 Exploration stage issuer .......................................................................................................................................... 129 26.9 Exploration stage property ...................................................................................................................................... 129 26.10 Exploration target .................................................................................................................................................... 129 26.11 Feasibility study ...................................................................................................................................................... 130 26.12 Final market study ................................................................................................................................................... 130 26.13 Indicated Mineral resource ...................................................................................................................................... 130 26.14 Inferred Mineral resource ........................................................................................................................................ 130 26.15 Initial assessment .................................................................................................................................................... 130 26.16 Investment and market assumptions ........................................................................................................................ 130 26.17 Limited geological evidence ................................................................................................................................... 131 26.18 Material ................................................................................................................................................................... 131 26.19 Material of economic interest .................................................................................................................................. 131 26.20 Measured Mineral resource ..................................................................................................................................... 131 26.21 Mineral reserve ....................................................................................................................................................... 131 26.22 Mineral resource ..................................................................................................................................................... 131 26.23 Modifying factors .................................................................................................................................................... 131 26.24 Preliminary feasibility study (or pre-feasibility study) ............................................................................................ 132 26.25 Preliminary market study ........................................................................................................................................ 132 26.26 Probable Mineral reserve ........................................................................................................................................ 132 26.27 Production stage issuer ............................................................................................................................................ 132 26.28 Production stage property ....................................................................................................................................... 132 26.29 Proven Mineral reserve ........................................................................................................................................... 132 26.30 Qualified person ...................................................................................................................................................... 132 26.31 Relevant experience ................................................................................................................................................ 133 P a g e 6 | 136 List of Tables Table 1.4.1: Granny Smith - summary of gold Mineral resources as at 31 December 2021 (fiscal year end) based on a gold price of $1,500/oz ...................................................................................................................................................... 12 Table 1.5.1: Granny Smith - summary of gold Mineral reserves at 31 December 2021 (fiscal year end) based on a gold price of $1,300/oz ................................................................................................................................................................... 13 Table 1.6.1: Capital costs ($ million) ............................................................................................................................................... 14 Table 1.6.2: Operating costs ($ million) ........................................................................................................................................... 14 Table 2.4.1: List of Qualified persons .............................................................................................................................................. 17 Table 3.3.1: List of Granny Smith tenements................................................................................................................................... 21 Table 7.2.1: Summary of Granny Smith drilling – 2021 .................................................................................................................. 37 Table 7.3.1: Estimated horizontal groundwater gradients ................................................................................................................ 42 Table 7.3.2: Derived Permeability Parameters ................................................................................................................................ 42 Table 7.4.1: Required representative samples for laboratory testing ................................................................................................ 43 Table 7.5.1: Granny Smith density values ....................................................................................................................................... 45 Table 7.5.2: Wallaby density values ................................................................................................................................................ 45 Table 7.5.3: Hillside density values ................................................................................................................................................. 45 Table 8.1.1: Analytical laboratory accreditation .............................................................................................................................. 46 Table 8.3.1: Quality control type summary ...................................................................................................................................... 50 Table 8.3.2: Recent reviews of Australian Laboratory Services (ALS) Kalgoorlie laboratory ........................................................ 51 Table 8.3.3: Recent reviews of Australian Laboratory Services (ALS) Perth laboratory ................................................................. 52 Table 9.7.1: Quality Control type summary ..................................................................................................................................... 57 Table 10.2.1: Summary of Wallaby zone average sample head analysis ......................................................................................... 61 Table 10.2.2: Summary of metallurgical samples/tests quantities and summary of average recovery results .................................. 62 Table 10.2.3: Summary metallurgical recoveries estimate by ore source (geological zone) ............................................................ 62 Table 10.2.4: Summary of hardness indices and power requirements estimates for Wallaby underground ..................................... 64 Table 11.1.1: Summary of December 2021 Mineral resource estimation parameters ...................................................................... 68 Table 11.1.2: Open pit resource cutoff grades ................................................................................................................................. 70 Table 11.1.3: Underground resource cutoff grades .......................................................................................................................... 71 Table 11.2.1: Granny Smith - summary of gold Mineral resources at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,500/oz ...................................................................................................................................... 75 Table 12.2.1: Recent operating statistics .......................................................................................................................................... 78 Table 12.2.2: Summary of material modifying factors..................................................................................................................... 79 Table 12.2.3: Underground reserve cutoff grades ............................................................................................................................ 81 Table 12.2.4: Equipment availabilities and utilisation ..................................................................................................................... 84 Table 12.3.1: Granny Smith - summary of gold Mineral reserves at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,300/oz ...................................................................................................................................... 86 Table 12.5.1: Net difference in Mineral reserves between 31 December 2020 and 31 December 2021 .......................................... 87 Table 13.2.1: Mining Dilution and recovery factors for each mining method ................................................................................. 93 Table 13.3.1: Underground mining fleet .......................................................................................................................................... 94 Table 14.3.1: Granny Smith process plant – key requirements ........................................................................................................ 97 Table 16.1.1: Reserve and Resource metal prices .......................................................................................................................... 105 Table 17.1.1: List of Granny Smith permits ................................................................................................................................... 110 Table 18.1.1: Capital costs ($ million) ........................................................................................................................................... 116 Table 18.2.1: Operating costs ($ million) ....................................................................................................................................... 116 Table 18.2.2: Post LoM costs ......................................................................................................................................................... 117 Table 19.1.1: LoM physicals .......................................................................................................................................................... 118 Table 19.1.2: LoM cost and revenue assumptions – Breakdown of ESG ...................................................................................... 119 Table 19.3.1: NPV sensitivity to changes in gold price ................................................................................................................. 119 P a g e 7 | 136 Table 19.3.2: NPV sensitivity to changes in grade......................................................................................................................... 119 Table 19.3.3: NPV sensitivity to changes in capital costs .............................................................................................................. 119 Table 19.3.4: NPV sensitivity to changes in operating costs.......................................................................................................... 119 Table 19.3.5: NPV sensitivity to changes in discount rate ............................................................................................................. 119 Table 22.1.1: Risks and mitigating actions .................................................................................................................................... 124 List of Figures Figure 1.2.1: Location of Granny Smith ............................................................................................................................................ 9 Figure 3.3.1: Granny Smith operating sites and infrastructure ......................................................................................................... 19 Figure 3.3.2: Granny Smith mineral titles ........................................................................................................................................ 20 Figure 6.2.1: Granny Smith – regional geology ............................................................................................................................... 30 Figure 6.2.2: Granny Smith – stratigraphic section .......................................................................................................................... 31 Figure 6.2.3: Geology of the Granny Smith mineralised corridor .................................................................................................... 32 Figure 6.2.4: Wallaby lodes and intrusive system (west view) ........................................................................................................ 35 Figure 7.2.1: Schematic long-section through Wallaby ................................................................................................................... 41 Figure 8.1.1: Sample preparation and analytical flow sheet for ALS Laboratory ............................................................................ 47 Figure 8.1.2: Sample preparation and analytical flow sheet for Granny Smith Laboratory ............................................................. 48 Figure 10.2.1: Granny Smith plant monthly feed grades and recoveries compared to the recovery estimation model used for Z60 to Z120 ............................................................................................................................................................... 63 Figure 12.2.1: Wallaby mining areas (west view) ............................................................................................................................ 82 Figure 13.2.1: End of Mineral reserve outline ................................................................................................................................. 93 Figure 14.1.1: Schematic flow diagram of Granny Smith process plant .......................................................................................... 95 Figure 15.1.1: TSF overview ......................................................................................................................................................... 100 Figure 15.1.2: Cell 1 buttress ......................................................................................................................................................... 102 Figure 15.7.1: Plan of Wallaby and Granny Smith infrastructure .................................................................................................. 104 P a g e 8 | 136 1 Executive Summary This technical report summary was prepared for Gold Fields Limited (Gold Fields or the Company or the Registrant), a production stage issuer. The purpose of this technical report summary is to support the disclosure of exploration results, Mineral resources and Mineral reserves for the Granny Smith Gold Mine (Granny Smith), a production stage property located in Western Australia, in accordance with the Securities and Exchange Commission (SEC) property disclosure requirements for mining Registrants as specified in Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations. The effective date of this technical report summary is 31 December 2021. Unless otherwise specified, all units of currency are in United States dollars ($). All measurements are metric with the exception of troy ounces (oz). 1.1 Property description and ownership Granny Smith is located approximately 740 kilometres (km) northeast of Perth, the capital of Western Australia (Figure 1.2.1). Gold Fields through its wholly owned subsidiary GSM Mining Company Pty Ltd (GSM) controls mineral tenements covering a total area of 81,827 ha and a further 10,570 ha of miscellaneous and non-managed tenements. The major components of the Granny Smith mining and processing operation are:  The Wallaby underground mine.  A 3.5 Mt/a carbon-in-pulp (CIP) processing facility.  A tailings storage facility (TSF).  A hybrid power station.  Administration centers  Granny Smith aerodrome  An accommodation village. Ore mined from Wallaby is trucked 13 km to the processing plant to the northeast at Granny Smith. 1.2 Geology and mineralisation Granny Smith is in the Kurnalpi Terrane of the Archean Yilgarn Craton. At a regional scale, the host greenstone belt is dominated by the Mt Margaret Dome in the northwest and the Kirgella Dome in the southeast. The zone between the two domes hosts a series of north to north-northeast striking sigmoidal shear zones of the Laverton Tectonic Zone. The stratigraphy of the Laverton region is defined broadly by a mafic–ultramafic succession overlain by an intermediate volcanic succession, which in turn is overlain by siliciclastic basin successions (e.g. Granny Smith Basin and the Wallaby Conglomerate) and intruded by temporally and chemically distinct suites of felsic to mafic intrusive rocks.

P a g e 9 | 136 Figure 1.2.1: Location of Granny Smith Source: Granny Smith CPR, 2021 The Granny Smith gold deposits (including Windich, Granny and Goanna) occur along a north-trending structural corridor. The eastern contact zone of a granitoid intrusion within metasedimentary rocks is the locus of the Granny Smith corridor mineralisation. The gold mineralisation is closely associated with a north-south striking reverse (thrust) fault zone that dips shallowly to the east and partly follows the contact between the granitoid and sedimentary rocks. Two stages of alteration are associated with the gold mineralisation: an earlier widespread and pervasive hematite and sericite-carbonate alteration overprinting sericite-carbonate alteration hosting ankerite-pyrite-quartz breccia veins which represent the main mineralising stage. The Wallaby gold deposit is hosted within a thick mafic conglomerate unit that dips moderately to the southeast and is intruded by a suite of fractionated alkaline dykes. A 600 m × 800 m wide zone of actinolite-magnetite- calcite±epidote±pyrite alteration affects the intrusives and conglomerates and forms a relatively uniform and brittle pipe-shaped body dipping approximately 50 º to the south. In general, the gold lodes form a series of stacked zones. Four dominant gold-related domains are identified: P a g e 10 | 136  Fracture mesh gold lodes developed at intersections of brittle structures (faults and veins).  Horsetail domain gold lodes where the lode fault has diverged into multiple faults with extensive extension veins formed between the multiple faults.  Ductile shear-controlled gold lodes resulting from the intersection between brittle structures and earlier ductile shears and cleavages associated with north oriented shearing.  Early-stage hematite associated gold lodes. Gold within the Wallaby deposit occurs along micro-fractures within pyrite or as grains within quartz veining. Coarse visible gold is also observed in narrow, moderate to steeply dipping quartz-carbonate veins. Gold mineralisation at Hillside is associated with two separate stages of quartz veining, hosted by carbonate-muscovite- quartz-pyrite-(magnetite-biotite) altered basalt exhibiting a pervasive shear fabric. Pyrite and arsenopyrite are the two major sulphide phases present, with gold appearing to be associated intimately with arsenopyrite. P a g e 11 | 136 1.3 Exploration, development and operations Granny Smith is an underground gold mining operation with all currently ore sourced from Zones 250/60, 70, 80, 90, 100, 110 and 120 at the Wallaby mine. Access to the Wallaby underground mine is via a portal established within the former Wallaby open pit. The mine operation is trackless, with truck haulage from underground via a decline and ramp to the surface. The main underground mining methods are inclined room and pillar and longhole stoping. The Wallaby underground mining equipment is predominantly an owner-operated fleet, with maintenance activities undertaken in-house. Some development, cable bolting and charging activities are completed by contractors. A contractor fleet of 190t capacity road trains transports the stockpiled surface ore to the Granny Smith process plant. The recent production performance of Granny Smith is summarised in Table 12.2.1. A feasibility study on Zone 135 at ~1,450 m below surface in parallel with initial development was completed and approved during 2021. Exploration activities at Granny Smith during 2021 were focused on extensions to the Wallaby deposit and across the broader tenement package with the aim of discovering new gold deposits. During 2021, bedrock testing of high-potential surface exploration targets below aircore (AC) anomalies were completed at Brumby Well and Thorny Devil. A magnetic anomaly was tested with one Diamond core (DD) hole at Morepork. Significant surface DD programs were conducted close to existing mining infrastructure at Wallaby Periphery as well as the Granny Smith Complex (GSC). Reverse Circulation (RC) drilling was utilised for one program at the GSC to test for the potential of shallow extensions. In-mine exploration and resource drilling at Wallaby focused on infill and extensions of Zone 135 and Zone 150. Infill of Zone 135 confirmed continuity of the main lode with all holes returning mineralised intercepts. Drilling identified an extension of the Zone 135 Vertical East lodes to the east and confirmed mineralisation of the Zone 135 Vertical West lodes. Zone 150 extensional drilling identified mineralisation at expected depths which returned assays of economic tenor. The 2022 exploration program will continue to focus on resource and reserve growth at Wallaby through extensions both laterally and at depth with further drilling of the Zone 135 Horizontal and Vertical lodes to close-out open areas and define the full orebody footprint. 100 x 100 m conversion drilling in Zone 150 will continue to test geological and grade continuity in the southern half of the orebody while 50 x 50 m infill drilling will commence in the northern half. The aim is to complete 50 x 50 m drilling on >70 % of the Zone 150 Main lode for a PFS in Q1 2023. Follow-up bedrock testing of high-priority surface exploration targets will continue. The in-mine exploration program will be supported and extended by a surface drilling program around the Wallaby deposit. At Granny Smith, drilling will evaluate further east-dip shear repeats in the footwall. P a g e 12 | 136 1.4 Mineral resource estimates The Granny Smith Mineral resources exclusive of Mineral reserves as of 31 December 2021 are summarised in Table 1.4.1. The Mineral resources are 100 % attributable to Gold Fields and are net of production depletion up to 31 December 2021. The point of reference for the Mineral resources is in-situ with dilution applied. Table 1.4.1: Granny Smith - summary of gold Mineral resources as at 31 December 2021 (fiscal year end) based on a gold price of $1,500/oz Mineral resources (exclusive of Mineral reserves) Cutoff Grades (g/t Au) Metallurgical Recovery (%) Amount/ (kt) Grades/ (g/t Au) Amount/ (koz Au) Underground Mineral resources UG measured Mineral resources 4,050 5.3 693 2.30 - 2.90 92 % UG indicated Mineral resources 20,743 5.0 3,367 1.89 - 3.08 92 % UG measured + indicated Mineral resources 24,792 5.1 4,059 1.89 - 3.08 92 % UG inferred Mineral resources 10,663 5.1 1,735 1.89 - 3.08 92 % Open Pit Mineral resources OP measured Mineral resources - - - - OP indicated Mineral resources - - - - OP measured + indicated Mineral resources - - - - OP inferred Mineral resources 357 1.9 22 0.66 92 % Stockpile Mineral resources SP measured Minerals resources - - - - SP indicated Mineral resources - - - - SP measured + indicated Mineral resources - - - - SP inferred Mineral resources - - - - Total Granny Smith Mineral resources Total measured Mineral resources 4,050 5.3 693 2.30 - 2.90 92 % Total indicated Mineral resources 20,743 5.0 3,367 1.89 - 3.08 92 % Total measured + indicated Mineral resources 24,792 5.1 4,059 1.89 - 3.08 92 % Total inferred Mineral resources 11,020 5.0 1,757 0.66 - 3.08 92 % Note: a) Rounding of figures may result in minor computational discrepancies. b) Mineral resources are exclusive of Mineral reserves. c) Mineral Resources categories are assigned with consideration given to geological complexity, grade variance, drillhole intersection spacing and proximity of mining development. d) Quoted as diluted in situ metric tonnes and grades. Metallurgical recovery factors have not been applied to the Mineral resource estimates. The approximate metallurgical recovery factor is 92%. The metallurgical recovery is the ratio, expressed as a percentage, of the mass of the specific mineral product recovered from ore treated at the process plant to its total specific mineral content before treatment. Granny Smith mining operations vary according to the mix of the source material. e) The metal prices used for the 2021 Mineral resources are based on a gold price of $1,500 per ounce or A$2,000 per ounce (at an exchange rate of A$1: $0.75). Open pit Mineral resources at the Australian operations are based on revenue factor 1 pits and the underground Mineral resources on appropriate mine design and extraction schedules. The gold price used for Mineral resources approximates 15 % higher than the selected Mineral reserve. f) The cutoff grade may vary per shaft, open pit or underground mine, depending on the respective costs, depletion schedule, ore type, expected mining dilution and expected mining recovery. The average or range of cutoff grade values applied to the Mineral resources are; Granny Smith 2.11 g/t to 3.08 g/t Au mill feed (underground) and 0.66 g/t Au (open pit). g) The Mineral resources are based on initial assessments at the resource gold price of $1,500/oz and consider estimates of all Granny Smith costs, the impact of modifying factors such as mining dilution and mining recovery, processing recovery and royalties. Mineral resources are also tested through the application of Environmental, Social and Governance (ESG) criteria to demonstrate reasonable prospects for economic extraction. h) The Mineral resources are estimated at a point in time and can be affected by changes in the gold price, US Dollar currency exchange rates, permitting, legislation, costs and operating parameters. Source: Granny Smith CPR, 2021 The Mineral resources are based on initial assessments at the resource gold price of $1,500/oz and consider estimates of all Granny Smith costs, the impact of modifying factors such as mining dilution and recovery, processing recovery and royalties to demonstrate reasonable prospects for economic extraction.

P a g e 13 | 136 1.5 Mineral reserve estimates The Granny Smith Mineral reserves as of 31 December 2021 are summarised in Table 1.5.1. The Mineral reserves are 100 % attributable to Gold Fields and are net of production depletion up to 31 December 2021. The point of reference for the Mineral reserves is ore delivered to the processing facility. Table 1.5.1: Granny Smith - summary of gold Mineral reserves at 31 December 2021 (fiscal year end) based on a gold price of $1,300/oz Amount/ (kt) Grades/ (g/t Au) Amount/ (koz Au) Cutoff Grades (g/t Au) Metallurgical Recovery (%) Underground Mineral reserves UG proven Mineral reserves 2,212 4.9 351 3.21 92 % UG probable Mineral reserves 10,363 5.6 1,861 3.21 92 % UG total Mineral reserves 12,575 5.5 2,211 3.21 92 % Stockpile Mineral reserves SP proven Mineral reserves 26 5.6 5 1.03 83 % SP probable Mineral reserves - - - 1.03 83 % SP total Mineral reserves 26 5.6 5 1.03 83 % Total Mineral reserves Total proven Mineral reserves 2,239 4.9 355 Total probable Mineral reserves 10,363 5.6 1,861 Total Granny Smith Mineral reserves 2021 12,601 5.5 2,216 Total Granny Smith Mineral reserves 2020 12,613 5.3 2,167 Year on year difference (%) -0.1% 2% 2% Note: a) Rounding of figures may result in minor computational discrepancies. b) Refer to Table 12.5.1 for year-on-year Mineral reserve comparison. c) Quoted as mill delivered metric tonnes and run-of-mine (RoM) grades, inclusive of all mining dilutions and gold losses except mill recovery. Metallurgical recovery factors have not been applied to the reserve figures. The approximate metallurgical recovery factor is 92 % for underground feed. The metallurgical recovery is the ratio, expressed as a percentage, of the mass of the specific mineral product recovered from ore treated at the process plant to its total specific mineral content before treatment. The recoveries for Granny Smith vary according to the mix of the source material (e.g. oxide, transitional fresh and ore type blend) and method of treatment. d) The metal prices used for the 2021 LoM Mineral reserves are based on a gold price of $1,300 per ounce or A$1,750 per ounce (at an exchange rate of A$1:$0.74). Open pit Mineral reserves at Granny Smith are based on optimised pits and the underground operations on appropriate mine design and extraction schedules. The gold price used for Mineral reserves is detailed in particularity in Chapter 16 Marketing. e) Dilution relates to planned and unplanned waste and/or low-grade material being mined and delivered to the process plant. Ranges are given for those operations that have multiple orebody styles and mining methodologies. The mine dilution factors is 11 % to 20% (underground). f) The mining recovery factor relates to the proportion or percentage of ore mined from the defined orebody at the gold price used for the declaration of Mineral reserves. This percentage will vary from mining area to mining area and reflects planned and scheduled reserves against actual tonnes, grade and metal mined, with all modifying factors, mining constraints and pillar discounts applied. The mining recovery factors are 90 % to 92% (underground). g) The cutoff grade may vary per zone, open pit or underground mine, depending on the respective costs, depletion schedule, ore type, expected mining dilution and expected mining recovery. The average or range of cutoff grade values applied in the planning process are: Wallaby Underground 2.63 g/t to 3.48 g/t Au mill feed. h) A gold based Mine Call Factor (gold called for over gold accounted for) determined primarily on historic performance but also on realistic planned improvements where appropriate, is applied to the Mineral reserves. A Mine Call Factor of 100 % has been applied at Granny Smith. i) The Mineral reserves are estimated at a point in time and can be affected by changes in the gold price, US Dollar currency exchange rates, permitting, legislation, costs and operating parameters. j) Granny Smith is 100 % attributable to Gold Fields and is entitled to mine all declared material located within the properties mineral leases and all necessary statutory mining authorisations and permits are in place or have reasonable expectation of being granted. Source: Granny Smith CPR, 2021 The Granny Smith Mineral reserves are the economically mineable part of the measured and indicated Mineral resources based on LoM schedules and pre-feasibility studies completed at the reserve gold price of $1,300/oz to justify their economic viability at 31 December 2021. A pre-feasibility study has an estimated accuracy of ± 25 % with a contingency of no more than 15%. P a g e 14 | 136 1.6 Capital and operating cost estimates Capital costs for the Mineral reserve are based on continued operation and includes underground mine development, ventilation, dewatering, power, escapeways, exploration, TSF construction and expansions. The forecast capital costs are summarised in Table 1.6.1. Table 1.6.1: Capital costs ($ million) Units 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 Capital $ million 95.4 74.9 51.9 24.8 25.4 25.7 20.5 18.7 23.3 4.0 3.3 Notes: a) The detailed capital cost schedule is presented in Table 18.1.1. b) This capital summary estimate is for the Mineral reserve life-of-mine schedule. c) Closure costs are included in operating costs. Source: Granny Smith CPR, 2021 Budgeted operating costs for the 31 December 2021 Mineral reserve LoM plan are summarised in Table 1.6.2. Table 1.6.2: Operating costs ($ million) Units 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 Operating Cost $ million 195.2 203.3 194.6 161.1 166.9 137.5 147.5 152.2 122.6 96.3 88.7 Notes: a) The detailed operating cost schedule is presented in Table 18.2.1. b) This capital summary estimate is for the Mineral reserve life-of-mine schedule. Source: Granny Smith CPR, 2021 The operating costs covers mining, cartage, processing, onsite and offsite administration. The total excludes rehabilitation and closure costs of $65.5 million with 56.1 million being spent after 2033. The 2021 Reserve LoM mining costs are based on the 2022 budget unit costs. In cases where there is an expected change in operating practice (mining at increased depth) in the mine that will have a material effect on costs these expected changes have been incorporated into the cost estimates. 1.7 Permitting The key operating environmental permits for the operation are issued by DMIRS and DWER and relate to:  Mining Proposal which includes Land Clearing, Disturbance and Infrastructure.  Environmental Licence.  Native Vegetation Clearing.  Mine dewatering (category 06).  Water abstraction and groundwater operating strategies.  Sewerage facility (category 54).  Putrescible landfill site.  Mine Closure Plan. Gold Fields maintains a tenement management auditing system that flags lease renewals to meet the renewal process timeline and to keep the tenement ownership in good standing by meeting expenditure and other conditions. Granny Smith has security of tenure for all current exploration and mining tenements that contribute to Mineral resources and reserves. Granny Smith operates in compliance with relevant environmental legislation and remains compliant regarding key environmental risks, namely: tailings storage facilities, processing of ore, land disturbance, chemical blending and storage, electric power generation, sewage and landfill operations and mine dewatering. All other permitting and licensing requirements to start any future mining operation, including but not limited to, issues of P a g e 15 | 136 Aboriginal cultural heritage, local disturbance, clearing, environmental, power and water extraction/disposal permitting, follow well established authorisation protocols with the relevant state authorities. In 2019, a claim under the Native Title Act 1993 (Cth) by the Nyalpa Pirniku People (WAD91/2019) was registered. This claim covers the entire Granny Smith mining operations. Granny Smith is currently engaged in early discussions with the Nyalpa Pirniku People under the ‘right to negotiate’ process with respect to certain ancillary tenure. This claim is still under determination as at December 2021. In May 2021 a Heritage Agreement was signed between Granny Smith and Nyalpa Pirniku. Granny Smith consults with relevant Aboriginal stakeholder groups (including the Nyalpa Pirniku) to ensure that areas of Aboriginal cultural heritage are identified and recorded. Granny Smith also actively contributes to initiatives that assist the host community. The overall closure liability for Granny Smith is currently estimated at $65.5 million. 1.8 Conclusions and recommendations The Granny Smith Mineral reserves currently support a eleven-year LoM plan that values the operation at $204.3 million at the reserve gold price of $1,300/oz. Granny Smith continues to discover and replace Mineral reserves that contribute to growing the LoM profile. Continued investment in exploration and infrastructure is justified by the positive economic analysis. Ongoing exploration and geological interpretation suggest that the Granny Smith property has the potential to extend and replace existing Mineral resources and reserves. It is recommended that further exploration is carried out at the following areas which have a good probability of extending mine life:  Wallaby Zone 135  Wallaby Zone 150  Granny Smith Complex Gold Fields’ commitment to materiality, transparency and competency in its Mineral Resources and Mineral Reserves disclosure to regulators and in the public domain is of paramount importance to the Qualified person and the Registrants Executive Committee and Board of Directors continue to endorse the company’s internal and external review and audit assurance protocols. This Technical Report Summary should be read in totality to gain a full understanding of Granny Smith’s Mineral Resource and Mineral Reserve estimation and reporting process, including data integrity, estimation methodologies, modifying factors, mining and processing capacity and capability, confidence in the estimates, economic analysis, risk and uncertainty and overall projected property value. However, to ensure consolidated coverage of the company’s primary internal controls in generating Mineral resource and reserve estimates a key point summary is provided in Chapter 21 for reference. P a g e 16 | 136 2 Introduction 2.1 Registrant for whom the technical report summary was prepared The Granny Smith technical report summary was prepared for Gold Fields Limited (Gold Fields or the Company or the Registrant), a production stage issuer. 2.2 Terms of reference and purpose of the technical report summary The purpose of this technical report summary is to support the disclosure of exploration results, Mineral resources and Mineral reserves for the Granny Smith Gold Mine (Granny Smith or the Property), a production stage property located in Western Australia, in accordance with the Securities and Exchange Commission (SEC) property disclosure requirements for mining Registrants as specified in Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations. The effective date of this technical report summary is 31 December 2021. The Mineral resources and Mineral reserves disclosed in this technical report summary were reported in accordance with the South African Code for the Reporting of Exploration Results, Mineral resources and Mineral reserves (SAMREC Code 2016). SAMREC is based on the Committee for Mineral reserves International Reporting Standards (CRIRSCO) Reporting Template 2013. 2.3 Sources of information This technical report summary is principally based on information disclosed in the “Competent Person’s Report on the Material Assets of Granny Smith Gold Mine as at 31 December 2021” prepared by Granny Smith Qualified person on behalf of the Company. The Competent Person’s Report (CPR) was supplemented by technical reports and studies prepared by the Company and third-party specialists engaged by the Company as cited throughout this technical report summary and listed in Section 24. All units of currency are in United States dollars ($). All measurements are metric with the exception of troy ounces (oz).

2.4 Qualified persons and details of inspection

The Qualified persons responsible for the preparation of this technical report summary are listed in Table 2.4.1. All the Qualified persons are eligible members in good standing of a recognised professional organisation (RPO) within the mining industry and have at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that the Qualified person is undertaking on behalf of the Company at the time this technical report summary was prepared.

The Qualified persons were appointed by Gold Fields. The RPO affiliation in good standing was also reviewed by Gold Fields.

Table 2.4.1: List of Qualified persons

Incumbent	Employer	Position	Affiliation in good standing	Relevant experience (years)	Details of inspection	Responsibility for which chapters
Dr Julian Verbeek	Gold Fields	VP Geology and Mineral Resources	FAusIMM - 207994	35	Has not attended site	This document has been prepared under the supervision of and reviewed by Julian Verbeek. Chapters 1-26
Richard Butcher	Gold Fields	Chief Technical Officer GFL Group Technical Services	FAusIMM CP - 211182	41	Has attended site	Overview and review of document. Chapters 1-5, 12-13 & 15-26
Dr Winfred Assibey-Bonsu	Gold Fields	Group Geostatistician and Evaluator	FSAIMM - 400112/00	35	Has attended site	Review of Resources and Reserves. Chapters 8 - 9 & 11
Andrew Engelbrecht	Gold Fields	Group Geologist	AusIMM - 224997	22	Has not attended site	Geology and Resources. Chapters 6 - 9 & 11
Peter Andrews	Gold Fields	VP: Geotechnical	FAusIMM CP - 302255	25	Has attended site	Geotechnical review. Sections 7.4, 15.2, 17.3.2
Daniel Hillier	Gold Fields	VP: Metallurgy	FAusIMM CP - 227106	31	Has attended site	Chapters 10 & 14
Johan Boshoff	Gold Fields	Group Head of Tailings	FAusIMM - 1007564	26	Has attended site	Tailings Review. Sections 15.1 & 17.3.1
Andre Badenhorst	Gold Fields	Group Technical and Reporting Governance Manager	MAusIMM - 309882	41	Has attended site	Chapters 1-26
Fiona Phillips	Gold Fields	VP: Technical	AusIMM - 112538	24	Twice a year.	Overview and review of document. Chapters 1-5, 10 & 12-26
Trent Strickland	Gold Fields	Principal Geologist: Resources & Reserves	AusIMM - 211953 AIG - 6761,	17	Twice a year.	Geology and Resources. Chapters 1 - 11
Don Grimbeek	Gold Fields	Manager: Geology	AusIMM - 325556; SACNASP - 400086/9	35	Site employee	Chapters 1-26
Richard Tully	Gold Fields	Superintendent: Resource Geology	AusIMM – 992513 AIG - 2716,	19	Quarterly visits.	Resources Estimation Chapters 8 - 9 & 11
Neil Morris	Gold Fields	Superintendent: Mine Planning	AusIMM - 208320	18	Quarterly visits.	Reserves and Mining Chapters 1-5, 10 & 12-26

Note: c) The Qualified persons where not all able to attend site in 2021 for Mineral reserve and Mineral resource reviews, however, the Mineral reserve and Mineral resource were reviewed according to the Chapter 21 description. Some qualified persons have visited the site previous to 2021.

2.5 Report version update

This is the maiden technical report summary filed by Gold Fields on the Granny Smith property in Western Australia.

Page 17 | 136

3 Property description

3.1 Property location

Granny Smith is located 740 km northeast of Perth, the capital of Western Australia at latitude 28°51'09" S and longitude 122°18'35" E (Figure 1.2.1). The nearest population centre is the town of Laverton, 23 km to the north with a population of 871 as at 2016 (Figure 3.3.1). The closet major population centre is the city of Kalgoorlie-Boulder (population of ~29,000) 230 km to the south-southwest.

3.2 Ownership and area

The Company via its wholly owned subsidiary GSM Mining Company Pty Ltd (GSM) (Australian Company Number 165 235 030) controls prospecting, exploration, mining, miscellaneous and non-managed tenements covering a total area of 92,397 ha. The tenements are grouped into four major areas: Wallaby, Central Laverton, Barnicoat and Prendergast. The mineral tenements cover an area of approximately 81,827 ha and a further 10,570 hectares of miscellaneous and non-managed tenements.

Granny Smith has 100 % interest in all mineral rights on these leases, including 10,278 ha of miscellaneous licences for mine infrastructure such as pipelines and power lines. Granny Smith also has an interest in a further 2 tenements under the Merolia Joint Venture covering 291 ha. Granny Smith does not manage the joint venture tenements.

3.3 Property mineral titles, claims, mineral rights, leases and options

The Company via its wholly owned subsidiary Granny Smith has 100 % ownership of 35 granted Mining Leases, 27 granted Exploration Licenses, 22 granted Miscellaneous Licenses and 13 granted Prospecting Licences covering an area of 92,105 ha. A summary of the tenements is shown in Table 3.3.1 and illustrated in Figure 3.3.2.

Page 18 | 136

Figure 3.3.1: Granny Smith operating sites and infrastructure


Granny Smith Gold Mine - Infrastructure
425,000E
450,000E
N
W
E
S
Laverton Airport
Laverton
Datum : GDA94 MGA Zone 51
0
Kilometres
10
0
Miles
10
Old Laverton Road
Main Road to Laverton (Mount Weld Road)
6,825,000N
6,825,000N
Mt Weld Airstrip
Core Farm/Exploration Office
Granny Smith Mill
Mine Village
Goanna
Granny Smith
Administration
Windich
Wallaby UG Offices
Wallaby
6,800,000N
Lake Carey
Keringal
6,800,000N
Jubilee
LEGEND
Buildings
Main Roads
Roads
Ephemeral Watercourse
Gas Pipelines
Lease Outline
UG Mines / Deposits
Open Pits
Stockpiles
Tailings Storage Facility (TSF)
Waste Storage Facility (WSF)
6,775,000N
450,000E

Source: Granny Smith CPR, 2021

Page 19 | 136

Figure 3.3.2: Granny Smith mineral titles


Granny Smith Gold Mine - Tenement Map
Granny Smith Gold Mine
Laverton
Core Farm/Exploration Office
Granny Smith Administration
Mine Village
Goanna
Granny Smith
Windich
Wallaby
Wallaby UG Offices
Lake Carey
Keringal
Jubilee
Western Australia
425,000E
450,000E
475,000E
6,825,000N
6,800,000N
LEGEND
Buildings
Mines / Deposits
Town
Mining Lease
Exploration Licence
Miscellaneous Licence
Prospecting Licence
N
S
W
E
Datum : GDA94 MGA Zone 51
0 Kilometres 20
0 Miles 15

Source: Granny Smith CPR, 2021

All tenements are registered the name of Granny Smith which has security of tenure for all current exploration and mining leases that contribute to the Mineral resources and reserves described in this report.

Granny Smith does not have freehold ownership of the mining areas.

Page 20 | 136

P a g e 21 | 136 Table 3.3.1: List of Granny Smith tenements Number Grant date Expiry date Area (BL= blocks) (HA = hectares) Min. annual expenditure ($) Annual rent ($) Reporting group Term granted Exploration Licences E38/1935 29-May-08 28-May-22 17 BL $51,852 $8,525 Wallaby - C168/2001 5 Years (Extended) E38/2221 23-Mar-10 22-Mar-22 3 BL $37,037 $1,504 Central Laverton - C086/2002 5 Years (Extended) E38/2886 17-Jun-15 16-Jun-25 3 BL $22,222 $1,504 Central Laverton - C086/2002 5 Years (Extended) E38/2887 15-Apr-14 14-Apr-24 10 BL $51,852 $5,015 Central Laverton - C086/2002 5 Years (Extended) E38/2888 23-Jan-15 22-Jan-25 10 BL $37,037 Central Laverton - C086/2002 5 Years (Extended) E38/2924 16-Oct-15 15-Oct-25 7 BL $37,037 $3,510 Central Laverton - C086/2002 5 Years (Extended) E38/2925 23-Sep-14 22-Sep-24 2 BL $37,037 $1,003 Central Laverton - C086/2002 5 Years (Extended) E38/3005 09-Jul-15 08-Jul-25 3 BL $22,222 $1,504 Central Laverton - C086/2002 5 Years (Extended) E38/3025 17-Jun-15 16-Jun-25 11 BL $37,037 $5,516 Wallaby - C168/2001 5 Years (Extended) E38/3052 26-Apr-17 25-Apr-22 39 BL $43,333 $10,342 Central Laverton - C086/2002 5 Years E38/3095 28-Mar-17 27-Mar-22 13 BL $22,222 $3,447 Prendergast Shear - C160/2017 5 Years E38/3149 09-Feb-18 08-Feb-23 1 BL $7,407 $301 Prendergast Shear - C160/2017 5 Years E38/3162 03-Jul-17 02-Jul-22 5 BL $14,815 $1,326 Central Laverton - C086/2002 5 Years E38/3171 13-Sep-17 12-Sep-22 1 BL $7,407 $301 Central Laverton - C086/2002 5 Years E38/3172 16-Mar-17 15-Mar-22 1 BL $7,407 $301 Central Laverton - C086/2002 5 Years E38/3180 20-Mar-17 19-Mar-22 1 BL $7,407 $301 Central Laverton - C086/2002 5 Years E38/3181 20-Mar-17 19-Mar-22 1 BL $7,407 $265 Central Laverton - C086/2002 5 Years E38/3182 20-Mar-17 19-Mar-22 3 BL $14,815 $796 Central Laverton - C086/2002 5 Years E38/3204 10-Jul-17 09-Jul-22 14 BL $22,222 $3,713 Prendergast Shear - C160/2017 5 Years E38/3214 10-Oct-17 09-Oct-22 8 BL $22,222 $2,121 Prendergast Shear - C160/2017 5 Years E38/3215 10-Oct-17 09-Oct-22 4 BL $14,815 $1,061 Prendergast Shear - C160/2017 5 Years E38/3216 31-Jul-17 30-Jul-22 1 BL $7,407 $301 Central Laverton - C086/2002 5 Years E38/3239 01-Dec-17 30-Nov-22 7 BL $22,222 $1,856 Prendergast Shear - C160/2017 5 Years E38/3241 09-Feb-18 08-Feb-23 1 BL $7,407 $301 Prendergast Shear - C160/2017 5 Years E38/3242 09-Feb-18 08-Feb-23 1 BL $7,407 $301 Prendergast Shear - C160/2017 5 Years E38/3406 13-Feb-20 12-Feb-25 5 BL $11,111 $541 Prendergast Shear - C160/2017 5 Years E39/1260 29-May-08 28-May-22 29 BL $64,444 $14,543 Wallaby - C168/2001 5 Years (Extended) Miscellaneous Licences L38/106 26-Sep-06 25-Sep-27 200.00000 HA $2,919 21 Years L38/144 12-Aug-09 11-Aug-30 150.00000 HA $2,189 21 Years L38/148 23-Mar-09 22-Mar-30 1.00000 HA $15 21 Years L38/149 12-Aug-09 11-Aug-30 4.00000 HA $58 21 Years L38/223 17-Jun-13 16-Jun-34 6,058.00000 HA $2,692 21 Years L38/292 27-Sep-18 26-Sep-39 2,961.53070 HA $1,316 21 Years L38/326 24-Jan-19 23-Jan-40 14.50000 HA $0 21 Years L38/329 20-Sep-21 19-Sep-42 240.29052 HA $3,517 21 Years L38/330 01-Jul-21 30-Jun-42 154.47690 HA $2,262 21 Years L38/48 14-Oct-92 13-Oct-22 18.00000 HA $263 5 Years (Renewed) L38/50 11-Aug-93 10-Aug-23 74.30000 HA $1,094 5 Years (Renewed) L38/51 11-Aug-93 10-Aug-23 18.80000 HA $277 5 Years (Renewed) L38/58 18-Jan-95 17-Jan-25 28.00000 HA $0 5 Years (Renewed) L38/62 17-Feb-95 16-Feb-25 176.40000 HA $2,583 5 Years (Renewed) L38/69 17-Sep-98 16-Sep-23 22.90000 HA $336 5 Years (Renewed) L38/77 23-Jun-00 22-Jun-42 11.60000 HA $175 21 Years (Renewed) L38/80 07-Aug-00 06-Aug-42 21.10000 HA $321 21 Years (Renewed) L38/88 21-Nov-00 20-Nov-42 27.70000 HA $409 21 Years (Renewed) L38/95 12-Jul-02 11-Jul-23 3.23209 HA $58 21 Years L38/99 18-Dec-03 17-Dec-24 40.12065 HA $598 21 Years L39/109 15-Oct-99 14-Oct-41 14.70000 HA $219 21 Years (Renewed) L39/31 12-Apr-89 11-Apr-24 60.07000 HA $890 5 Years (Renewed) Mining Leases P a g e 22 | 136 Number Grant date Expiry date Area (BL= blocks) (HA = hectares) Min. annual expenditure ($) Annual rent ($) Reporting group Term granted M38/1131 11-Aug-08 10-Aug-29 486.65000 HA $36,074 $7,936 Central Laverton - C086/2002 21 Years M38/1136 03-Nov-09 02-Nov-30 422.75000 HA $31,333 $6,893 Wallaby - C168/2001 21 Years M38/1137 03-Nov-09 02-Nov-30 781.90000 HA $57,926 $12,744 Wallaby - C168/2001 21 Years M38/1144 28-Apr-09 27-Apr-30 581.35000 HA $43,111 $9,484 Central Laverton - C086/2002 21 Years M38/1145 28-Apr-09 27-Apr-30 806.75000 HA $59,778 $13,151 Central Laverton - C086/2002 21 Years M38/1146 23-Jun-09 22-Jun-30 800.00000 HA $59,259 $13,037 Central Laverton - C086/2002 21 Years M38/1280 29-Nov-18 28-Nov-39 10,245.00000 HA $758,889 $166,956 Wallaby - C168/2001 21 Years M38/161 24-May-88 23-May-30 787.65000 HA $58,370 $12,841 Central Laverton - C086/2002 21 Years (Renewed) M38/162 24-May-88 23-May-30 576.85000 HA $42,741 $9,403 Central Laverton - C086/2002 21 Years (Renewed) M38/167 30-Aug-88 29-Aug-30 19.44000 HA $7,407 $326 Central Laverton - C086/2002 21 Years (Renewed) M38/18 16-Oct-84 15-Oct-26 8.73400 HA $7,407 $147 Central Laverton - C086/2002 21 Years (Renewed) M38/191 13-Oct-88 12-Oct-30 993.25000 HA $73,630 $16,199 Central Laverton - C086/2002 21 Years (Renewed) M38/205 03-Mar-89 02-Mar-31 553.30000 HA $41,037 $9,028 Central Laverton - C086/2002 21 Years (Renewed) M38/253 04-Dec-89 03-Dec-31 60.88000 HA $7,407 $994 Central Laverton - C086/2002 21 Years (Renewed) M38/287 11-Sep-90 10-Sep-32 316.85000 HA $23,481 $5,166 Central Laverton - C086/2002 21 Years (Renewed) M38/288 11-Sep-90 10-Sep-32 870.85000 HA $64,519 $14,194 Central Laverton - C086/2002 21 Years (Renewed) M38/361 07-Sep-93 06-Sep-35 994.00000 HA $73,630 $16,199 Central Laverton - C086/2002 21 Years (Renewed) M38/362 07-Sep-93 06-Sep-35 999.10000 HA $74,074 $16,296 Central Laverton - C086/2002 21 Years (Renewed) M38/380 04-Feb-94 03-Feb-36 9.71900 HA $7,407 $163 Central Laverton - C086/2002 21 Years (Renewed) M38/389 25-Oct-94 24-Oct-36 558.50000 HA $41,407 $9,110 Central Laverton - C086/2002 21 Years (Renewed) M38/397 20-Oct-98 19-Oct-40 975.85000 HA $72,296 $15,905 Central Laverton - C086/2002 21 Years (Renewed) M38/440 20-Oct-98 19-Oct-40 315.15000 HA $23,407 $5,150 Central Laverton - C086/2002 21 Years (Renewed) M38/483 25-Nov-98 24-Nov-40 552.80000 HA $40,963 $9,012 Central Laverton - C086/2002 21 Years (Renewed) M38/525 20-Oct-98 19-Oct-40 240.35000 HA $17,852 $3,927 Central Laverton - C086/2002 21 Years (Renewed) M38/532 10-Jan-08 09-Jan-29 786.30000 HA $58,296 $12,825 Central Laverton - C086/2002 21 Years M38/533 10-Jan-08 09-Jan-29 878.30000 HA $65,111 $14,324 Central Laverton - C086/2002 21 Years M38/560 18-Nov-08 17-Nov-29 928.70000 HA $68,815 $15,139 Wallaby - C168/2001 21 Years M38/593 18-Jan-08 17-Jan-29 455.90000 HA $33,778 $0 Wallaby - C168/2001 21 Years M38/690 02-Mar-00 01-Mar-42 901.10000 HA $66,815 $14,699 Wallaby - C168/2001 21 Years (Renewed) M38/691 02-Mar-00 01-Mar-42 300.50000 HA $22,296 $4,905 Wallaby - C168/2001 21 Years (Renewed) M38/692 02-Mar-00 01-Mar-42 901.60000 HA $66,815 $14,699 Wallaby - C168/2001 21 Years (Renewed) M38/725 13-Jan-03 12-Jan-24 985.15000 HA $73,037 $16,068 Wallaby - C168/2001 21 Years M38/726 18-Jan-08 17-Jan-29 981.05000 HA $72,741 $0 Wallaby - C168/2001 21 Years M38/744 18-Jan-08 17-Jan-29 220.20000 HA $16,370 $0 Wallaby - C168/2001 21 Years M38/849 10-Feb-09 09-Feb-30 894.90000 HA $66,296 $14,585 Wallaby - C168/2001 21 Years Prospecting Licences P38/4181 29-Mar-17 28-Mar-25 44.97000 HA $1,481 $110 Central Laverton - C086/2002 4 Years (Extended) P38/4182 04-Apr-16 03-Apr-24 196.00000 HA $5,807 $479 Central Laverton - C086/2002 4 Years (Extended) P38/4183 04-Apr-16 03-Apr-24 189.76000 HA $5,630 $464 Central Laverton - C086/2002 4 Years (Extended) P38/4190 02-Jun-16 01-Jun-24 132.20000 HA $3,941 $325 Central Laverton - C086/2002 4 Years (Extended) P38/4208 16-Apr-18 15-Apr-22 193.75000 HA $5,748 $474 Prendergast Shear - C160/2017 4 Years P38/4342 07-Dec-17 06-Dec-21 166.00000 HA $4,919 $406 Prendergast Shear - C160/2017 4 Years P38/4343 07-Jul-17 06-Jul-25 138.45250 HA $4,119 $340 Prendergast Shear - C160/2017 4 Years (Extended) P38/4344 07-Jul-17 06-Jul-25 27.89730 HA $1,481 $68 Prendergast Shear - C160/2017 4 Years (Extended) P38/4345 07-Jul-17 06-Jul-25 25.98410 HA $1,481 $64 Prendergast Shear - C160/2017 4 Years (Extended) P38/4407 14-Nov-17 13-Nov-21 40.43960 HA $1,481 $100 Wallaby - C168/2001 4 Years P38/4423 08-Feb-18 07-Feb-22 184.70150 HA $5,481 $452 Prendergast Shear - C160/2017 4 Years P38/4424 08-Feb-18 07-Feb-22 103.16850 HA $3,081 $254 Prendergast Shear - C160/2017 4 Years P38/4513 02-Jul-21 01-Jul-25 2.01076 HA $1,481 $24 Wallaby - C168/2001; Wallaby - C168/2001 4 Years Note: a) The Qualified persons opinion is that licenses and tenements can be renewed or extended as require. Source: Granny Smith CPR, 2021 P a g e 23 | 136 3.4 Mineral rights description The operation of mining and associated activities at Granny Smith are governed by numerous Western Australian Government Acts. This section summarises published information available from the Western Australian Department of Mines, Industry Regulation and Safety (DMIRS). The Western Australian Mining Act 1978 (WA) (the Mining Act (1978)) is the principal legislation governing exploration and mining on land in Western Australia. Licenses and leases for, among other things, prospecting, exploration and mining must be obtained pursuant to the requirements of the Mining Act (1978) before the relevant activity can begin. Application fees and annual rental payments are payable in respect of each tenement. Where Native Title has not been extinguished, Native Title legislation may apply to the grant of tenure and some subsequent administrative processes. Heritage legislation may operate to preclude or regulate the disturbance of a particular area. Prospecting licences are granted over a maximum area of 200 ha and have an initial period of four years and can be extended by one period of four years. Exploration Licences are granted for five years plus a possible extension of five years and further periods of two years thereafter with 40 % per cent of ground to be surrendered at the end of year six. If the holder of a Prospecting or Exploration Licence establishes indications of an economic mineral deposit and expends a minimum level of investment, it may apply for a Mining Lease which gives the holder exclusive mining rights with respect to all minerals on the property. It is possible for one party to own the surface of the property and for another to own the mineral rights. An application for a Mining Lease must be accompanied by one of the following:  A Mining Proposal completed in accordance with the guidelines.  A statement of mining operations and a mineralisation report prepared by a Qualified person.  A statement of mining operations and a resource report that complies with the JORC Code that has been made to the Australian Securities Exchange (ASX). The maximum initial term of a Mining Lease is 21 years, and the holder has the right to renew the lease for a further period of 21 years. Subsequent renewals are subject to the minister’s discretion and the lease can only be assigned with the consent of the relevant minister. Prescribed minimum annual expenditure commitments and activity reporting requirements apply to holders of Exploration and Prospecting Licences and Mining Leases. Miscellaneous Licences are granted for purposes such as a roads, infrastructure and pipelines. Mining operations on tenements in Western Australia must be developed and operated in compliance with various Commonwealth and State legislative requirements. The operation of Granny Smith is under the control of the following Western Australian Government legislation.  Mining Act (1978)  Environmental Protection Act (1986) and Environmental Protection Amendment Act (2004)  Contaminated Sites Act (2003)  Environmental Protection (Clearing of Native Vegetation) Regulations (2004)  Rights in Water and Irrigation Act (1914)  Conservation and Land Management Act (1984)  Wildlife Conservation Act (1950)  Country Areas Water Supply Act (1947)  Aboriginal Heritage Act (1972) P a g e 24 | 136  Heritage of Western Australia Act (1990)  Environmental Protection Regulations (1987)  Environmental Protection (Unauthorised Discharge) Regulations (2004)  Mining Rehabilitation Fund Act (2012) The operation of Granny Smith is also under the authority of the following Commonwealth of Australia Government legislation.  Environmental Protection and Biodiversity Conservation Act (1999)  National Greenhouse and Energy Reporting Act (2007) The governing Western Australian agencies are the Department of Water and Environmental Regulation (DWER), the Department of Planning, Lands and Heritage (DPLH) and the DMIRS. Mineral royalty rates are prescribed under the Mining Regulations 1981. For gold, an ad valorem royalty rate of 2.5 % is applied. Granny Smith also holds regulatory licences and registrations that govern various aspects of environmental management as disclosed in Section 16.1. 3.5 Encumbrances Other regulatory requirements including those associated with the operation and management of mining, rehabilitation and exploration activities are managed under the Mining Act (1978) in the form of tenement conditions administered by the DMIRS. Section 16.1 discloses the remediation and reclamation guarantees that are pertinent to Granny Smith. Granny Smith received no fines during 2021.

P a g e 25 | 136 3.6 Other significant factors and risks There are no other significant factors and risks that may affect access, title, or the right or ability to perform work on the Property. If mine expansions are required into areas currently held under an Exploration License, conversion to a Mining Lease is required prior to the commencing mining. This may also trigger negotiations under the Native Title Act 1993 with the relevant Traditional Owners, which must be undertaken prior to the grant of tenure. Aboriginal cultural heritage consultation, surveys and approvals are required for most mining and exploration activities, which requires engagement with relevant Traditional Owners. In most cases, agreements exist to facilitate this process. The permitting and licensing requirements required to start a new mining operation (or expand or modify existing operations) may also include local disturbance, clearing, environmental, power, water extraction and waste disposal, which follow well established authorisation protocols with the relevant government authorities. The Qualified persons are not aware of any other current or pending legal matters that may have an influence on the rights to explore or mine for minerals at Granny Smith. The Qualified person has relied on information provided by the Registrant in preparing its findings and conclusions regarding other significant factors and risks. A review of recent Company public disclosure documents including the annual report (Form 20-F for the 12 months ended 31 December 2021) do not contain any statements by the directors on any legal proceedings or other material conditions (other than as set out above) that may impact on the Company’s ability to continue mining or exploration activities at Granny Smith. 3.7 Royalties or similar interest Granny Smith also has an interest in a further 2 mining tenements covering 291 ha under the Merolia Joint Venture with Focus Minerals. Under the Joint Venture, Granny Smith has a free-carried 5 % interest in the tenements until a decision to mine is made, at which point Granny Smith will be required to contribute to Joint Venture expenditure, or dilute out of the Joint venture completely. P a g e 26 | 136 4 Accessibility, climate, local resources, infrastructure and physiography 4.1 Topography, elevation, and vegetation The topography of Granny Smith is characterised by low relief containing only a few low ridges with elevations ranging from 400 m to 420 m above sea level. The most significant geomorphological feature of the area is the 750 km² Lake Carey salt lake. The area is sparsely vegetated by mainly acacia species with larger eucalypts adjacent to creeks. The Qualified person’s opinion is that the revegetation proposed will adequately remediate any disturbance to the satisfaction of the community and authorities and the revegetation of tailings facilities will be in line with Company procedures and will minimise toxins. 4.2 Access Access to Granny Smith is via the unsealed Mt Weld Road from the town of Laverton (Figure 3.3.1). Laverton is 390 km and 950 km by sealed road from the cities of Kalgoorlie-Boulder and Perth respectively. The Wallaby operations are 13 km by road to the southwest of the Granny Smith process plant. Granny Smith is serviced by private charter flights from Perth to Laverton airport, four days a week. 4.3 Climate The climate is classified as semi-arid with temperatures ranging from an average minimum of 15 °C in July to an average maximum of 36 °C in January. Temperature extremes range from below freezing on winter nights to above 45 °C on summer days. Mean annual rainfall is 275 mm and although the mean monthly rainfall is relatively consistent, high rainfall events can occur during late summer and early autumn due to remnant cyclonic activity. However, these events are relatively rare and have little effect on mine operations. The most reliable rains occur in winter from cold fronts arriving from the west, and cloud bands from the northwest. January and February are the wettest months with an average of above 40 mm. Evaporation rates are high and there are no naturally occurring perennial lakes, streams or rivers in the region. No extreme climate conditions are experienced that materially affect operations apart from periodic high rainfall events which can temporarily interrupt operations. 4.4 Infrastructure Granny Smith is currently an underground gold mining operation with associated infrastructure and facilities that operate year-round. In addition to the Wallaby underground mine accessed by decline, major infrastructure owned and operated by Granny Smith includes a 3.5 Mt per annum CIP process plant, tailings storage facility (TSF), haul roads, administration centres and an accommodation village (Figure 3.3.1). Other significant facilities include:  Reagent storage and mixing facilities.  Process laboratory.  Process maintenance and warehouse facilities.  Power generation plant and substation.  Fuel storage.  Raw water tanks and reverse osmosis water treatment system.  Process water storage pond.  Airstrip. P a g e 27 | 136  Borefields.  Paste Plant. Additional administration offices (mine engineering, geology, mine safety and training), a mine equipment workshop, warehouse and core yard are located at the Wallaby mine. The main gas fired power station is located approximately halfway between Granny Smith and Wallaby. A new hybrid power system, comprising more than 20,000 solar panels (7 MW capacity) supported by a 2 MW/1 MWh battery system was commissioned in 2020 to supplement the existing gas power station. In 2021 Granny Smith signed a Water Agreement with Mt Weld Mining to continue freshwater supply until October 2023. Granny Smith owns and maintains the infrastructure (including powerlines, production bores, monitoring bores, pumps and pipelines) associated with the Mt Weld Bore field while suppling water to Mt Weld Mining and Granny Smith. An additional freshwater source, North Keringal Borefield, is under contraction with production bores, monitoring bores, roads and power lines scheduled for completion in Q1 2022. This water source will supply up to 1 Gl of freshwater per year. An additional Stage 2 North Keringal Borefield is currently in planning phase and is expected to be able to supply an additional 1 Gl per year for Granny Smith. The 950 room accommodation village is located 1.5 km west of the process plant. The majority of the Granny Smith workforce are fly-in fly-out (FIFO) from Perth with a small number of employees residing in Laverton and Kalgoorlie. Work rosters are predominantly based on 8 days on, 6 days off cycles; however, some contractors operate on longer rosters such as 2 weeks on, 1 week off. Supplies are delivered to site via road transport from either Kalgoorlie or Perth via Mt Weld Road Further details regarding the infrastructure are provided in Section 15. The nearest population centre is the town of Laverton, 23 km to the north, with a population of 1,217 as at 2017. Facilities at Laverton include an airstrip, accommodation, police station, hospital, general store, supermarket, post office, service station, school, library, aquatic centre and hotel. The closest major population centre is the city of Kalgoorlie-Boulder (population of approximately 30,000). 4.5 Book Value The economic analysis disclosed in Chapter 19 is in respect of attributable Mineral reserves only and excludes Mineral resources and lower grade material. The assumptions, parameters and cashflows are only intended to support the reserve declaration of the operation. Certain assumptions and estimates might differ from the long-term outlook or actual results of the operation, including the commodity prices used, which are materially different from current spot prices. Changes in these assumptions may result in significant changes to mine plans, models and the NPV of the operation. The Mineral reserves will therefore not necessarily represent the total future economic benefit that can be derived from the Property. Net Book value of property plant and equipment consists mainly out of land, mining infrastructure, mine development, mineral and surface rights and processing plant related assets of the Property. Granny Smith has a book value of $359.6. The Qualified person is of the opinion that the book value estimated as described is expected to be different to the NPV for the attributable reserve only. P a g e 28 | 136 5 History Gold was first identified and pegged in the Granny Smith area by prospector Raymond Smith in 1979. Following a series of exploration joint ventures, significant bedrock gold mineralisation was identified by Canyon Resources Ltd in 1982. The tenements were subsequently acquired by Delta Gold NL in 1983. At around the same time, CSR Limited identified gold mineralisation on the adjoining tenements and a joint venture was formed with Delta Gold in 1984. Drilling programs completed between 1985 and 1988 outlined the Windich, Granny and Goanna gold deposits. In 1988, CSR sold its interest to Placer Pacific Ltd (60%) with the remaining 40 % held by Delta Gold. In 1989, a feasibility study was completed, and production commenced at the Granny pit and continued concurrently with the development of Goanna, Windich and other nearby satellite pits. The Wallaby deposit was discovered in 1998 following the acquisition of the adjoining ground from Newcrest Mining Ltd in 1992. First open pit ore was mined in 2001 and underground operations commenced in December 2005. Barrick Gold acquired Placer Dome in 2006 and Gold Fields acquired 100 % of Granny Smith in Q4 2013 as part of its purchase of Barrick Gold’s Yilgarn South operations. At Wallaby, underground exploration drilling in 2021 continued to expand the footprint of the Zone 135 lodes, the deepest planned mining area at ~1,450 m below surface. Exploration drilling is ongoing down to Zone 150, along with regional exploration programs evaluating other high- quality surface exploration targets. The Qualified person is of the opinion that the historic exploration results have been superseded and supplemented by more recent exploration undertaken by Gold Fields for areas of current interest and that any historic errors or deficiencies will have little influence on the current Mineral resource models or the life-of-mine reserves.

P a g e 29 | 136 6 Geological setting and mineralisation 6.1 Geological setting Granny Smith is in the Kurnalpi Terrane of the Archean Yilgarn Craton, a 2.7 Ga granite-greenstone terrane in southern Western Australia. At a regional scale, the host greenstone belt is dominated by the Mt Margaret Dome in the northwest and the Kirgella Dome in the southeast (Figure 6.2.1). These domes are flanked to the east and west by north-northwest striking shear zones of the Laverton Tectonic Zone, with the central zone between the two domes being dominated by north to north- northeast striking sigmoidal shear zones. These distinctly different strikes to the shear zones developed early in the tectonic evolution and resulted in a favourable architecture for late-stage orogenic gold mineralisation. The stratigraphy of the Laverton region is defined broadly by a mafic–ultramafic succession overlain by an intermediate volcanic succession, which in turn, is overlain by siliciclastic basin successions (e.g. Granny Smith Basin and the Wallaby Conglomerate) and intruded by temporally and chemically distinct suites of felsic to mafic intrusive rocks. A significant unconformity occurs between the intermediate volcanic succession and the overlying siliciclastic basins. The basin forming mechanisms are the source of much debate, varying from remnants of a region-wide basin, perched basins developed in a fold and thrust belt, to extensional basins. There are two distinctly different types of basin successions; one forming linear geometries such as the Mt Lucky Conglomerate, and a second type; the Wallaby Conglomerate, that wraps around the southern margin of the Mt Margaret Dome. 6.2 Mineralisation 6.2.1 Granny Smith corridor The Granny Smith gold deposits (including the Windich, Granny and Goanna lodes) occur along a north-trending structural corridor (Figure 6.2.3). The eastern contact zone of a granitoid intrusion within the metasedimentary rocks is the locus of the Granny Smith corridor mineralisation. The metasedimentary rocks consist of quartz-rich greywacke, lithic wacke and minor shale, and sandstone interbeds, with a basal conglomerate of clasts of shale, quartz, quartzite, BIF and feldspar-phyric volcanic rocks. The Granny Smith granodiorite is a small (2 km × 5 km) elongate pluton which is porphyritic and has mafic-rich margins. Aplitic pegmatite dykes, which only cut the granitoid, represent the last magmatic phase. The present erosional level is close to the roof of the pluton, and in places has a thin cap of sedimentary rocks. P a g e 30 | 136 Figure 6.2.1: Granny Smith – regional geology Source: Granny Smith CPR, 2021 P a g e 31 | 136 Figure 6.2.2: Granny Smith – stratigraphic section Source: Granny Smith CPR, 2021 P a g e 32 | 136 Figure 6.2.3: Geology of the Granny Smith mineralised corridor Source: Granny Smith CPR, 2021 The pluton is surrounded by a 200 m-300 m wide contact metamorphic aureole that is progressively zoned from the granitoid contact outwards through a several metres-wide hornfelsed margin, to an andalusite-bearing slate, and finally to a slate with mica spots. Intrusive breccias and miarolitic cavities suggest a high-level intrusion, where a volatile phase was exsolved from the magma during or after high-level emplacement. The granitoid and gold mineralisation are cut by carbonatite and lamprophyre dykes. Late-stage plagioclase porphyry dykes have also intruded into the sedimentary sequence.

Gold mineralisation within the Granny Smith corridor is closely associated with a north-south striking and shallow east-dipping reverse (thrust) fault zone that partly follows the contact between the granitoid and host sedimentary sequence. Some of the porphyry dykes in the sedimentary sequence and their contacts are also mineralised. Mineralisation occurs along a strike length of 3.7 km and has been observed up to 850 m down dip on the main east dipping lodes but remains open at depth. Conjugate west dipping lodes extend up to 350 m off the main trend at intermittent intervals and are more regular at the southern (Windich) end of the Granny Smith corridor.

The gold mineralisation follows the granitoid contact where it dips at low angles (<50°). Some of the highest grades are recorded from the sediments just above the intrusive contact where the contact is shallow dipping and irregular. However, where the dip of the contact is greater, mineralisation occurs either in the granitoid or roughly follows bedding in the sedimentary rock. Mineralisation within the granitoid, is confined to a sub-horizontal zone that can be up to 60 m thick.

Brittle and brittle-ductile deformation has occurred in the granitoid and sedimentary units respectively. Two stages of alteration associated with gold mineralisation are recognised in the Granny and Windich deposits. These include:

- Earlier hematite alteration and sericite-carbonate overprinting alteration. The widespread and pervasive hematite alteration is exhibited as a hematite dusting of the feldspars in the granitoid.
- Fracture controlled sericite-carbonate alteration in the alteration envelopes of a network of thin millimetre-scale ankerite-quartz breccia veins, which represents the main mineralisation stage.

Gold occurs in both the veins and alteration haloes. Gold grade is strongly correlated with the intensity of associated pyrite alteration, and typical high-grade ore is a thoroughly brecciated and bleached, ankerite-pyrite-silica±sericite altered rock. Pyrite is the main sulphide phase; however, there is minor pyrrhotite, chalcopyrite, galena, sphalerite and arsenopyrite. Gold, silver and lead tellurides occur mainly in rare late-stage quartz-ankerite veins.

At Windich, the gold mineralisation occurs in both the granitoid and sedimentary units. The controls on mineralisation are similar to those at the Granny deposit; however, the dip of the contact is generally steeper with a wider zone of low-grade mineralisation in the granitoid.

Goanna is the northernmost and smallest of the three deposits within the Granny Smith corridor. The deposit is entirely within the sedimentary units, with more banded iron formation and no conglomerate units. The gold mineralisation is hosted predominantly by coarser grained sedimentary units, with the mineralised (alteration) zone approximately 5 m thick but can be up to 15 m thick. The highest gold grades occur where the moderately east dipping, reverse fault intersects BIF in the hangingwall. The gold mineralisation is associated with intense pervasive alteration consisting of silica-pyrite ± Fe-carbonate-sericite-albite. Veining (quartz-carbonate) within the mineralised zones is generally absent.

6.2.2 Wallaby

The Wallaby gold deposit is hosted within a thick matrix-supported, mafic conglomerate unit (Wallaby conglomerate) that dips moderately to the southeast and is intruded by a suite of fractionated alkaline dykes on the south-eastern margin of the Mt Margaret Dome. Regional-scale structures near the deposit include:

- Dominant north-south trending, near vertical fault systems such as the Chatterbox Fault.
- East-northeast trending faults, dipping moderately to steeply to the south.

The Chatterbox Fault is hypothesized as one of the main structures that control the location of the Wallaby deposit. The east-northeast faults are interpreted as extensional faults developed during basin growth that were later inverted. One of the largest of these structures, Thet's Shear, is a 250 m wide zone of intense alteration and ductile deformation that underlies the Wallaby deposit

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The alkaline dyke suite in the core of the Wallaby gold deposit displays increasing fractionation from an early-stage northeast trending mafic monzonite through to monzonite, followed by syenite, syenite porphyry, and late-stage carbonatite. The intrusives are concave in profile, stacked one above the other, plunge 50º to the south and are inferred related to the intersection of north-south and northeast trending structures. Late-stage post-mineralisation lamprophyres occur as narrow east-northeast trending vertical dykes.

A 600 m × 800 m wide zone consisting of actinolite-magnetite-calcite ± epidote ± pyrite alteration affects the intrusives and conglomerates and forms a broadly pipe-shaped body dipping approximately 50 º to the south. Early magmatic intrusions such as mafic monzonite and monzonite are overprinted by the actinolite-magnetite-calcite alteration, while younger syenite and porphyritic syenite intrusions are unaltered. This suggests that some intrusions predate or are synchronous with the main alteration event.

The distal alteration assemblages comprise chlorite, calcite and magnetite, with the magnetite content decreasing with distance from the centre of the pipe.

The actinolite-magnetite-calcite alteration event is accompanied by the formation of generally <20 cm calc-silicate veins that comprise assemblages of mostly andradite garnet and clinopyroxene and abundant carbonate-rich veins up to 1 m thick, with variable amounts of biotite, magnetite and garnet.

Four dominant gold-related structural domains are identified in the Wallaby deposit:

- Fracture mesh lodes developed at the intersections of brittle structures (faults and veins), dip and strike changes along structures, and gold mineralisation linked to the development of laminated and quartz breccia veins. These develop due to the intersection of primary fault structures or between closely spaced primary fault structures via linking extension veins (tension gashes). The primary fault structures (or backbone structures) are identified by the existence of parallel laminated quartz veins (1-5 cm wide) and strong dolomite alteration adjacent to these faults.
- Horsetail domain lodes developed where the lode fault diverges into multiple faults with extensive extension veins formed between the faults. The mineralisation-related alteration is restricted to discrete zones around the faults, with the bulk of the wallrock containing barren actinolite-magnetite alteration. The horsetail domain is viewed as a small fractal version of the main fracture mesh lodes.
- Ductile shear-controlled gold lodes resulting from the intersection between brittle structures and earlier ductile shears and cleavages associated with north oriented shearing. The lodes are marked by a series of discrete anastomosing brittle faults that have minimal parallel veining with extensive mineralisation between these structures. The mineralisation is variably developed with gradational alteration contacts following the ductile shears away from the lodes.
- Hematite associated gold lodes distinguished by an assemblage of quartz, iron-rich dolomite, hematite and gold. These lodes are overprinted by later gold lodes (fracture mesh and ductile shear) associated with sinistral movement.

The gold lodes form a series of stacked zones with two distinct geometries; 5 to 20 m thick sub-horizontal to gently northeast dipping lodes measuring approximately 800 m along strike and 1.1 km down dip and narrower, moderately northeast-dipping lodes. The major flat lying lodes typically have vertical separation of 150-250 m and offset to the south with depth, following the hanging-wall of Thet's shear zone (Figure 6.2.4). Existing models suggest that the low angle lodes formed within a north-west/south-east phase of compression. A series of east-west striking vertical lodes is present as linking structures between the main horizontal lodes.

The main gold mineralising event is associated with dolomite-albite alteration which bleaches the conglomerate to a distinctive fawn/green colour. Sulphidation appears to be the main gold deposition mechanism. Lower grade areas are associated with carbonate-biotite and early-stage hematite alteration.

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Gold Fields

Figure 6.2.4: Wallaby lodes and intrusive system (west view)


S
Granny Smith : Geological Section (Wallaby Deposit)
N
Zone 250-60
Zone 70
Zone 80
Zone 90
Zone 100
Zone 110-120
Zone 135
Zone 150
Zone 160
0m RL
-1000m RL
2.3km
500 metres
0.5 miles
806000N
807000N
808000N
809000N
AU-GSM-P00123AA-J00105

Source: Granny Smith CPR, 2021

Gold occurs along micro-fractures within pyrite and generally ranges from 1 -20µm in size. It also occurs as larger (up to several millimetres) grains within quartz veining, either in strongly dolomite-albite altered rocks or in small veins within a few metres of an ore zone. Coarse visible gold is also observed in narrow (<5 mm) moderate to steeply dipping quartz-carbonate veins.

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6.2.3 Hillside

The geology of the Hillside gold deposit, 6 km south-west of Granny Smith, comprises three zones separated by two interpreted north-northeast trending first order faults of the Laverton Tectonic Zone (Figure 6.2.1):

- Western zone - mafic volcanic rocks, BIF, argillite and arenite with irregularly developed polymictic conglomerate.
- Central zone – basalt, ultramafic flows, argillites, BIF and minor dolerite.
- Eastern zone - shale and turbiditic sequence intruded by dolerite.

The area has undergone metamorphism to greenschist facies.

Gold mineralisation at Hillside is hosted by a carbonate-muscovite-quartz-pyrite-(magnetite-biotite) altered basalt exhibiting a pervasive shear fabric. There is frequent segregation into carbonate-quartz-rich and muscovite-rich domains, leading to a banded appearance. Mineralisation occurs along a strike length of 480 m and extends 200 m down dip.

Three generations of quartz veining are recognised.

- Thin ptygmatic and isoclinally folded veins and foliation-parallel veins, interpreted to be pre to syn-shearing. These are not mineralised.
- Sub-horizontal, gently west-dipping extensional quartz-carbonate veins with strongly developed carbonate-muscovite-quartz-pyrite-arsenopyrite selvedges. These veins crosscut the shear fabric and are the main host for the gold mineralisation.
- Steeply west to southwest-dipping quartz veins, that also crosscut the shear fabric, and have somewhat weaker alteration selvedges. These veins can also host gold mineralisation.

Pyrite and arsenopyrite are the two major sulphide phases present. Gold appears to be associated intimately with arsenopyrite.

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P a g e 37 | 136 7 Exploration 7.1 Exploration Exploration activities at Granny Smith during 2021 were focused extensions to the Wallaby deposit to increase Mineral resources and Mineral reserves, and across the broader tenement package with the aim of discovering new gold deposits. Given Granny Smith is a well-established production stage property with a significant Mineral resource and reserve base, it is not disclosing any exploration targets During 2021, $12.7 m (A$17 m) was spent on near-mine exploration at Granny Smith. The mine’s Mineral reserves increased by 2 % to 2.2 Moz and Mineral resources increased by 2 % to 8.1 Moz. Drilling activity was focussed on infill and extensions to Zones 135 and 150 at Wallaby. 7.2 Drilling 7.2.1 Type and extent During 2021, 72,947 m of drilling was completed, with most activity focused on extending known mineralisation at Wallaby. Drilling activities were undertaken elsewhere on the property on early stage projects with potential to provide new mining fronts in the future. Granny Smith is a production stage property and the results from this work are not considered material for the purpose of this report. The Qualified person’s opinion is that a register of individual drill results would be too voluminous, potentially misleading and not relevant to the current reporting of Mineral resources and Mineral reserves. In-mine exploration and resource diamond drilling at Wallaby included extensional drilling targeting Zone 135 and Zone 150 (Figure 6.2.4). A summary of the exploration drilling physicals for 2021 is shown in Table 7.2.1. Table 7.2.1: Summary of Granny Smith drilling – 2021 Type For the year ending 31 December 2021 Metres A$m US$m Air Core 0 $0 $0 Reverse Circulation 2,850 $0.2 $0.1 Diamond Core Drilling 70,098 $9.6 $7.2 Total 72,947 $9.8 $7.3 Note: a) Drilling costs only. No additional costs such as assaying or administration quoted on this table b) Infill exploration is reported separately from exploration. c) Average exchange rate A$1:US$0.7511. d) All procedures and parameters applied to the surveys and investigations are appropriate for the style of mineralisation being prospected. e) The exploration programs have confirmed continuity of geology and controls on gold mineralisation in key areas. f) There were no material variations encountered during the 2021 exploration programs. g) Based on the 2021 exploration and results a 2022 exploration budget has been approved to retain traction on the programs and to progress leading projects. Source: Granny Smith CPR, 2021 All Surface Exploration Drilling Services are provided by Ausdrill Pty Ltd. Diamond drilling is conducted via KWL 1600 diamond drill rigs usually using HQ hole diameters through the weathered zone and changing to NQ2 size once competent ground is reached. All Underground Exploration Drilling Services are provided by Barminco Pty Ltd. Diamond drilling is conducted using a variety of diamond drill rigs including:  Epiroc Diamec U8  Epiroc Diamec MCR P a g e 38 | 136  Epiroc Diamec Smart 6M  Newland Erebus  Boart Longyear LM90 All underground diamond drill rigs usually use HQ and NQ2 hole diameters. 7.2.2 Procedures Survey Underground drill collar positions are surveyed by the mine surveyors using a Leica Total Station. A TN-14 Gyro tool is used by the drillers to align the rig to the correct azimuth and dip while using foresight and backsight markups as a reference for rig positioning. Surface drill collar positions are set out using a Garmin handheld GPS and picked up by the mine surveyors using differential GPS. Wallaby, Granny Smith/Hillside have different local grids. The Wallaby grid is oriented +00° 20' 08” from true north and the Granny Smith /Hillside grid is oriented +00° 16' 40” from true north. Regional scale (outside of the mine areas) maps and sections are produced using MGA94 Zone 51 coordinates. All drillholes are picked up in local grid and converted to MGA94-51 grid using acQuire© software. Both sets of coordinates are stored. All recent DD holes were surveyed downhole using a single shot camera and non-magnetic, multi-shot gyro. Downhole surveys are routinely undertaken by the drilling contractor and validated by a geologist. RC drillhole samples are collected every metre via a cyclone with the whole sample presented to a splitter attached to the cyclone from which a 3 kg – 5 kg sample is produced. Most samples are dry on collection. Where wet samples are encountered, this information is recorded and preserved in the database against that interval. AC drillhole samples are collected in a bucket/bag via a cyclone with 2 m composites weighing 2 kg – 3 kg produced. In paleochannels, 1 m composites are collected. Both the RC and AC samples are taken by the rig offsider whilst drilling and collected by the field technicians. Diamond core sampling is completed on whole (grade control) or half core. DDH samples are taken according to a cut sheet compiled by the geologist. Sample intervals range from 0.3 m – 1.0 m around mineralised structures and areas of altered intrusive material. Sampling is continued for 6 m and 2 m outside major and minor mineralised structures respectively. Where the core is not required to be cut, whole core samples are taken (underground mine definition and grade control drilling). When core is to be half core sampled it is orientated by assembling it along a steel orientation bar. Successful orientation marks are indicated on the core by a red line at the start of the drill run marked by the drill crew. Once the core is assembled, orientation marks are inspected and checked for accuracy. Orientation lines are marked on the bottom of the hole. The core is cut using a core saw along the orientation line, with the resulting half core closest to the operator being sampled and the remainder of the core being retained. Core recoveries are measured by geological staff as a percentage between core runs. In general, core recoveries are very high and there are no issues with samples not being representative. Grade control channel samples are also collected from underground faces using a jumbo drill depending on the geology and alteration present. The samples are retrieved with a sample catcher basket attached to the boom. Five to seven channel samples are usually taken from each face. Samples for analysis are assigned a unique sample number for internal and database tracking and laboratory processing and are bagged in pre-numbered calico bags and submitted with a sample submission form. Drill rig supervision is performed by a suitable GFA representative. P a g e 39 | 136 There are no drilling, sampling, or recovery factors that could materially affect the accuracy and reliability of drilling results. The Qualified person’s opinion of the 2021 exploration and resource extension drilling is: a) All drilling and exploration field activities are supervised to ensure health and safety and maintain appropriate technical standards. b) The drillhole surveys are adequate by type and length for the intended purpose. c) Utilising orientated core significantly enhances recorded information to assist with 3-D modelling. d) The drillhole database and subsequent modelling aligns to core recovery losses and should not cause material errors. e) Post QA/QC screening and validation exploration results are incorporated into the estimation of Mineral resources; the categorisation of Mineral resources is described in Chapter 11. f) Validated exploration results are used in the 31 December 2021 Mineral resource estimation. Individual exploration drillhole information is not viewed as significant or material to the Mineral resource and Mineral reserve reporting at Granny Smith and consequently exploration data is not presented. Core orientation A Reflex ACT II RD or ACT III orientation tool is used to orient the drill core. An orientation is attempted every run. At the core farm, the oriented core is prepared by assembling it along a steel orientation bar. Successful orientation marks are indicated on the core by a red line at the start of the drill run marked by the drill crew. Once the core is assembled, orientation marks are inspected and checked for accuracy. Orientation lines are marked on the bottom of the hole, allowing the orientation accuracy information to be seen on core photographs. At least two continuous good orientation marks are required before information recorded from the orientation line can be gauged as accurate, with three continuous orientation marks indicating a high level of accuracy. Logging Data collected includes detailed logging of all drillhole chips and core to extract maximum data and value from the available information. The logging may be as broad spaced as 1 m composite chips for AC and RC drilling to centimetre scale for structures and alteration in diamond core. In most cases routine data collected includes lithology, structure, stratigraphy, mineralisation, alteration, geophysical (magnetic properties) and geochemical properties (multi- element assays) and physical measurements (rock hardness, geotechnical RQD's, density, acid rock drainage). Core recoveries and density measurements are also taken. Core recoveries are measured by geological staff as a percentage between core runs. In general, core recoveries are very high and there are no issues with samples not being representative. AC and RC sample recovery are usually of no concern. In case of poor sample recovery, the driller will document this on the drill pods and the geologist will also take note during the logging process. Standard logging conventions (lithology, alteration, structures and quartz veins) are used to capture the information. Most of the observations are captured electronically using acQuire® logging software on laptops, while the remainder is recorded on paper. Numerous validation steps are built into the acQuire® logging software and all codes are selected from drop down lists. Diamond core is delivered by the drilling contractor to the Wallaby and Exploration core farm facilities where it is logged and processed for sampling. AC and RC logging is usually conducted in the field directly from drill spoils or at the office from representative sub-samples collected by field technicians into chip trays. All data is uploaded into the mine acQuire® database via a wireless network. P a g e 40 | 136 In some cases, additional work is completed off site by technical experts including petrographic analyses, mineralogy, and geochronology as part of ongoing research and development cooperative ventures. This data is included in standard reports and in the database for future use. Security Although security is not strongly enforced, Granny Smith is a remote site and the number of outside visitors is small. The deposits are known to contain visible gold and this renders drill core susceptible to theft; however, the risk of sample tampering is considered low. Sample collection and storage is undertaken by dedicated Gold Fields personnel and is subject to internal systems and staff audits, SOX controls and audits. All recent exploration diamond drill core is retained in the core farm at Granny Smith Exploration office for current and future reference. Pulps returned from the analytical laboratory are stored in labelled individual paper envelopes within labelled cardboard boxes. Recent (post 2014) RC chips are stored in labelled sealed compartment trays. Appropriate procedures and systems are in place to document, store and access retained material. Sampling data is captured via computer applications and written directly to the database. Controls on the database restrict the input and storage of data to acceptable values. Further database controls prohibit the use of unauthorised and duplicate sample identifiers and similar problematic data. 7.2.3 Results In-mine exploration and resource drilling at Wallaby focused on infill and extensions of Zone 135 and Zone 150. Infill of Zone 135 confirmed continuity of the main lode Mineral resource with all holes returning mineralised intercepts. Drilling identified an extension of the Zone 135 Vertical East lodes to the east and confirmed mineralisation and extensions of the Zone 135 Vertical South lodes. Zone 150 extensional drilling identified mineralisation at expected depths which returned assays of economic tenor within the 2021 Mineral resource. The 2022 exploration program will continue to focus on Mineral resource and Mineral reserve growth at Wallaby through extensions both laterally and at depth with further drilling of the Zone 135 Lateral and Vertical lodes to close- out open areas and define the full orebody footprint. 100 x 100 m conversion drilling in Zone 150 will continue to test geological and grade continuity in the southern half while 50 x 50 m infill drilling will commence in the northern half. The aim is to complete 50 x 50 m drilling on >70 % of the Zone 150 Main lode for a pre-feasibility study starting in Q1 2023. (Figure 6.2.4)

Figure 7.2.1: Schematic long-section through Wallaby


S
Granny Smith : Wallaby Exploration Activity
N
Zone 250-60
Zone 70
0m RL
Zone 80
Zone 90
Zone 100
Zone 110-120
-1000m RL
Zone 135
Zone 150
Drilling Areas
Underground Resource MSO
Underground Reserve Design
Mined
500 metres
0.5 miles
806000N
807000N
808000N
AU-GSM-P00077AA-J00062

Source: Granny Smith CPR, 2021

The Qualified person's opinion of the 2021 exploration and resource extension drilling is:

a) All exploration activities, including drilling, database management, validation and QA/QC, prior to incorporating relevant data into the resource modelling and estimation process, is viewed as sufficient, appropriate, technically assured and suitable to support Mineral resource estimates.

7.3 Hydrogeology

The hydrogeological model has gradually been refined, based on new information derived from the installation and testing of the Wallaby Borefield and the monitoring of aquifer responses to groundwater abstraction during mining.

The established hydrological conditions for Wallaby include:

1. Alluvial and aeolian 'superficial formations'; a shallow permeable alluvial system that is hydraulically connected to Lake Carey and dewatered/depressurised by production bores and also drained by the connecting, deeper, palaeochannel bores. This is typically present as lenses of vuggy ironstone, calcrete and sands that for a typically 26 m – 32 m thick aquifer with preferred groundwater flow lines. Increased thicknesses occur above ancient and current drainage lines and beneath Lake Carey.

2. The superficial aquifer is underlain by lacustrine, transported clays of low permeability that form a confining bed about 40 m thick. This unit commonly has irregularly distributed beds of sand and ironstone gravel.

3. Palaeochannel silts, sands and gravels of the Carey Palaeochannel, in the western portion of the Wallaby Deposit; a regional permeable palaeodrainage system dewatered/ depressurised by production bores. The upper part of the palaeochannel is characterised by silty sands that fine upwards into predominantly silty and clayey beds. The lower palaeochannel and margins are characterised by sandy clays inter-fingered with non-consolidated sand lenses.

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4. Weathered and fractured conglomeratic bedrock. A basement system with variably developed secondary permeability and variably developed overlying oxide profile, both of which are drained by the underground workings.

The Qualified person's opinion of the 2021 hydrology is:

a) Granny Smith has reliance on appropriate hydrological studies conducted at all relevant sites.

b) Hydrology is not viewed as presenting a material risk to Granny Smith or the December 2021 Mineral resource and Mineral reserve estimates.

7.3.1 Groundwater Levels

The water table is within a few meters of the ground surface with water flow being modelled from north to south towards Lake Carey. The drawdowns for the bores have been discretised to estimate the horizontal groundwater gradients within each of the four main aquifer intervals as shown in Table 7.3.1.

Table 7.3.1: Estimated horizontal groundwater gradients

Aquifer	Average groundwater level (mAHD)	Estimated horizontal groundwater gradient	Baseline groundwater table (mAHD)
Superficial	381.04	0.01	395
Upper Paleochannel	348.34	0.06	395
Lower Paleochannel	340.42	0.06	395
Bedrock	303.97	0.05	395

Source: Granny Smith CPR, 2021

7.3.2 Aquifer Permeability

Results from a series of aquifer tests are available from testing undertaken on exploration holes during the Wallaby pre-feasibility study (PFS) in 2000 and subsequent hydrogeological studies for the underground developments. A summary of the local interpreted permeability (hydraulic conductivity) is shown in Table 7.3.2.

Table 7.3.2: Derived Permeability Parameters

Formation	Estimated Hydraulic Conductivity (m/day)	
	Feasibility Study	Wallaby Borefield
Superficial Sediments	2.5	2.5
Lacustrine Clay	0.001	0.1
Upper Paleochannel Sand	25	14
Lower Paleochannel Sand	25	14
Fractured Bedrock	25	0.001-5

Source: Granny Smith CPR, 2021

The majority of the excavations underground are dry except where water-bearing structures are exposed and thus corrosion is not considered a major issue with fully encapsulated reinforcement for all capital infrastructure. Discrete seepage zones have been encountered as geological features are traversed, many of which remain damp (<1l/sec) for the duration of mining. Only minor rehabilitation due to corrosion and water related issues has been required to date and mainly in upper levels in Z70 and Z60.

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7.3.3 Dewatering

Mine dewatering is an integral part of the Wallaby Project, due to the presence of aquifers formed by the Carey Palaeochannel sediments and local permeable fractured rocks. The mine is dewatered using in-pit sumps and ex-pit production bores. There are a series of groundwater monitoring bores at the site, which are located:

- Around the perimeter of the pit crest ('Pit Piezometers').
- Up to a few kilometres away from the pit crest ('Regional Monitoring Bores').
- Up to 10 km away from the pit crest ('Stock Bores').

These bores are regularly monitored for groundwater level and groundwater quality by dewatering and external consultant PANDO, to determine the localised and regional impacts of the mine dewatering activities.

The water control measures established to date comprise:

- Dewatering bores.
- Sumps and pumping stations.
- Vibrating Wire Piezometers

7.4 Geotechnical

Geotechnical domains at Wallaby are based on lithology and rock mass characteristics and consist of hangingwall and footwall conglomerate, the ore zone and intrusive units. The hangingwall and footwall units are reasonably consistent and are separated into geotechnical domains based on stope and development design. The ore zones and lode structures occupy sub-horizontal fracture zones, which have later been annealed. The intrusives (syenite, porphyry and monzonite) are considered brittle rock mass zones.

The Qualified person's opinion of the 2021 geotechnical work is:

a) Granny Smith has completed all appropriate testing for the current life-of-mine reserve and continues to test all new significant discoveries.

b) Geotechnical domains and lithologies are based on core logging and modelled by the Geology department.

c) Sample testing is adequate for the purposes of this report.

d) The quality of the sampling and laboratory testing is adequate to support the Mineral resource and Mineral reserve estimates.

7.4.1 Rock mass properties

Geotechnical data is obtained from geotechnical logging of resource and exploration DD holes, dedicated geotechnical drillholes and ore drive mapping. During specific zone feasibility studies, material properties testing is completed. In order to obtain representative values for each rock type, several specimens have to be tested. This includes Uniaxial Compressive Strength (UCS) and Uniaxial Tensile Strength (UTS), Young's modulus (E) and Poisson's ratio (υ). Representative numbers of core samples for laboratory tests at project feasibility stage are shown in Table 7.4.1. Testing of rock mass properties is generally completed by any NATA accredited testing facilities such as Western Australian School of Mines (WASM) or E-precision.

Table 7.4.1: Required representative samples for laboratory testing

Type of test	Samples	Underground
Direct Shear (for weathered rock, saprolite, fault gouge, etc.)	5 per domain	☒
Uniaxial Compressive Strength (UCS) (with Youngs Modulus and Poisson's ratio determination)	5 per lithology	☑
Triaxial Compressive Tests (5 suites at four confining pressures)	20 per lithology	☑
Brazilian Tensile Strength	5 per lithology	☑
Acoustic Emission (AE)	3 per site	☑

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Gold Fields

Source: Granny Smith CPR, 2021

In-situ stress data are also systematically collected using Acoustic Emission and CSIRO Hollow Inclusion cell testing. Data collected from geotechnical logging, which includes RQD, is used to assess the rock mass characteristics using Bartons' Q-System which is used in the stability analysis and planning process.

Further geotechnical mapping to complement the data from core logging is also conducted during development. Geotechnical inspections and QA/QC data are also used to monitor performance and feed back into the design process.

Seismic activity is monitored in real-time by 47 sensor arrays spatially located between Zone 70 through to Zone 110. Seismic system upgrades occur on a regular and systematic basis to keep up with the depth and level of mining extraction. The seismic events are triggered by slippage along the structures or due to high stress at depth. Stress effects events have become more evident as mining progresses deeper with the Zone 90 lode representing the transition from low stress to high stress environment. Zone 100 is largely considered a pivotal depth of mining where Wallaby has transitioned to a geotechnical constrained, seismically active mine.

7.4.2 QA/QC of geotechnical data

Geological diamond core is logged by the Geology department and recorded in the database in acQuire®. A separate geotechnical logging database has been created in acQuire® for capturing geotechnical information. All diamond drillholes are photographed for future reference.

The established database in acQuire® along with the stored photograph from diamond drillholes ensures that the validation of the data and the QA/AC can be completed with minimum effort. The validation is generally completed by reviewing the entire database and compare against the results for any abnormalities or values that has been assigned to wrong lithological features.

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7.5 Density

Density testing is undertaken on-site by core yard technicians using the water immersion method. Densities are calculated using the below formula.

$$Density = mass\ (dry)/(mass\ (dry) - mass(\ in\ water))$$

The densities applied by area are summarised in in Table 7.5.1 to Table 7.5.3.

Table 7.5.1: Granny Smith density values

Block Model Domain	Density (t/m³)
Air	0
Fill/dumps	1.8
Complete oxidation	2.2
Partial oxidation	2.47
Granodiorite Partial oxidation & fresh	2.67
Felsic porphyry Partial oxidation & fresh	2.67
Banded iron formation Partial oxidation & fresh	2.74
Meta-sediment Partial Oxidation & fresh	2.74

Source: Granny Smith CPR, 2021

Table 7.5.2: Wallaby density values

	Conglomerate ore (t/m³)	Intrusive ore (t/m³)	Conglomerate waste (t/m³)	Intrusive waste (t/m³)
Zone 250-60 oxide	All lithology types 1.90			
Zone 250-60 transitional	All lithology types 2.51			
Zone 250-60 fresh	2.73	2.65	2.77	2.62
Zone 70	2.77	2.66	2.77	2.66
Zone 80 – Zone 90	2.81	2.72	2.87	2.75
Zone 100	2.84	2.72	2.87	2.78
Zone 110 - 120	2.81	2.71	2.84	2.72
Zone 135	2.82	2.71	2.83	2.72
Zone 150	2.82	2.71	2.83	2.72

Source: Granny Smith CPR, 2021

Table 7.5.3: Hillside density values

Block Model Domain	Density (t/m³)
Air	0
Cover/transported	1.78
Complete oxidation	2.35
Partial oxidation	2.63
Fresh	2.76

Source: Granny Smith CPR, 2021

The Qualified person's opinion of the density work is:

a) The bulk density testing is adequate for the intended purpose and the tonnage estimation based on the bulk densities appear to have little bias.

b) Bulk densities are consistent with lithology and ore types estimated over a ±25 year mining history.

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Gold Fields

8 Sample preparation, analyses, and security

8.1 Sample preparation

All resource development and exploration samples for preparation and analysis are dispatched to Australian Laboratory Services (ALS) in Kalgoorlie or Perth by truck. Underground grade control and face samples are dispatched to the Granny Smith site laboratory facility on a daily basis. In summary:

- All samples are sorted on arrival at the laboratory and checked against the accompanying documentation, weighed and the sample numbers entered into LIMS (Laboratory Information Management System). Granny Smith is notified of any discrepancies prior to sample preparation commencing.
- Bar-coded sample labels and work sheets are used to control the workflow through the sample preparation and analytical phases. Samples are dealt with sequentially as per the instructions from Granny Smith. The samples within their calico bags are placed in a drying oven and dried at 105 ºC in a modern forced air oven.
- Where required (drill core), the dry samples are jaw crushed to -15 mm and then to 90 % passing 3 mm. If over 3 kg, the sample is split using a stainless steel riffle splitter or a rotary splitter as per the instructions. A 3 kg split is taken and pulverised to 90 % passing 75 µm in a LM5 pulveriser.
- A 250-300 g scoop of the pulverised sample is placed in a labelled paper sample bag for analysis and the remainder of the pulp placed in the original calico sample bag and returned to Granny Smith for cataloguing and storage.

ALS is an independent testing, inspection, certification and verification company headquartered in Brisbane, Australia, with the laboratories which are used by Granny Smith located in Kalgoorlie and Malaga, Perth (

Table 8.1.1).

Table 8.1.1: Analytical laboratory accreditation

Laboratory	Certificate number Accreditation number	Independent testing inspection
ALS Kalgoorlie	QEC27912, C-90494 (ISO 9001:2015)	SAI Global ISO 9001:2015
ALS Perth	825, 23001 (ISO/IEC 17025)	Accredited NATA (National Association of Testing Authorities, Australia) ISO/IEC 17025

Source: Granny Smith CPR, 2021

A summary of the ALS sample preparation process is provided in Figure 8.1.1. A summary of the sample preparation process for grade control and face samples at the Granny Smith site laboratory is provided in Figure 8.1.2.

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GOLD FIELDS

Figure 8.1.1: Sample preparation and analytical flow sheet for ALS Laboratory


Granny Smith Mine: Primary Sample Preparation and Assaying Flowchart - ALS
Primary Sample - Air Core
Hole Diameter 80mm
Sample Length 1m
Sample Weight - 15kg (Oxide) to 30kg (Primary)
Primary Sample - Reverse Circulation
Hole Diameter 150mm
Sample Length 1m
Sample Weight - 30kg (Oxide) to 55kg (Primary)
Primary Sample - Diamond Core-
Hole Diameter NQ (46.5mm), NQ2 (46mm), HQ (64.5mm)
Sample Length 0.30m – 1.20m
Sample Weight (Min/Max)
NQ (1.55 / 6.20kg), NQ2 (1.75 / 7.00kg), HQ (2.55 /10.20kg)
Split
12.5% : 87.5%
Split
12.5% : 87.5%
Split
½ Core Diamond Saw
3.75kg (Oxide)
6.90kg (Primary)
AC – Primary Field Residue
Stored in plastic bags at Site Storage area
RC – Primary Field Residue
Stored in plastic bags at Site Storage area
½ Core – Primary Field Residue
Stored in core trays at Site Core Storage area
QAQC Controls
Blanks – 1:40 minimum
CRM's – 1:20 minimum
QAQC Controls
Blanks – 1:40 minimum
CRM's – 1:20 minimum
QAQC Controls
Blanks – 1:40 minimum
CRM's – 1:20 minimum
Primary Sub Sample
Sub Sample Weight
1.90kg (Oxide)
3.80kg (Primary)
Primary Sub Sample
Sub Sample Weight
3.75kg (Oxide)
6.90kg (Primary)
Primary Sub Sample
Half Core
Sample Lengths 0.30 – 1.00m
Sub Sample Weight
½ NQ (0.77 / 3.10kg)
½ NQ2 (0.87 / 3.50kg)
½ HQ3 (1.28 / 5.10kg)
Dry
24 hours @ 105° C
Final dry time dependent on moisture content of samples
Crush 1
Orbis Jaw Crusher
90%< 3.15 mm
Primary Crush Sample
Sample Mass < 3 kg
Sample Mass > 3 kg
Primary Crush Size Check
1:100
90% < 3.15mm
Split
50 : 50
Min 1.65kg
Max 3.45kg
Primary Crush Residue
Scoop
250 – 300g
Store
Crush Residue onsite for 3 months then discard
Primary Crush Sub Sample
Primary Pulp Size Check
1: 100
90% < 75µm
Pulverise
Labtechnics LM5
90% < 75 µm
Min 1.65 kg
Max 3.45 kg
Primary Pulp Residue
Scoop
250 – 300g
Store
Pulp Residue onsite for 3 months then return to site
Scoop
250 – 300g
Primary Pulp Sub Sample
Pulp Check Sub Sample
1:40
Crush Check Sub Sample
1:40
Scoop
50g Charge
Scoop
50g Charge
Scoop
50g Charge
Primary Pulp Assay Sub Sample
50g
Pulp Check Assay Sub Sample
50g
Crush Check Assay Sub Sample
50g
Fire Assay Au-AA26
Elements – Au
ICP - OES
Elements –Cu, Pb, Zn, As, etc
Leco
Elements – S%
Fire Assay Au-AA26
Elements – Au
Fire Assay Au-AA26
Elements – Au



Source: Granny Smith CPR, 2021

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Figure 8.1.2: Sample preparation and analytical flow sheet for Granny Smith Laboratory


Granny Smith Mine: Sample Preparation and Assay QAQC Protocol - GSL
Primary Sample – Face Sample
Hole Boring Jumbo
Sample Length 1-2m
Sample Weight (Min/Max) – 2.0 / 8.0kg
Primary Sample – BQ Diamond Core
Hole Diameter BQ 36.4mm
Sample Length 0.30m – 1.50m
Sample Weight (Min/Max) - 1.5 / 5.0kg
Primary Sample – NQ2 Diamond Core
Hole Diameter NQ2 46.5mm
Sample Length 0.30m – 1.50m
Sample Weight (Min/Max) - 2.0 / 7.0kg
Split 1 in 10
½ Core Diamond Saw
½ NQ (1.0 / 3.5 kg)
½ Core – Primary Field Residue
Stored in core trays at Site Core Storage area for historical record
Duplicate Face Sample
Hole Boring Jumbo
Sample Length 1-2m
Sample Weight – 3-6kg
Primary Sub Sample
Primary Sub Sample
Whole Core
Primary Sub Sample
Whole or ½ Core
QAQC Controls
FA Batch size 25
Blanks – 1:40 minimum
CRM's – 1:20 minimum
QAQC Controls
FA Batch size 25
Blanks – 1:40 minimum
CRM's – 1:20 minimum
QAQC Controls
FA Batch size 25
Blanks – 1:40 minimum
CRM's – 1:20 minimum
Dry
Face Min 3 hours @ 121°C
Core Min 12 hours @ 121°C
Final dry time dependent on moisture content of samples
Crush 1
ESSA JC 2500 Jaw Crusher
90% < 2 mm
50/50 Riffle Split
Pulverise
Labtechnics LM5
85-90% < 75 μm
Min 1.65 kg
Max 3.45 kg
Scoop
250 – 300 g
Primary Pulp Subsample
Stored in paper pulp packet
Scoop
25 g charge
Fire Assay FA25
Acid Digest + AAS Finish
Elements – Au
Granny Smith Laboratory (GSL)

Source: Granny Smith CPR, 2021

The Qualified person has reviewed the sample preparation and security procedures. The sample preparation is found to be adequate with effective supervision and in line with industry leading standards. No material bias is indicated that could potentially impact the sampling preparation and analysis. Sample security enforcement is reliable with low consequence if in the unlikely event of security protocols failure.

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8.2 Sample analysis

At the two ALS laboratories Granny Smith typically assays for gold using the 50 g fire assay method (FA50) with an atomic absorption spectrometry (AAS) finish to a 0.01 g/t Au detection limit. Samples above 60 g/t Au are re-assayed using a gravimetric finish to improve assay accuracy.

At Granny Smith site laboratory Granny Smith assays for gold using the 25 g fire assay method (FA25) with an atomic absorption spectrometry (AAS) finish to a 0.01 g/t Au detection limit.

All laboratories processing Granny Smith samples are required to have separate preparation and analysis circuits for grade control and exploration samples (i.e. those with potential low level gold) so as to minimise cross contamination. The sample analysis flowsheets for the ALS laboratories and the Granny Smith site laboratory are shown in Figure 8.1.1 and Figure 8.1.2 respectively.

The Qualified person has reviewed the certificates and is of the opinion that the analytical laboratories are certificated and have effective process and protocol in place to ensure quality control and assurance and minimise any material errors.

8.3 Quality control and quality assurance (QA/QC)

QA/QC is an integral aspect of the entire sampling and assaying procedure. It allows measurement of the reliability of the collected data as well as accuracy and precision ensuring that best practice is followed throughout the drilling, sampling, preparation and analytical processes.

To monitor QA/QC, Granny Smith has implemented a comprehensive "Best Practice" quality control system, comprising of written procedures and monitoring by the mine and exploration geology groups and resource geology group together with internal and external audits.

On receipt, each laboratory batch is analysed to determine accuracy, precision and repeatability of each assay. All assay results are received directly from the laboratory in a digital format and automatically loaded into the database using scheduled automated database tasks. On loading, the assay results are subjected to an automated assay pass/fail process where the QA/QC samples are evaluated and either passed or failed.

Assays results outside a standard set of control guidelines are flagged automatically and a warning notification is sent to the responsible geologist. If a batch fails, it is quarantined in the database until the geologist concerned has examined the data and determined the course of action required in conjunction with the QA/QC requirements. Results are collated and reported monthly. Data analysed includes standard and blank performance, and monthly summaries are presented to the geology staff within the monthly report.

QC samples are submitted within assay batches allowing the monitoring of drilling, sampling, laboratory sample preparation techniques as well as analytical accuracy and precision. All QC data is stored in the database. All original data is preserved in the database as originally loaded and follow-up actions such as re-assays are recorded in the pass/fail extension.

QC sample types are summarised in Table 8.3.1.

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Table 8.3.1: Quality control type summary

Sample description	QC stage	Comments
Field duplicate	Monitors sample source and sampling procedure	Duplicate sample taken identically as the original sample (1/2 core; RC: duplicate split taken in field)
Laboratory duplicate	Preparation	Repeats taken by ALS to monitor the laboratory process
Crush duplicate	Preparation after jaw crush, but before pulverised	Implemented October 2013 to ensure that whole diamond core samples can get a representative duplicate
Standard/blank	Analytical	Certified sample of known concentration: pulps (standards), coarse crushed matrix-matched basalt (blank)
Pulp duplicate	Analytical	Repeated re-assay on the analytical pulp as requested by the QA/QC geologist from a QC failure or as a lab check
Pulp umpire	Analytical (at the end of a program)	Random subset of pulps sent to an umpire laboratory to ensure analytical accuracy and precision

Source: Granny Smith CPR, 2021

The following procedures are stipulated by Granny Smith:

- Sample pulverisers are cleaned mechanically and/or with a vacuum.
- Bowls must be clean before inserting a new sample in the bowl.
- Quartz, feldspar or blue metal washes are utilised to ensure no carry-over contamination between individual jobs and after every rack.
- Washes are required between samples when any amount of the previous sample adheres to the bowl or puck.
- Samples of wash materials are retained for analysis as noted on the sample submission sheet.
- Crushing equipment is cleaned with barren material before and after each sample batch.
- Bowls are vacuumed between each sample.
- Wet screening of sample pulps on a 1:40 basis to ensure >90 % passes 75 µm with the results reported each batch.
- Screening of crushed material on a 1:40 basis to ensure that >90 % passes a 3 mm with the results reported each batch.

The target grind size is 90 % passing 75 µm for samples pulverised for six minutes with 1 in 50 samples sized. If the required grind size is not achieved, grind compliance is considered to have failed. Protocols for failed grind sizes include investigations for the cause, notifying the laboratory of the problem and re-milling and re-assaying of the mineralised intersection.

Granny Smith also monitors and measures laboratory QA/QC compliance and performance at regular intervals and against each batch submitted to the laboratory. This entails the measurement of contamination in preparation, and the quality of crushing, milling, fire assay and analysis of solutions. All monitoring is completed by batch after the assay results are reported and each batch must pass Gold Fields' QA/QC criteria before being accepted. Granny Smith reports on QA/QC compliance monthly.

Accuracy is monitored by using different certified standards corresponding with expected grades of the batch. Commercial certified standards (or CRM) are used and inserted at a minimum rate of 1 in 20. If the standard returns a value outside 3 times the certified standard deviation for that standard, then the standard will fail the QA/QC protocols. Field duplicates are used for reverse circulation drilling.

Contamination is monitored by using coarse blank material (20 mm rainbow quartz) sourced from Teak Industrial Supplies are inserted at a minimum rate of 1 in 40 before and/or after medium to high-grade intersections based on alteration intensity. Quartz flushes are also requested for samples within zones of strong alteration or visible gold.

If a blank contains more than 20 ppb Au, the blank is considered to have failed. If the failure is caused by an analytical or process problem, the laboratory is notified, and a re-assay is carried out. If the blank pulp returns anomalous gold

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Gold Fields

and if the failure is caused by contamination, the laboratory is notified and dependent upon the cause and the extent of the effect, the samples are re-split, re-submitted and re-assayed.

Precision is monitored using crush duplicates, pulp duplicates and laboratory duplicates. A minimum of 5 % precision duplicates are inserted.

If the duplicates fail MAPD (Mean Average Percentage Difference – from GFA-RSG-PR005 "QAQC Procedure Gold Fields Australia") tolerances, then the duplicate is considered to have failed. The protocol for failed duplicates is to investigate for possible reasonable causes such as a nugget effect, sampling error, poor recovery or wet sampling. Granny Smith will then determine the course of action.

The following sample fire assay analytical procedures are required by Granny Smith:

- Minimising samples lost during flux mixing to an agreed level.
- Pot racks to be kept clean to make easily visible lead lost after pouring.
- Fires spotted on regular basis and all furnace control sheets to be made available for view upon Granny Smith's request.
- Re-assay of any samples with loss of sample in mixing, boil over in the furnace, lost lead in pouring, lost lead in slag, lead in pot racks or signs of unfused sample.

Batches not in accordance with the laboratory QA/QC requirements must be re-assayed and each occurrence reported to Granny Smith within the normal reporting parameters for each batch and in the monthly QA/QC report.

Umpire assays on pulps are completed at Genalysis Perth following the same assaying protocols as ALS. Samples are selected at random using an automated script within acQuire® to approximate equal proportions of samples are submitted (0.3-1.0 g/t Au, 1.0-3.0 g/t Au, 3.0-10.0 g/t Au and >10.0 g/t Au). A standard is inserted at a rate of 2.5 % for this QA/QC protocol.

Granny Smith representatives also conduct regular laboratory audits in keeping with industry best practice (Table 8.3.2 and Table 8.3.3). During 2020, monthly laboratory inspections and in-depth quarterly audits were carried out at ALS Perth, ALS Kalgoorlie and the Granny Smith site laboratory. Issues are dealt with when identified.

Table 8.3.2: Recent reviews of Australian Laboratory Services (ALS) Kalgoorlie laboratory

Date	Auditor	Conclusions
24/02/2021	L. Smuts	Large sample volumes, GFA volumes honoured as per contract, LM5 lid replacement program completed. ME/ASD sample TAT in Kal, Au priority to ensure ME/ASD within 21 days. New acting lab manager Brenen Christie under Greg Brosnan supervision. Face sample TAT priority remain important to GFA, also sample volumes to honour GFA contract volumes.
09/06/2021	L. Smuts	James Egan, Claudia, Jesse Osborne, Thomas, Darren Murray and Andrew, Lab process review and training completed for sites. CRM performance, increased failures due to an operator not following procedure. TAT starting to blow out, Kal ALS struggle with sample throughput due to staff shortages.
06/09/2021	L. Smuts	TAT blow outs for GFA due to staff shortages, weekly meetings implemented, Perth ALS loadshedding assisting TAT backlogs. Pb button slag separation observed, Boilovers, LM2 lid seals issue,
23/11/2021	L. Smuts	Orbis internal cleaning improvements being reviewed, all Q3 audit issues was resolved except for ongoing testwork being completed in Perth ALS reviewing PB slag separation if it contain gold, as well as the wet lab temperature effects on gold results.

Source: Granny Smith CPR, 2021

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Table 8.3.3: Recent reviews of Australian Laboratory Services (ALS) Perth laboratory

Date	Auditor	Conclusions
09/02/2021	L. Smuts / Samuel George / Kab Karuna / Kyle Wohlers	Commissioning new Robotic cell, New Orbis fine crushers being tested. Low sample volumes. Big focus on staff training, maintenance, fixings, housekeeping undertaken.
21/05/2021	Gail Clark	COVID measures, AGM DD samples all in Perth, limited to 2,500 full core and 1,500 half core only, rest to go to Kal ALS, Gruyere GC RC program, QAQC data review, ALS Round robin with GFA CRMs compared, reflect differences to Geostats Round Robins.
05/09/2021	L Smuts	Gold Field's flush insertion methods reviewed, Gold Field's insert on paperwork rather than lab. Orbis internal cleaning mechanism implemented as a test environment, automated internal air jets cleaning rather than manual operator based.
03/12/2021	L Smuts	Lab capacity expansion ongoing, LM5 mill cleaning prctices improvements, sample TAT backlog resolution plan reviewed and sample priority weekly meeting implemented. Ongoing testwork related to PB slag seperation if it contain gold, as well as the wet lab temperature effects on gold results.

Source: Granny Smith CPR, 2021

No systematic long term sample biases have been identified from the QA/QC program. The QA program for the drilling carried out at Granny Smith demonstrates sufficient accuracy and precision for use in the estimation of the Mineral resources.

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P a g e 53 | 136 9 Data verification The execution of the mine and regional exploration programs were completed to industry best practice and are aligned with numerous standards and procedures developed by Granny Smith and Gold Fields over many years. The process consists of procedures, audits and sign-off documents for all key elements that input into the generation of a Mineral resource model to ensure full compliance. The key components of the geological data acquisition framework include:  Validity – Controls to ensure the validity of key activities.  Accuracy – Controls to establish the accuracy of data inputs and outputs.  Completeness – Controls to ensure the completeness of the process followed.  Timing – Preventative and detective controls to identify potential risk and deviation of quality.  Segregation of duties/Sign-off – Key members of the senior team are responsible for different aspects of the process. The Qualified person's opinion on the adequacy of the data for the purposes used in the technical report summary The Qualified person is of the opinion that the data verification process and protocols are adequate to minimise any material errors, are in line with industry leading standards and underpin technical assurance 9.1 Data management Sample data is electronically captured in the field via acQuire® software. The acQuire® relational database system is used to store all drilling physicals, survey data, assay data and QA/QC checks. All geological data is entered into acQuire® data logger software through the use of laptops. The acQuire® database import forms have built-in validation checks. Further cross validation of the data is undertaken following export from acQuire® and import into Datamine ® . The acQuire® database contains a register of the sample numbers for primary samples, blanks, and standards. All assay results for the primary samples, standards, and blanks are returned to site via email in a SIF file format and automatically imported into the database. Confirmation is required that all data imported into the acQuire® database was validated by the geologists. Confirmation is also required that validation of all data had occurred prior to it being imported into the final acQuire® tables. Only results accepted automatically or by the geologist are used in Mineral resource estimation. Any primary results that failed the QA/QC standards are rejected, re-assayed and re-imported for the geologists to approve. Once collected and entered into the drillhole database, data elements are validated by the relevant data owner. Sample data is also externally audited by independent audit firms. Drill core is photographed which is digitally stored prior to sampling. Daily server backups of the acQuire® database are completed. Prior to Gold Fields purchase of Granny Smith in 2013, all geological and drilling data was acquired by Placer Pacific and Barrick Gold. Limited data is used from non-Granny Smith sources. Where this data is used it is acknowledged and identified in the appropriate reports. Standard practice is to convert such data to Granny Smith standards and import it into the database upon validation and checks. The Qualified person’s opinion of the data management is: a) The data management process and protocols are adequate to minimise any material errors. b) Regular validation of the database and data management process is aligned with standard industry practices, verified to GFA SOX measure quarterly as a minimum. P a g e 54 | 136 9.2 Plant Sampling Daily composite samples of process plant feed and tailings streams are taken to assist with on-site gold accounting and reconciliation. These samples are collected using a combination of automatic sampling stations as well as manual cuts using appropriately designed samplers. The analysis of the samples used for accounting purposes is conducted by ALS at its Kalgoorlie laboratory. Solid sample composites are analysed using fire assay with an AAS finish. Carbon sample composites are analysed using high temperature ashing, acid digest and an AAS finish. Solution sample composites are analysed using DIBK extraction and an AAS finish. All laboratory assaying procedures are aligned with standard industry practices. In accordance with Gold Fields Plant Metal Accounting Standard, a gold in circuit survey is undertaken monthly to reconcile (by mass balance) the back-calculated gold grade of the mill feed with the mill feed grade estimates obtained using plant samples and assays. The monthly variance between the assayed grade and the back-calculated grade is monitored, and an investigation is required to be carried out if this variance exceeds the minimum allowable levels outlined in the Gold Fields Plant Metal Accounting Standard. 9.3 Drilling In general, data collected includes detailed logging of all borehole chips and core on a detailed basis to extract maximum data and value from available information. The logging may be as broad spaced as composite one metre chips for Reverse Circulation (RC) percussion drilling to centimetre scale of small detail structure and alteration in diamond core. In most cases routine data collected includes lithology, structure, stratigraphy, mineralisation, alteration, geophysical (magnetic properties) and geochemical properties (multi-element assays) and physical measurements (rock hardness, geotechnical RQD's, density, acid rock drainage (ARD). Core recovery is measured for diamond core, while sample weights are measured for percussion methods to estimate sample recovery. Historical diamond drill half- core and percussion sample chip tray are stored to allow review of historical holes. Within the Wallaby deposit, twinning historical holes can be used during infill phases where spatial confidence of the historical drillholes is low. The Qualified person is of the opinion that the drilling protocols described in this report are adequate to minimise material errors and provide the necessary technical assurance. 9.4 Sampling Diamond drilling: where samples are required, core is cut into half core (exploration samples mostly). Where the core is not required to be cut, whole core samples are taken (underground definition and grade control). RC drilling: the sample is collected and passed through a cyclone; the whole sample is presented to the splitter attached to the cyclone and sample collected. Most samples are dry on collection, where wet samples are collected this information is recorded and preserved in the database against that interval as this may impact sample recovery. AC drilling: the sample is collected straight into a bucket / bag through a cyclone; 1/2 m composites are sampled. In paleochannel 1 m composites are collected and whole sample is collected and sent to the lab. The lab homogenises and split by the fractional scooping method the sample to 3 kg and analyses for gold. A field duplicate is collected for these samples by splitting a coarse reject at the lab. AC drilling is not used in Mineral resource estimates at Granny Smith. The Qualified person is of the opinion that the sampling protocols are adequate to minimise material errors and the analytical procedures reflect industry standard practice or better and are appropriate for resource estimation. 9.5 Survey All recent drillholes have been surveyed down the hole by single shot downhole camera and non-magnetic, multi-shot gyro survey at the completion of each hole. Downhole surveys are routinely undertaken by the drilling contractor and verified within the Imdex Hub by a geologist before importing the data into the acQuire© database. The Qualified person is of the opinion that the survey protocols are adequate to minimise material errors. P a g e 55 | 136 9.6 Sample analysis Gold Fields monitors and measures the Laboratory QA/QC compliance and performance at regular intervals and against each batch submitted to the laboratory. This entails the measurement of contamination in preparation, quality of crushing and milling, fire assay circuit and analysis of solutions. All monitoring is completed batch-by-batch after the assays are reported and each batch must pass Gold Fields’ QA/QC criteria before being accepted by Gold Fields. Gold Fields reports on the QA/QC compliance on a monthly basis. Accuracy is monitored by using different certified standards corresponding with expected grades of the batch. Commercial certified standards are used, inserted at a minimum rate of one in 20. Contamination is monitored by using coarse blank material. Blank material is sourced from Rowe Scientific Pty Ltd and consists of 20 mm coarse feldspar. Blanks inserted at a minimum rate of one in 40 before and/or after medium to high-grade ore intersections based on alteration intensity. Quartz flushes are also requested for samples within zones of strong alteration or visible gold. Precision is monitored using crush duplicates, pulp duplicates and laboratory duplicates. A minimum total of 5 % precision duplicates are undertaken. Compliance criteria - Standards If the standard returns a value outside 3 times the certified standard deviation for that standard, then the standard will fail Gold Fields QA/QC protocols. Compliance criteria - Blanks If a blank contains more than 20 ppb for the AA25 method (0.2 g/t) for Au, the blank is considered to have failed. Consideration can be given if the blank assay value is within 1 % of the proceeding sample’s assay value. Gold Fields protocol for failed blanks is as per the following: a) If the grade of the blank is higher than 20 ppb Au and should the failure be caused by an analytical or process problem, the laboratory will be notified and required to re-assay; or b) If the blank pulp returns with anomalous Au results and if the failure is caused by contamination, the laboratory will be notified and dependent upon the cause and the extent of the effect, the samples may be re-split, re-submitted and re-assayed. Compliance criteria – Duplicate If duplicates fail MAPD tolerances, then the duplicate is considered to have failed. Gold Fields protocol for failed duplicates is to investigate for possible reasonable causes such as: a) true in situ nugget effect b) sampling error; and c) poor recovery or wet sampling. Gold Fields will then determine its own course of action. Compliance criteria - Grind sizes Target compliance is 90 % of sized samples passing 75 μm. If the required grind sizes are not achieved, grind compliances are considered to have failed. It should be noted that the samples are to be pulverised for six minutes with one in 20 samples being sized. If the grind size fails, then the SOP will need to be revised after consultation with Gold Fields. Gold Fields protocol for failed grind sizes is as follows: a) Investigate for reasonable cause. b) Notify laboratory of the problem; and P a g e 56 | 136 c) If failed grind sizes coincide with a mineralised section and assay results shows variability caused by heterogeneity of pulps then the laboratory shall re-mill and re-assay the mineralised intersection. Fire Assay - Process a) Samples lost during flux mixing shall be minimised to an agreed level. b) Pot racks are to be kept clean to make easily visible lead lost after pouring. c) Fires shall be spotted on regular basis and all furnace control sheets will be available to view upon Gold Field’s request. d) Any samples with loss of sample in mixing, boil over in furnace, lost lead in pouring, lost lead in slag, lead in pot racks or signs of unfused sample shall be re-assayed. The Qualified person is of the opinion that the sample analysis protocols are adequate to minimise material errors. 9.6.1 Metallurgical Tests Metallurgical testing of all new projects is completed as part of routine exploration operations. Selected core and chip samples are provided by the relevant geologists for separate analysis. Samples are aimed at providing a broad and representative set of samples to reflect differing domains and geology to determine future metallurgical impacts and options. 9.7 Quality Control/Quality Assurance Process Sample registers are used to record sample recovery, as well as sample type. The data, once loaded into the database along with their assay results, can then be manipulated to make comparisons between the data e.g., QQ plots and comparisons of bias between drilling techniques, these can then be recorded in resource reports. Geologists define sampling intervals within drillholes in accordance to sampling protocols set out by Granny Smith. RC and AC samples are taken whilst drilling by the rig off-sider then collected by field technicians. Diamond core samples are typically marked out by the geologist, cut by automated cutting saws if needed, and then sampled by field staff at the core farm. Lengths of these samples on average can vary between 0.3 m and 1.2 m. Whilst sampling the diamond core preservation of the bottom of hole orientation mark must be ensured. Quality Assurance and Quality Control is an integral aspect of the entire sampling and assaying procedure. It allows measurement of the reliability of the collected data as well as accuracy and precision ensuring that best practice is followed throughout the drilling, sampling, preparation and analytical processes. To monitor QA/QC, Gold Fields Granny Smith has implemented a comprehensive “Best Practice” quality control (QC) system, comprising of written procedures and monitoring by the mine and exploration geology groups and resource geology group together with internal and external audits. On receipt, each Laboratory batch is analysed to determine accuracy, precision and repeatability of each assay. All assay results are received directly from the Laboratory in a digital format then automatically loaded into the database using scheduled automated database tasks. On loading, the assay results are subjected to an automated assay pass/fail process where the QA/QC samples are evaluated and either passed or failed. Assays results outside a standard set of control guidelines are flagged automatically and warning notification is sent to the responsible geologist. If a batch fails it is quarantined in the database until the geologist concerned has examined the data and determined any course of action that may be required in conjunction with the QA/QC requirements. Results are collated and reported monthly. Data analysed includes standard and blank performance, and monthly summaries are presented to the geology staff within the monthly report. Quality control samples are submitted within batches allowing monitoring of the drilling, sampling, laboratory sample preparation techniques as well as analytical accuracy and precision. All QC data is stored in the database

All original data is preserved in the database as originally loaded and follow-up actions such as re-assays are recorded in the pass/fail extension.

No systematic long term sample biases have been identified from the QA/QC program. The quality assurance program for the drilling carried out at Granny Smith demonstrates sufficient accuracy and precision for use in estimating of the Mineral resource.

Table 9.7.1: Quality Control type summary

Sample Description	QC Stage	Comments
Original		Original sample
Field Duplicate	Monitors sample source and sampling procedure	Duplicate sample taken identically as the original sample (1/2 core; RC: duplicate split taken in field)
Lab Duplicate	Preparation	Repeats taken by ALS to monitor the laboratory process
Crush Duplicate	Preparation after jaw crush, but before pulverised	Implemented October 2013 to ensure that whole diamond core samples can get a representative duplicate
Standard/Blank	Analytical	Certified sample of known concentration: pulps (standards), coarse crushed matrix-matched basalt (blank)
Pulp Duplicate	Analytical	Repeated re-assay on the analytical pulp as requested by the QA/QC geologist from a QC failure or as a lab check
Pulp Umpire	Analytical (at the end of a program)	Random subset of pulps sent to an umpire laboratory to ensure analytical accuracy and precision

Source: Granny Smith CPR, 2021

9.7.1 Umpire sampling

Umpire assays on pulps are completed by Intertek Genalysis (Perth), following the same assaying protocols as ALS. Samples are selected at random using an automated script within acQuire© to approximate equal proportions of samples are <1 g/t, 1-7 g/t, and >7 g/t submitted. A standard is inserted at a rate of 2.5 % for this QAQC protocol.

9.8 Bulk Density

Density testing is undertaken on-site by core yard technicians using Archimedes principle (water immersion method). Densities are calculated using the below formula.

$$Density = mass\ (dry)/(mass\ (dry) - mass(\ in\ water))$$

A tabulation of the densities applied is provided in Table 7.5.1, Table 7.5.2 and Table 7.5.3 in Section 7.2.2.

The Qualified person's opinion of the density work is:

a) The bulk density testing is adequate for the intended purpose and the tonnage estimation based on the bulk densities appear to have little bias

Bulk densities are consistent with lithology and ore types estimated over a ±25 year mining history

9.9 Geological modelling

All data acquired is based on current detailed knowledge and intellectual models derived over many years of exploration and mining at Granny Smith. Corporate consultants and industry experts routinely visit site to review the best practices and guide, align the current staff with new innovative methods, ideas and concepts to facilitate continued excellence in exploration, mining and resource estimation. In addition, internal and external training of new and existing staff to appropriate methods, techniques together with management oversight ensures on-going best practices.

The geological interpretation has potential to materially impact on the estimated quantity and quality of the Mineral resource and Mineral reserve. Incorrect assumptions regarding volume and geological and/or grade continuity has the

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potential to overestimate contained metal. However, support from expert geologists, site and corporate peer reviews, external reviews, and the Model Handover Report (MHR) and Model Sign-Off Form processes ensure that the geological interpretation is one that most geologists would independently arrive at.

A series of standard model validations are carried out during and after completion of the grade estimation including:

- Visual validation checks.
- Wireframe vs. block model volume checks.
- Comparison of different estimation methods (SK vs OK).
- Comparison of composite vs block model statistics.
- Comparison of composite vs block model swath plots.
- Global change of support.
- Analyses of quality of estimates (including slope of regression and kriging efficiency).

Granny Smith has an extensive and proactive grade control and reconciliation process to review operational planning against actual performance. This encompasses model performance, dilution, mining mix and grade distributions and are comprehensively tracked and managed through the site database. Periodic reports and reviews are completed as part of monthly and quarterly reviews, as well as tracking of the Mine Call Factor and ore sources. Current 2021 reconciliation results indicate no adverse impacts or risks associated with the resource models.

The Qualified person's opinion of the geological modelling is:

a) The geological modeling protocols are adequate to minimise material errors

b) The controls have been reviewed and the adequacy is reasonable and that material bias or errors are unexpected

c) The systems to reduce human and procedural errors, checks and balances are adequate and minimise material errors

d) The protocols are adequate as reviewed and that the Mineral resource models are based on sound data and are reasonable

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10 Mineral processing and metallurgical testing

10.1 Testing and procedures

10.1.1 Background

The Granny Smith operation and reserves comprises the Wallaby underground mine. The Wallaby deposit was discovered in 1998, first open pit ore was mined in 2001 and underground operations commenced in December 2005.

Within the Wallaby underground deposit, the gold lodes form a series of stacked zones that are sub-horizontal to gently northeast dipping (see Figure 6.2.4). A series of east-west striking vertical lodes is also present as linking structures between the main horizontal lodes.

The main gold mineralising event is associated with dolomite-albite alteration. Sulphidation appears to be the main gold deposition mechanism. Lower grade areas are associated with carbonate-biotite and early-stage hematite alteration.

Gold occurs along micro-fractures within pyrite and generally ranges from 1 µm – 20 µm in size. It also occurs as larger (up to several millimetres) grains within quartz veining, either in strongly dolomite-albite altered rocks or in small veins within a few metres of an ore zone. Coarse visible gold is also observed in narrow (<5 mm) moderate to steeply dipping quartz-carbonate veins.

End-2021 reserves consists of ores associated with Wallaby underground zones, in decreasing order of contained gold; Z110-120, Z135, Z100 and Joey/Z250/60. Additional minor remnant mining reserves also occur in the upper-level zones; Z60 through to Z90.

10.1.2 Metallurgical sampling & testing

Metallurgical testing of all new projects is completed as part of routine exploration operations. Selected drill core and chip samples are provided by the relevant geologists upon definition of discrete geological domains for separate analysis. Samples are composited from drill intersections to obtain a representative sample mass to reflect differing domains to determine future metallurgical impacts and options. The samples are dispatched to a third-party laboratory for metallurgical testing.

Many factors which can significantly impact on processing capability include the physical properties of the orebody (ore hardness, abrasiveness and breakage characteristics), liberation properties (grind/recovery sensitivity, gold-mineral associations, gravity recoverable gold content), metallurgical properties (oxidant sensitivity, leach rate profile, leach accelerant amenability) and the presence of other minerals or species that can contribute to additional reagent consumption or become a contaminating presence in the tailings stream. It is the aim of the metallurgical testing program to identify these factors and attempt to quantify their effects.

Testwork on the physical and liberation properties of deposits are conducted on the samples to develop orebody domain definition. This testwork is utilised to review whether existing Granny Smith processing capabilities are suited to process the required ore from these deposits. This is backed up by ongoing review and reconciliation work by the on-site process team who actively track and monitor metallurgical efficiency as part of standard operating practices.

All Mineral resources and reserves are analysed in regard to existing plant capacity, infrastructure, processes and personnel. Existing metallurgical infrastructure is planned to process all current and future Mineral resources and reserves mined within the Property.

Granny Smith follows a standard testwork protocol designed to reflect the unit operations present in the current plant infrastructure This analysis includes:

- Comprehensive assessment of process mineralogy including head assays, elemental sweep and X-ray diffraction (XRD) analysis.
- Examination for deleterious material including acid mine drainage analysis.

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- Comminution characteristics including crusher indices, abrasion indices, and grinding indices for semi-autogenous grinding (SAG) and ball milling.
- Extraction sensitivities in time profiled laboratory gravity and leach testwork programs to determine overall recovery.
- Subsequent diagnostic analysis of tailings residue if warranted.
- Impacts on expected reagent consumption, specifically cyanide and lime.

Metallurgical testwork programs are ongoing at Granny Smith, based upon the progressive drilling and definition of new or existing mining area extensions that are associated with the exploration program. Metallurgical testwork programs that were completed during 2020 as drilling and ore definition of deposits advanced and progressive studies were completed included:

- Wallaby Zone 120 - 135 Vertical & Horizontal
- Wallaby Zone 250 - 60 Joey

The characteristics of the ore sources are typically sufficiently different such that where appropriate, a fixed or grade recovery per ore source is assigned. For ore sources that are currently or have been historically treated then an overall grade recovery relationship based on known processing plant performance is assigned.

The Granny Smith process plant currently sources feed from the Wallaby underground mining operation. Daily composite samples of processing plant feed and tailings streams are taken to assist in gold accounting on site. These are collected using a combination of automatic sampling stations as well as manual cuts using properly designed samplers. Analysis of the composites includes gold contained in solids, solution and carbon. The analysis of samples used for accounting purposes is conducted by the Granny Smith site laboratory.

The laboratory facilities include sample preparation, fire assay and a wet analysis area. Solid sample composites are analysed using fire assay with an AAS finish. Carbon sample composites are assayed using high temperature ashing, acid digest and an AAS finish. Solution sample composites are assayed using DIBK extraction and an AAS finish. All laboratory assaying procedures are aligned with standard industry practices.

On a weekly and monthly basis, gold in circuit surveys are conducted to reconcile gold recovery and feed grades against assayed estimates. Bullion samples are taken when required by vacuum sampling from each gold pour. These samples are used as an estimate prior to receiving official outturn assays provided by the Perth Mint.

10.2 Relevant results

10.2.1 Sample Head Analysis

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P a g e 61 | 136 Table 10.2.1 shows a summary of the average sample head analyses grouped by Wallaby zone. The samples are reasonably and consistently enriched in sulphide sulphur, carbonates, calcium (Ca) and Magnesium (Mg). The samples beneficially contain relatively low concentrations of organic carbon, copper (Cu), lead (Pb), arsenic (As), mercury (Hg), tellurium (Te) and antimony (Sb). There appears to be no significant variation in multi-element species concentrations between the different geological zones. P a g e 62 | 136 Table 10.2.1: Summary of Wallaby zone average sample head analysis Analyte Units Zone 80 (Avg) Zone 90 (Avg) Zone 100 (Avg) Zone 110 (Avg) Zone 120 (Avg) Zone 135 Vertical (Avg) Zone 135 Horizontal (Avg) Ag ppm 0.60 0.50 0.53 0.53 0.54 0.49 0.97 Al % 6.53 5.99 6.60 6.60 6.03 6.26 5.76 As ppm 116 38 29 29 28 20 22 Ba ppm 248 443 1279 1279 930 1055 822 Be ppm 2.10 1.60 <20 <20 <20 5.00 9.53 Bi ppm 3.00 2.00 <25 <25 <25 10.00 14.53 C total % 3.45 2.84 2.55 2.55 2.69 2.91 2.78 C organic % 0.05 0.05 0.06 0.03 0.03 C carbonate % 8.39 8.39 12.64 14.44 8.01 Ca % 7.22 5.95 5.91 5.91 6.21 6.56 6.32 Cd ppm 20 20 20 5 10 Co ppm 34 30 32 32 34 27 34 Cr ppm 164 134 164 164 150 118 100 Cu ppm 93 87 87 87 87 73 86 Fe % 6.24 5.71 6.77 6.77 5.98 5.45 6.30 Hg ppm 0.30 2.10 0.43 0.43 0.33 0.35 0.32 K % 1.71 1.95 2.46 2.46 2.13 2.58 1.76 Li ppm 78 85 25 25 27 17 23 Mg % 2.24 1.98 1.88 1.88 2.12 1.79 2.03 Mn ppm 1737 1442 1299 1299 1339 1353 1394 Mo ppm 10 12 24 24 28 85 18 Na % 2.99 2.74 3.13 3.13 2.70 2.74 2.67 Ni ppm 105 86 81 81 94 71 90 P ppm 527 699 643 643 927 822 612 Pb ppm 52 36 36 36 24 50 46 S total % 3.44 3.16 2.01 2.01 2.18 2.41 2.67 S sulphide % 2.27 2.87 2.22 2.22 2.48 2.23 2.45 Sb ppm 28.0 28.0 5.9 5.9 5.0 6.2 7.1 SiO2% 46 52 47 47 44 47 47 Sr ppm 1501 1379 1412 1412 1151 1976 1102 Te ppm 1.1 1.1 1.9 1.8 1.8 Ti ppm 3400 2900 3457 3457 3806 3564 3793 V ppm 198 192 148 148 167 142 154 Y ppm 85 85 37 100 100 Zn ppm 125 106 110 110 94 84 75 Source: Granny Smith CPR, 2021 10.2.2 Metallurgical recovery A summary of the number and results of laboratory recovery tests carried out on samples taken from key selected mining areas is shown in Table 10.2.2. The average grades, tails and recoveries for each mining zone data is also shown for reference. P a g e 63 | 136 Table 10.2.2: Summary of metallurgical samples/tests quantities and summary of average recovery results Wallaby zone No. samples Zone structure direction Calculated head grade Au (g/t) Gravity recovery (%Au) Final tails grade Au (g/t) Overall recovery (%Au) Joey Z250-60 6 Horizontal 7.62 34.75 0.47 93.9 Zone 80 3 Horizontal 6.28 NA 0.86 86.4 Zone 90 15 Horizontal 10.03 NA 1.30 87.0 Zone 100 35 Horizontal 6.50 NA 0.71 89.0 Zone 105 3 Vertical 6.31 46.39 0.37 94.1 Zone 110 5 Horizontal 4.46 32.23 0.50 88.9 Zone 120 11 Horizontal 7.37 36.01 0.61 91.8 Zone 125 3 Vertical 7.53 42.84 0.61 91.9 Zone 135 20 Horizontal 7.62 30.09 0.66 91.4 Zone 135 9 Vertical 9.75 27.53 0.84 91.4 Source: Granny Smith CPR, 2021 The laboratory testwork methodology carried out on the samples from Zones 80, 90 and 100 excluded a gravity recovery stage, since the plant was not equipped with a gravity circuit at the time that the testwork was carried out. Table 10.2.3 summarises metallurgical recoveries for the key ore sources in the Granny Smith Mineral reserve. For the development of the reserve process recovery estimation models for the plant, two separate approaches have been adopted, and described as follows:  Grade/recovery estimation model fitted to the 2020 monthly actual plant performance results – a single recovery estimation model is adopted for the surface stockpiles and Wallaby Zones 60, 70, 80, 90, 100, 110 and 120 ore sources, due to the availability of actual processing experience and history treating these blended ore sources.  Grade/recovery estimation model fitted to testwork results – adopted for Wallaby Zone 250/Joey and Zone 135 (vertical and horizontal), because these ore sources have not yet been processed through the plant, and therefore the metallurgical testwork results are the only available information concerning recovery of these two mining areas. Table 10.2.3: Summary metallurgical recoveries estimate by ore source (geological zone) Mining area Note Tonnes (kt) Grade (g/t Au) Recovery (%) Recovery estimation model Underground Wallaby Zone 250/Joey 1 479 4.7 93.8 100 x (Grade – (0.0589 × 𝐺𝑟𝑎𝑑𝑒+0.0164) 𝐺𝑟𝑎𝑑𝑒 ) Wallaby Zones 60, 70, 80 & 90 2 459 4.61 92.1 100 x (0.8322 + 0.058 x LN(Grade)) Wallaby Zone 100 2 1,904 5.15 92.7 100 x (0.8322 + 0.058 x LN(Grade)) Wallaby Zone 110 2 910 5.19 92.8 100 x (0.8322 + 0.058 x LN(Grade)) Wallaby Zone 120 2 4,078 5.42 93.0 100 x (0.8322 + 0.058 x LN(Grade)) Wallaby Zone 135 1 4,752 5.52 91.1 100 x (1 − (0.10561 ×𝐺𝑟𝑎𝑑𝑒0.89756) 𝐺𝑟𝑎𝑑𝑒 ) Surface stockpiles 2 31 4.76 92.3 100 x (0.8322 + 0.058 x LN(Grade)) Note: 1. Recovery estimation model developed using testwork results. 2. Recovery estimation model developed using 2020 monthly plant results treating blended ore. Source: Granny Smith CPR, 2021 Due to the added complexity of the Granny Smith treatment plant with the inclusion of a CIP tailings retreatment circuit (spirals and concentrate regrinding), and the significantly larger volumes treated (compared to metallurgical core sample volumes) there is more confidence in using the actual plant results for recovery performance estimation, as compared to the laboratory test results. P a g e 64 | 136 A chart comparing the monthly plant feed grade and recovery results, with the plant recovery estimation model (used for Zones 60 through to 120) is shown in Figure 10.2.1. There is a reasonable degree of variability in the plant results, however the recovery estimation model matches the 2020 plant results reasonably well, since this was the dataset used to develop the model early in 2021. The plant recovery results achieved in 2021 are slightly lower than the recovery estimation model. The recent performance of the Granny Smith process plant is provided in Figure 10.2.1 for comparison. Figure 10.2.1: Granny Smith plant monthly feed grades and recoveries compared to the recovery estimation model used for Z60 to Z120 Source: Granny Smith CPR, 2021 10.2.3 Ore hardness The metallurgical testing program at Granny Smith includes ore hardness testing, typically being the crushing work index, abrasion index (Ai), Bond BWI (ball work index) and SMC (Steve Morrell Consulting) SAG milling parameters. To estimate mill throughput expectations for future ores from the hardness test results, the Morrell Total Power method is used, which provides an estimate of overall grinding circuit power requirement in kWhr/t using the SMC parameters (SAG mill, Mia and Ball mill, Mib) which are calculated from the Bond ball work index (BWI) test and the SMC drop weight index test results. The grouped ore hardness indices and total milling power draw requirement estimates are shown in 91.0% 91.5% 92.0% 92.5% 93.0% 93.5% 94.0% 94.5% 95.0% 95.5% 4.0 4.5 5.0 5.5 6.0 6.5 7.0 7.5 8.0 O v er a ll g o ld r ec o v er y (% A u ) Gold Head grade (g/t) Plant monthly 2019 Plant monthly 2020 Plant monthly 2021 2021 Reserves Model

Table 10.2.4, for a final grind size of approximately 100 µm, listed in order of increasing estimate of power draw.

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Table 10.2.4: Summary of hardness indices and power requirements estimates for Wallaby underground

Wallaby Ore Source Zone	Rock SG (t/m^3)	SAG Index, Mia (kWhr/t)	Ball Index, Mib (kWhr/t)	Estimated Mill Power Required Motor (kWhr/t)
Joey	2.87	23.0	18.1	16.5
Zone 80	2.84	23.0	17.9	16.4
Zone 90	2.82	21.1	16.9	15.3
Zone 100	2.84	24.7	20.0	18.0
Zone 110	2.83	22.3	18.1	16.2
Zone 120	2.83	22.5	18.9	16.7
Zone 135 Vertical	2.79	20.1	15.1	14.1
Zone 135 Horizontal	2.84	19.9	15.1	13.9

Source: Granny Smith CPR, 2021

From an operational perspective, the treatment capacity of the installed processing plant far exceeds the ore mining rate from the Wallaby underground mine. The plant is operated on a calendar monthly campaign basis, running for about two (2) weeks, and then going on stand-by (shut-down) for about two (2) weeks, timing varying based up on the availability and volume of the Wallaby mined ore stockpile.

10.3 Plant Sampling

Daily composite samples of processing plant feed and tailings streams are taken to assist in gold accounting on site. These are collected using a combination of automatic sampling stations as well as manual cuts using properly designed samplers. Analysis of the composites includes gold contained in solids, solution, and carbon. The analysis of samples used for accounting purposes is conducted by the Granny Smith site laboratory.

The laboratory facilities include sample preparation, fire assay and a wet analysis area. Solid sample composites are analysed using fire assay with an AAS finish. Carbon sample composites are assayed using high temperature ashing, acid digest and an AAS finish. Solution sample composites are assayed using DIBK extraction and an AAS finish. All laboratory assaying procedures are aligned with standard industry practices.

Bullion samples are taken when required by vacuum sampling from each gold pour. These samples are used as an estimate prior to receiving official outturn assays provided by the Perth Mint.

In accordance with Gold Fields Plant Metal Accounting Standard, a gold in circuit inventory is undertaken monthly to reconcile (by mass balance) the back-calculated gold grade of the mill feed with the mill feed grade estimates obtained using daily plant samples and assays. The monthly variance between the assayed grade and the back-calculated grade is monitored, and an investigation is initiated if this variance exceeds the minimum allowable levels outlined in the Gold Fields Plant Metal Accounting Standard.

10.4 Deleterious Elements

The testwork procedures includes analysis for elements that could be deleterious to plant recovery (e.g., arsenic, tellurium, antimony, organic carbon). However, to date no specific deleterious mineral species have been identified that significantly impacts the processing plant.

The Granny Smith ore sources are notably enriched in sulphide sulphur; and there is a positive relationship between the Wallaby metallurgical sample's leach tailings grade and sulphur head grade. However, due to the limited availability of sulphur grade data in the mine's geological assay database, it is not possible to estimate sulphur grade distribution within the Granny Smith mineralisation areas.

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Gold Fields

10.5 Metallurgical Risks

In the opinion of the Qualified person, the combination of a well-established processing plant with a known operating history of treating ores mined from the associated mining leases, together with the ongoing and active metallurgical testwork program assessing core samples selected from future local mineralisation areas, provides a reasonable platform for estimating the associated metallurgical and processing modifying factors underpinning the 2021 reserves.

However, the reader should be aware that uncertainties remain, and some key potential areas of risk and uncertainty are discussed in the following sections.

10.5.1 Sample Representativity

Metallurgical sample selection is an important aspect of the process of developing resources into reserves. The results of the testwork undertaken on those samples are often used directly as input into plant performance estimates that are then used for the life-of-mine and reserve's financial evaluations. It is important that the metallurgical samples are representatively selected, for example, to cover a suitable range of gold head grades, to consider the different geological lithologies and domains expected to be encountered, and to appropriately incorporate internal and external material dilution expected during the mining process. Individually testing different head grades ranges and geological domains improves the ability to see the metallurgical response variability of the orebody, which improves the ability to make better judgements and estimates about how the material could perform in the processing plant.

As new potentially economic mineralised areas are identified at the mine, the site's exploration geologists and metallurgists will select a few, to several, core composite samples of each new mineralisation area, and submit to a commercial metallurgical laboratory for the undertaking of a defined testwork program including, head assays, recovery, and physical properties analyses.

Whilst effort and care are taken with the sample selection process, there are practical constraints to samples numbers due to core availability and testwork cost, and therefore it is not possible for the Qualified person to guarantee that the proposed reserves have been fully representatively sampled, and therefore some inherent uncertainty will remain.

10.5.2 Laboratory Test Methods and Scale-up

The laboratory test results require scale-up to estimate performance through the industrial processing facility.

The metallurgical testing regime adopted has been specifically tailored to provide results that reasonably and practically represent the actual installed processing facility. This regime has been developed from experience gained over many years of undertaking such work, culminating in eventual mining, and processing of ores that have been historically metallurgically tested.

Gravity and leach recoveries achieved in the laboratory are assumed to be achievable within the plant. Overall laboratory recovery results are typically model-fitted to a bounded sample head grade relationship, and this resulting model is assumed to be reasonably achievable at plant scale.

Hardness properties are applied to the Morrell Total Power method to estimate grinding mill throughputs.

However there remains potential risk associated with the delivery of these metallurgical testing results associated with the differences between laboratory methods and full-scale processes, and miscellaneous and unidentified errors associated with undertaking the testing.

The selected laboratory (ALS Metallurgy, Balcatta, Western Australia) that is undertaking the metallurgical testwork is highly regarded within the local gold mining industry, and has an established history of performing well, with both Gold Fields and the Qualified person.

No pilot-plant testing is carried out prior to reserve declaration and subsequent mining, and the metallurgical properties are based on bench scale test results only. The sample requirements and cost for pilot testing are considered as being prohibitive. However, with a history of successful operation, and in being consistent with practices adopted for other

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similar operations, it is the opinion of the Qualified person that pilot plant testing is not required for the estimation of plant modifying factors for the 2021 reserves.

Despite reasonable efforts and care in the application of scale-up factors and modeling methods, there remains some inherent uncertainty in actual performance of the industrial facility predicted from a small volume of small-scale laboratory tests. One of the key challenges in confirming scale-up is the practice of ore blending of the plant feed (to optimise overall performance of the plant) which can limit regular direct comparison of plant performance and laboratory test results over the longer term.

10.5.3 Deleterious Elements

The routine metallurgical testwork program includes detailed head analysis (multi-element ICP-MS scan) to check for quantities of potential deleterious elements to the plant, such as mercury, arsenic, organic carbon, antimony, tellurium, base metals, etc. Whilst this assessment is carried out on the limited number of metallurgical composite samples, it is not typically undertaken on individual exploration or mine geological samples.

The multi-elemental assay results obtained from the metallurgical samples are used as a guide to identify if there are any deleterious elements at concentrations that would be of reasonable concern that could materially impact plant performance. If such a species is identified then the option to submit a larger number of individual exploration samples for detailed analysis, to better quantify and locate the deleterious species, is readily available.

However, it needs to be recognised that the relatively low number of metallurgical samples initially checked for deleterious elements means that some inherent risk remains of unexpectedly encountering such a species during subsequent mining and processing operations, despite such elements not being identified during metallurgical testing.

10.5.4 End-2021 Reserves recovery estimation model

The recovery estimation model used to predict recoveries for ores mined from Zone 60 through to Zone 120, reasonably matches the plant results achieved during 2020, since the recovery model was developed early in 2021 using the 2020 plant results. However, the actual plant performance achieved during 2021 (i.e., after the development of the model) are slightly lower by approximately 0.5 % recovery at a head grade of approximately 5.5 g/t.

Due to the study timing associated with the various tasks to develop annual reserves, it is required to update the recovery estimation models early in the calendar year, to provide time for the calculation of cutoff grades and updates to be made to the mine design accordingly.

P a g e 68 | 136

P a g e 69 | 136 11 Mineral resource estimates The December 2021 Granny Smith Mineral resource estimate is comprised of three areas: Wallaby, Granny Smith and Hillside. The Mineral resources undergo an initial assessment through the application of a range of assumed technical and economic factors to ensure reasonable prospects for economic extraction. All Mineral resource grades and tonnages are diluted and reported in-situ. The in-situ cutoff grade has modifying factors applied. Software used for the data analysis and grade modelling includes:  Leapfrog® 2021.1.2  Datamine ® Studio RM v1.3.35.0  Snowden Supervisor® v8.14.0  Geovariance Isatis® v18.04 11.1 Mineral resources estimation criteria 11.1.1 Geological model and interpretation The Wallaby Mineral resource comprises eight models covering the extent of the underground mine and future Mineral reserves. The Granny Smith Mineral resource is a single model that contains the underground Mineral resource areas. The Hillside Mineral resource is a single model covering the open pit resource area. The geological interpretations are based on conceptual models which reflect the current understandings of the controls on mineralisation as discussed in Section 6.2. The conceptual models consider lithology, structural controls, alteration and mineralisation. The understanding of these controls are updated and reviewed as additional information is collected for each deposit. Geological interpretation and modelling are an iterative process that evolves as new data and ideas become available. Generally, only one interpretation and model is submitted for evaluation; however, the interpretation(s) is one that most geologists would independently determine and report. This has been confirmed by ongoing peer, corporate, and external audits and reviews, which have in all cases supported existing methodologies and processes while suggesting a number of minor enhancements. Domain wireframes are created using Leapfrog® software where drillhole interval selections are used to create wireframes using Leapfrog®’s vein modelling or interpolant 3D wireframe modelling functions. Wireframes (depending on the deposit) are created for geological/grade domains, base of oxidation, top of fresh rock, and topography/pits. All models are constrained by geological boundaries and when relevant, by previous open-pit surfaces or underground development wireframes. Internal sub-domains are defined where geological understanding is sufficient. Domaining to define geological zones takes account gold grade and alteration. Cross-cutting dykes and intrusives are accounted for if of sufficient size during the geological interpretation stage. 11.1.2 Compositing DD and RC drillhole data are exported from the Granny Smith acQuire® databases in comma separated text file format (.csv) using queries to restrict the data to the relevant model area. Face sampling data are also used for the Wallaby underground models where grade control had been completed but restricted by polygon to areas immediately surrounding the drives (Table 11.1.1). Cross validation checks, duplicate checks and overlap checks on the data are undertaken following import into Datamine ® . Drillholes are composited at 1 m intervals within the interpreted mineralised zones for all models except the Wallaby Zone 135 model where the drillholes are composited across the full width of the lodes. The 1 m length chosen for compositing matches closely the average sample length. Composites are split at mineralisation domain and lithology boundaries. P a g e 70 | 136 11.1.3 Block modelling The resource models are three-dimensional (3D) block models constrained within 3D domain wireframes. Grade estimates are carried out into block sizes optimised with respect to the nominal drill spacing (parent cells). The parent cells are sub-celled to accurately represent the volume within the domain. The block sizes used for each resource model are listed in Table 11.1.1. Mining depletion is flagged in the resource model and excluded from reported Mineral resource numbers. 11.1.4 Bulk density Bulk densities are assigned by domain as disclosed in Section 7.5. 11.1.5 Top cuts The objective of cutting of high gold assay values is to reduce the influence of high-grade outlier values on the grade estimate. Top cut analyses are conducted on all model domains resulting in updated top-cuts. Top cut statistics for each deposit and each domain/zone are determined using the following methods:  Histogram plots.  Cumulative log probability plots.  Mean and variance plots.  Spatial distribution review. 11.1.6 Variography The correlation between sample grades can be seen to increase with decreasing distance between samples and can vary with direction, sample size and the degree of grade continuity. The variogram function attempts to quantify this correlation in 2D or 3D space and determine the search parameters in the grade estimation process. Where appropriate (i.e. for 3D cases), down-the-hole and spherical directional continuity variograms are completed using Snowden Supervisor ® software and used in combination with manually created search ellipses in Datamine ® . Corresponding 2D accumulation and true width variograms also modelled for 2D estimation. Table 11.1.1: Summary of December 2021 Mineral resource estimation parameters Model Maximum Search Min. Max Samples Parent cell size (X, Y, Z) Sub-cell maximum size (X, Y, Z) Estimator Estimate sample type Composite length Top cuts Date Granny Smith 136 m × 105 m × 29 m 6, 30 6 m × 6 m × 6 m 6 m × 6 m × 6 m Simulation DD, RC/DD & RC 1 m 5 g/t-50 g/t July 2020 Hillside 181 m × 66 m × 20 m 6, 48 10 m × 10 m × 5 m 1.25 m × 1.25 m × 0.25 m SK & OK DD, RC/DD & RC 1 m 1.5 g/t-16 g/t September 2017 Wallaby Zone 250/60 135 m × 81 m × 33 m 8, 32 5 m × 5 m × 2 m 2.5 m × 2.5 m ×1 m SK & OK DD, RC/DD & face (grade control areas) 1 m 2 g/t-100 g/t May 2021 Wallaby Zone 70 114 m × 88 m × 40 m 8, 32 5 m × 5 m × 2 m 2.5 m × 2.5 m × 1 m SK & OK DD, RC/DD & face (in grade control areas) 1 m 2 g/t-70 g/t March 2021 Wallaby Zone 80 60 m × 54 m × 22 m 12, 46 5 m × 5 m × 2 m 2.5 m × 2.5 m × 1 m SK & OK DD & face (in grade control areas) 1 m 2 g/t-110 g/t June 2021 Wallaby Zone 90 123 m × 120 m × 22 m 8, 40 5 m × 5 m × 2 m 2.5 m × 2.5 m × 1 m SK & OK DD & face (in grade control areas) 1 m 3 g/t-125 g/t May 2020 Wallaby Zone 100 149 m × 94 m x 31 m 10, 44 5 m × 5 m × 2 m 2.5 m × 2.5 m × 1 m SK & OK DD & face (in grade control areas) 1 m 2 g/t-130 g/t October 2021 Wallaby Zone 110-120 97 m × 87 m × 42 m 8, 38 Variable: 10 m × 10 m × 2 m & 5 m × 5 m × 2 m 2.5 m × 2.5 m × 1 m SK & OK DD & face (in 5 m × 5 m × 2 m grade control areas) 1 m 2 g/t-70 g/t November 2021 Wallaby Zone 135 214 m x 173 m 4, 12 (Seam composite) 10 m × 10 m × seam 1.25 m ×1.25 m × seam 2D GM SK & OK DD Seam width single composite 6 gm-250 gm December 2021 Wallaby Zone 150 164 m x 46 m x 20 m 8, 30 5 m × 5 m × 5 m 1.25 m × 1.25 m × 2 m Localised Conditional Simulation DD 1 m 100 g/t December 2021 Source: Granny Smith CPR, 202: Wallaby Zone 150: Localised to SMUs (5m x 5m x5m) from big parent volumes P a g e 71 | 136 Dynamic anisotropy is a process used whereby the search ellipse is “moulded” to follow undulations within the mineralised domain wireframes. It is a method used to solve the problem of incorrect cross correlation of data points when using a single (variogram or ellipse) defined search ellipse across an undulating domain. This process is effective for the Wallaby deposit due to the undulating nature of the mineralised zones. For the Wallaby Zone 135 model, a 2D flattening approach is used in preference to dynamic anisotropy as a continuous improvement initiative to further reduce the effects of highly undulating domains. The Qualified person’s opinion is that the variograms are a practical reflection of the spatial continuity of the respective mineralization grades and their application to the geostatistical analysis is adequate to minimize uncertainty and to derive appropriate resource block models for use by the planning engineers to complete mine design and production scheduling. 11.1.7 Grade estimation For Granny Smith, conditional simulation (CS) is the main estimation technique used. For Hillside, ordinary kriging (OK) and simple kriging (SK) are the main estimation techniques used. For Wallaby Zones (except Zone 150), ordinary kriging (OK) is the main 3D estimation technique, with SK used in areas of sparse drilling for more efficient estimates. As a result, the OK estimated grade is used in areas of indicated or better classification in all Wallaby models, while the SK estimated grade is used in areas of inferred classification. For Wallaby Zone 150 CS is the main estimation technique used. The grade estimation parameters by resource model are presented in Table 11.1.1. Different domains utilise a combination of hard, soft and semi-soft grade boundaries during estimation. If domains have distinctly different gold distribution characteristics, the estimation reflects this by having hard boundaries between domains. If domains shared similar gold distribution characteristics, they are estimated using a soft grade boundary, which assists to increase the number of samples available for estimation and better reflects the mineralisation. If following boundary analysis, domains have similar gold distribution characteristics near the boundary but different gold characteristics further from the domain boundary, a semi-soft grade boundary is used in the estimation. Grades are estimated into models with optimised parent block sizes determined through the completion of kriging neighbourhood analysis (KNA) to optimise block size kriging efficiency and regression slope values. Parent blocks are sub-celled to increase volumetric accuracy of the domain wireframe. Sub-blocks are set to retain the same grade as the parent block. A multiple pass approach is used for estimation within the mineralised domains. Directional ranges determined from variogram analysis are used to constrain search distances used in estimation as tabulated in Table 11.1.1. The ranges are also used as an aid in resource classification. The first pass uses the optimised search parameters for the domain based on variogram modelling and KNA. Search distances are based on maximum continuity from the variogram. With each subsequent estimation pass, the number of samples is reduced and the search volume (distance) increased. This approach is used to enable most blocks to receive a grade estimate within the domains, with the search pass coded into the model. 11.1.8 Selective mining units The Granny Smith selective mining unit (SMU) size (i.e. the smallest volume of material on which ore and waste classification is determined) in underground operations varies from longhole stoping (4 mH x 20 mL x 25 mW), bulk stoping (50 mH x 20 mL x 25 mW) and development (5 mH x 5 mL x 5 mW). Resource parent block sizes are broadly aligned to the smallest SMU in length and width, while providing greater model selectivity in height. KNA is used to ensure optimal block sizes are chosen for estimation purposes. Mineral resources are constrained within optimised stope solids varying between the minimum and maximum SMUs. 11.1.9 Model validation All data acquired is based on current and historical detailed knowledge and models derived over many years of exploration and mining at Granny Smith. Corporate consultants and industry experts routinely visit site to review the best practices and guide, align the current staff with new innovative methods, ideas and concepts to facilitate continued P a g e 72 | 136 excellence in exploration, mining and resource estimation. In addition, internal and external training of new and existing staff to appropriate methods, techniques together with management oversight ensures on-going best practices. The geological interpretation has potential to materially impact on the estimated quantity and quality of the Mineral resource and Mineral reserve. Incorrect assumptions regarding volume and geological and/or grade continuity has the potential to overestimate contained metal. However, support from expert geologists, site and corporate peer reviews, external reviews, and the Model Handover Report (MHR) and Model Sign-Off Form processes ensure that the geological interpretation is one that most geologists would independently arrive at. A series of standard model validations are carried out during and after completion of the grade estimation including:  Visual validation checks.  Wireframe vs. block model volume checks.  Comparison of different estimation methods (SK vs OK).  Comparison of composite vs block model statistics.  Comparison of composite vs block model swath plots.  Global change of support.  Analyses of quality of estimates (including slope of regression and kriging efficiency). Granny Smith has an extensive and proactive grade control and reconciliation process to review operational planning against actual performance. This encompasses model performance, dilution, mining mix and grade distributions and are comprehensively tracked and managed through the site database. Periodic reports and reviews are completed as part of monthly and quarterly reviews, as well as tracking of the Mine Call Factor and ore sources. Current 2021 reconciliation results indicate no adverse impacts or risks associated with the resource models. 11.1.10 Cutoff grades Cutoff grades are influenced by the operating strategy, design and scheduling, and are therefore calculated annually. Open pit The cutoff grades used for the open pit Mineral resources at Hillside are summarised in Table 11.1.2. Table 11.1.2: Open pit resource cutoff grades Open pits Resource cutoff grade (g/t Au) RoM Resource mining recovery (%) Resource mining dilution (%) Hillside 0.66 100 0 Source: Granny Smith CPR, 2021 The open pit resources are constrained to an optimal shell defined by a resource gold price of $1,500/oz and relevant unit costs and modifying factors. Optimisation of the resource pit shell is carried out using Geovia Whittle® software. The cutoff grade is calculated for the material within the pit shell using the following formula: [Ore Premium Mining Costs ($/t) + Process Costs ($/t) + Site G&A Costs ($/t)] [Price x (100% - Ad valorem Royalty Rate) – All product related costs] x PRF x MCF x 0.03215075 Where:  Ore Premium Mining Costs cover adjustments in ore haulage distances and differences in ore and waste drill and blast costs. All other mining costs are accounted for during the pit shell generation phase.  Process Costs including sustaining capital.

- Site G&A Costs including off-site general and administration (G&A) costs directly related to site (e.g. accounting or payroll services).
- Price is the gold price per ounce ($1,500/oz).
- The ad valorem Royalty Rate is 2.5 %.
- All product related costs include management fees, refining costs and contributions to the Gold Fields Foundation per ounce.
- PRF is the plant recovery factor or metallurgical recovery as a percentage estimated at a grade close to the cutoff grade.
- MCF is the Mine Call Factor or the percentage of actual mill produced metal against the claim of metal produced.
- 0.03215075 is the ratio of troy ounces per gram.

All material within the pit shell above the calculated cutoff grade is judged to have reasonable prospects for economic extraction.

Underground

The cutoff grades for the underground Mineral resources at Granny Smith and Wallaby by lode are summarised in Table 11.1.3.

The underground Mineral resource estimates are evaluated using the same formula and gold price of $1,500/oz.

$$\frac{[\text{Mining Costs (\$/t)} + \text{Process Costs (\$/t)} + \text{Site G\&A Costs (\$/t)}]}{[\text{Price} \times (100\ \% - \text{Ad valorem Royalty Rate}) - \text{All product related costs}] \times \text{PRF} \times \text{MCF} \times 0.03215075}$$

Where:

- Mining Costs take account the mining method and area being mined inclusive of secondary development and sustaining capital.

The cutoff grade is applied to the deposit model as part of the assessment in relation to minimum mining width and reasonable prospects of extraction.

Table 11.1.3: Underground resource cutoff grades

Area	Resource cutoff grade (g/t Au) RoM	Minimum mining width (m)	Resource mining recovery (%)	Resource mining dilution (%)	Resource cutoff grade (g/t Au) MSO[1]
Granny Smith underground					
Granny Smith	1.89	4 mH x 5 mL x 5 mW	90	120	2.27
Wallaby underground					
Z60_Joey	2.30	4 mH x 5 mL x 5 mW	90	116	2.67
Zone 70/80	2.50	4 mH x 5 mL x 5 mW	90	116	2.90
Zone 90	2.53	4 mH x 5 mL x 5 mW	90	116	2.93
Zone 100 Main	2.67	4 mH x 5 mL x 5 mW	90	116	3.10
Zone 100 Vertical	2.82	4 mH x 5 mL x 5 mW	92	120	3.39
Zone 110	2.90	4 mH x 5 mL x 5 mW	92	116	3.37
Zone 120	2.83	4 mH x 5 mL x 5 mW	92	116	3.29
Zone 135 Main	2.91	4 mH x 5 mL x 5 mW	92	116	3.38
Zone 135 Vertical	3.08	4 mH x 5 mL x 5 mW	92	116	3.57

Note: a) [1]MSO is the mine shape optimiser block for selecting Mineral resource mining shapes.

Source: Granny Smith CPR, 2021

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Minimum mining width and reasonable extraction are assessed using a mineable shape optimiser (MSO) routine available in Datamine Studio RM® software. This routine generates a series of shapes related to a nominated SMU and a minimum width to maintain an average grade within the shape above the nominated cutoff grade. The SMU and minimum mining width are specified in line with current mining practices at Granny Smith.

MSO shapes are removed where they are judged too isolated and unlikely to be eventually economically extracted. This leaves a contiguous set of shapes. Small amounts of material below cutoff within the boundaries of the contiguous set of shapes are evaluated to determine if they would be extracted as part of a mining sequence.

When close to existing mining areas, a further assessment is made to ensure that material is potentially extractable. Remnant mining areas are coded using a stand-off distance to existing stopes. Mineralisation inside the stand-off zones is not reported as a Mineral resource except where an engineering assessment has resulted in the design and potential extraction of planned stopes.

All material within the retained MSO shapes above the calculated cutoff grade is judged to have reasonable prospects for economic extraction and may include some material below the cutoff grade that is extracted as part of the sequence to mine the higher grade (above cutoff) material.

Gold Fields conducts an annual review of metal prices for Mineral resource and Mineral reserve reporting to monitor any significant changes that would warrant re-calibrating the price deck for strategic and business planning purposes. This review takes into account prevailing economic, commodity price and exchange rate trends, together with market consensus forecasts and Gold Fields' strategy and expectations for the mine operations.

The resource gold price of $1,500/oz is based on consideration of the following elements and rationale:

- The 2020/21 gold price volatility, driven mainly by the COVID-19 pandemic and uncertainty related to federal reserve rate cuts, quantitative easing, global geopolitical tensions and fears of global recession, has added some complexity to the 2021 metal price analysis. However, as the pandemic peaks and moves into a 'controlled and diminishing' phase, gold prices could pull back and this has been factored into the analysis.
- The long-term CIBC market consensus forecast of $1,585/oz, and the January 2021 KPMG gold price survey, which involved 25 gold mining companies, indicating a long-term gold price of $1,496/oz, with a low long-term price of $1,350/oz and a high long-term price of $1,600/oz. The 24 month and CIBC MUST be updated as at 31st December as the "final" calibration of metal price ARB.
- A$ exchange rate of $0.74 which is within 2 % of the CIBC long-term foreign exchange forecast.
- Ensuring Mineral resources are not too volatile year-on-year with protection against possible downside scenarios if the gold price falls up to ~25 % in a specific year.
- Ensuring sufficient margin at prices incrementally lower than current spot price ranges and mitigating the risk of inflation.
- The resource gold price premium to the reserve price is circa 15 % and the differential is in general alignment to Gold Fields' peer group and industry standard practice.
- The Mineral resource price premium provides information on each operation's potential at higher gold prices and indicates possible future site infrastructure and mining footprint requirements.

The Qualified person has relied on information provided by the Registrant in preparing its findings and conclusions regarding commodity price and foreign currency exchange rate assumptions.

The Qualified person has concluded that reasonable prospects for economic extraction have been demonstrated through the application of an appropriate level of consideration of the potential viability of the Mineral resources. These considerations include a reasoned assessment of the geological, engineering (including mining and processing parameters), metallurgical, legal, infrastructural, environmental, marketing, socio-political and economic assumptions which, in the opinion of the Qualified person, are likely to influence the prospect of economic extraction.

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Although all permitting may not be finalised for some Mineral resources, there is no reason to expect that these permits will not be granted based on existing processes and protocols.

11.1.11 Reasonable prospects of economic extraction

The Qualified person has concluded that reasonable prospects for economic extraction has been demonstrated through the application of an appropriate level of consideration of the potential viability of Mineral resources. These considerations include a reasoned assessment of the geological, engineering (including mining and processing parameters), metallurgical, legal, infrastructural, environmental, marketing, socio-political and economic assumptions which, in the opinion of the Qualified person, are likely to influence the prospect of economic extraction.

Although all permitting may not be finalised for some Mineral resources, there is no reason to expect that these permits will not be granted based on existing processes and protocols.

No mineralisation that does not have demonstrated reasonable prospects for economic extraction has been included in the Mineral resource.

11.1.12 Classification criteria

Granny Smith's in-situ Mineral resources are classified as either measured, indicated or inferred in accordance with the definitions in Subpart 229.1300 of Regulation S-K.

Increasing levels of geo-scientific knowledge and confidence are generally based on geological understanding, grade variance, drillhole/sample spacing, mining development (amount of exposed and mapped mineralisation) and mining history. The quality of the estimate is also taken into account and is based on the values and spatial distribution of kriging efficiency and slope of regression calculated during kriging.

In general, the following criteria are used as a guide to the Mineral resource classification.

Measured Mineral resources:

- High quality data.
- Nominal drill spacing less than 25 m × 25 m.
- Ore development drives with face sampling at <15 m intervals along the lode and grade control drillholes where lode contacts are not visible in the face.
- Geology, lithological controls, structure and mineralisation well understood. Geological evidence is sufficient to confirm geological and grade continuity between sample points.
- Updated geology interpretation wireframes include face and drive mapping.

Indicated Mineral resources:

- Good data quality.
- Data density with nominal drill spacing between 25 m × 25 m and 50 m x 50 m.
- Geology, structure and mineralisation reasonably well understood. Geological evidence is sufficient to assume geological and grade continuity between sample points supported by the appropriate the drill spacing density.

Inferred Mineral resources:

- Regions of the model that due to data quality issues would otherwise be considered as measured or indicated
- Data density with nominal drill grid spacing between 50 m × 50 m and 100 m x 100 m.
- Geology, structure and mineralisation not well understood. Geological evidence is sufficient to imply but not verify geological and grade continuity supported by the appropriate the drill spacing density.

Material that does not fit either of the three resource categories is not reported.

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Gold Fields

Granny Smith calculates and reports stockpiles when mining occurs and are supported by adequate sampling, surveys and end of month reconciliation and are thus classified as measured Mineral resources.

The Qualified person is of the opinion that:

a) Inferred Mineral resource has an even chance of converting to indicated Mineral resource with continued exploration, additional empirical data and evolving geoscientific modelling.

b) The Mineral resource demonstrates reasonable prospects for economic extraction over the indicated study time frame.

c) The Mineral resource gold price of $1,500/oz is at a 15 % premium to the reserve price with the differential being in general alignment with Gold Fields standard practice for setting Mineral resource price. The 15 % premium is to provide information on Granny Smith resource potential at higher gold prices and to indicate possible future site infrastructure, permitting, licencing, SLO, mining footprint and infrastructure requirements.

d) The Qualified person’s opinion is that, whilst effort and care are taken with the resource estimation and classification processes, increase in geological knowledge and available data will reduce the level of uncertainty, and therefore some inherent uncertainty will remain.

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P a g e 77 | 136 11.2 Mineral resources as of 31 December 2021 The Granny Smith Mineral resources exclusive of Mineral reserves as of 31 December 2021 are summarised in Table 11.2.1. The Mineral resources are 100 % attributable to Gold Fields and are net of production depletion up to 31 December 2021. The point of reference for the Mineral resources is in-situ with dilution applied to the MSO. Table 11.2.1: Granny Smith - summary of gold Mineral resources at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,500/oz Mineral resources (exclusive of Mineral reserves) Cutoff Grades (g/t Au) Metallurgical Recovery (%) Amount/ (kt) Grades/ (g/t Au) Amount/ (koz Au) Underground Mineral resources UG measured Mineral resources 4,050 5.3 693 2.30 - 2.90 92 % UG indicated Mineral resources 20,743 5.0 3,367 1.89 - 3.08 92 % UG measured + indicated Mineral resources 24,792 5.1 4,059 1.89 - 3.08 92 % UG inferred Mineral resources 10,663 5.1 1,735 1.89 - 3.08 92 % Open Pit Mineral resources OP measured Mineral resources - - - - OP indicated Mineral resources - - - - OP measured + indicated Mineral resources - - - - OP inferred Mineral resources 357 1.9 22 0.66 92 % Stockpile Mineral resources SP measured Minerals resources - - - - SP indicated Mineral resources - - - - SP measured + indicated Mineral resources - - - - SP inferred Mineral resources - - - - Total Granny Smith Mineral resources Total measured Mineral resources 4,050 5.3 693 2.30 - 2.90 92 % Total indicated Mineral resources 20,743 5.0 3,367 1.89 - 3.08 92 % Total measured + indicated Mineral resources 24,792 5.1 4,059 1.89 - 3.08 92 % Total inferred Mineral resources 11,020 5.0 1,757 0.66 - 3.08 92 % Note: a) Rounding of figures may result in minor computational discrepancies. b) Mineral resources are exclusive of Mineral reserves. c) Mineral Resources categories are assigned with consideration given to geological complexity, grade variance, drillhole intersection spacing and proximity of mining development. d) Quoted as diluted in situ metric tonnes and grades. Metallurgical recovery factors have not been applied to the Mineral resource estimates. The approximate metallurgical recovery factor is 92%. The metallurgical recovery is the ratio, expressed as a percentage, of the mass of the specific mineral product recovered from ore treated at the process plant to its total specific mineral content before treatment. Granny Smith mining operations vary according to the mix of the source material. e) The metal prices used for the 2021 Mineral resources are based on a gold price of $1,500 per ounce or A$2,000 per ounce (at an exchange rate of A$1: $0.75). Open pit Mineral resources at the Australian operations are based on revenue factor 1 pits and the underground Mineral resources on appropriate mine design and extraction schedules. The gold price used for Mineral resources approximates 15 % higher than the selected Mineral reserve. f) The cutoff grade may vary per shaft, open pit or underground mine, depending on the respective costs, depletion schedule, ore type, expected mining dilution and expected mining recovery. The average or range of cutoff grade values applied to the Mineral resources are; Granny Smith 2.11 g/t to 3.08 g/t Au mill feed (underground) and 0.66 g/t Au (open pit). g) The Mineral resources are based on initial assessments at the resource gold price of $1,500/oz and consider estimates of all Granny Smith costs, the impact of modifying factors such as mining dilution and mining recovery, processing recovery and royalties. Mineral resources are also tested through the application of Environmental, Social and Governance (ESG) criteria to demonstrate reasonable prospects for economic extraction. h) The Mineral resources are estimated at a point in time and can be affected by changes in the gold price, US Dollar currency exchange rates, permitting, legislation, costs and operating parameters. Source: Granny Smith CPR, 2021 P a g e 78 | 136 The Mineral resources are based on initial assessments at the resource gold price of $1,500/oz and consider estimates of all Granny Smith costs, the impact of modifying factors such as mining dilution and recovery, processing recovery and royalties to demonstrate reasonable prospects for economic extraction. 11.3 Audits and reviews All Granny Smith resource models compiled by site personnel are reviewed by Gold Fields regional technical staff and Corporate Technical Services (CTS) prior to release for mining and Mineral reserve assessment. The Mineral resource estimate was also subjected to internal review and scrutiny by the relevant Qualified persons and regional technical and financial disciplines, and peer reviewed for technical assurance and compliance in reporting by Gold Fields’ Corporate Technical Services (CTS), Sustainable Development and Head Office Finance teams. The Mineral resource estimate is underpinned by appropriate Mineral resource management processes and protocols to ensure requisite corporate governance in respect of the intent of the Sarbanes-Oxley Act of 2002 (SOX). Technical and operating procedures developed for Granny Smith are designed to be compliant with the SOX framework as adopted by Gold Fields’ Mineral Resource Management for Resource and Reserve estimation, reporting and auditing. Gold Fields uses K2Fly RCubed® propriety software in combination with SharePoint to ensure accuracy, governance and auditability in the reporting of Mineral resources and Mineral reserves. An external audit by Snowden of the Wallaby Zone 110-120 and Wallaby Zone 135 resource models was completed in December 2020, with no material issues identified. 11.4 Comparison with 31 December 2020 Mineral resource No exclusive Mineral resources were disclosed in 2020. Exclusive mineral resources have not been reported on this stock exchange previously, however, in the Qualified persons opinion the 2021 to 2020 resource comparison changes are not material P a g e 79 | 136 12 Mineral reserve estimates 12.1 Level of assessment Granny Smith’s Mineral reserves are that portion of the Mineral resources which, as technical and economic studies have demonstrated, can justify extraction at 31st December 2021. The Mineral reserves are based on appropriately detailed and engineered LoM plans and are supported by relevant studies completed to a pre-feasibility study level. The LoM plans schedule the Mineral resources with appropriate modifying factors applied to estimate Mineral reserves. The process of Mineral reserve definition for Granny Smith follows the mine planning process. Cutoff grades are applied to define potentially economic mining panels before technical analysis is completed and constraints are applied. Infrastructure requirements are then defined, and mine designs are undertaken before an economic analysis is completed. A project must return a sufficient margin above the cutoff to cover the required capital development costs and provide a return on investment. All ore at Granny Smith is currently sourced from underground with the mining predominantly carried out by Granny Smith as an owner miner. Underground optimisation relies on the creation and evaluation of mining increments. Mining methods are largely determined by the geometry of the mineralised zones and the evaluation may involve the review of more than one method. Discrete zones within the defined areas of interest are further evaluated to ensure they satisfy overall economic criteria including any additional capital requirements. Infrastructure, waste disposal and ore stockpile management requirements are incorporated into the planning process. All mine design and scheduling are completed by experienced engineers using appropriate mine planning software and incorporates relevant modifying factors, cutoff grades and the results from other techno-economic investigations. Mining rates, fleet productivities, operational and plant capacities and constraints are accounted for in the plan and are typically based on historical performance trends. All geotechnical protocols and constraints are accounted for in the plan, including the provision for suitable mining geometries, mining losses, mining recovery and dilution. Provision is also made for sufficient waste rock and tailings storage with plans in place to meet LoM requirements. Mineral reserves are derived from LoM plans for currently producing operations and ore stockpiles. For all other projects, Mineral reserves are derived from a minimum pre-feasibility level study with individual cost input parameters used to define the cutoff grades. A pre-feasibility study has an estimated accuracy of ± 25 % with a contingency of no more than 15%. The generation of a LoM plan requires substantial technical input and detailed analysis and is critically dependent upon assumptions of the long-term commodity prices and sustained operating expenditure and the respective impact on cutoff grades, potential expansion and/or reduction in the Mineral resource and the return on capital expenditure. The basis of forward projections of operating costs for mature mining operations consider recent historical and forecast performance, including modifications for inflation. Capital costs are based on detailed requirements for the next two years and have in general an order of accuracy of ±10%. Capital estimates beyond next two years, are based on pre- feasibility or better estimates for infrastructure and development requirements for individual projects. The point of reference for the Mineral reserves is ore delivered to the processing facility, also known as run-of-mine or RoM ore. The Qualified person’s opinion of the 2021 Mineral reserve estimates is: a) The modifying factors are based on recent mining and processing extraction history and performance and are reasonable and appropriate to derive the reserves from the resources and minimise any estimation errors. The modifying factors are aligned with leading industry technical practice, for example, blended process recovery is used in the reserve estimate. P a g e 80 | 136 b) Granny Smith has grown its Mineral reserves over the past three reporting cycles net of depletion. Infrastructure, environmental, permitting, closure, utilities and baseline studies are all aligned to support continued Mineral reserves growth. Granny Smith’s proactive study pipeline retains a focus on progressing all key work integral to supporting ongoing life-of-mine extensions so as to avoid any potential production delays. For example, a study has been completed to extend tailings disposal capacity. c) The indicated and measured Mineral resource is sufficient in geoscientific confidence to complete final life-of- mine designs. However, it is usual to complete a final phase of infill drilling to determine a high confidence ‘mine defined’ resource with detailed geoscientific information prior to final stope design, pillar layouts and detailed production scheduling. d) The reported reserve is a ‘point in time’ or snapshot of the life-of-mine plan as at 31 December 2021. It is supported by a technically valid and economically viable mine design and schedule combining open pits and three underground mines. The techno-economic work does not exceed the estimated accuracy of ±25 % and or require more than 15 % contingency for both operating and capital costs. e) Environmental compliance and permitting requirements have been assessed in detail with supporting baseline studies and relevant preliminary internal impact assessments completed. Detailed tailings disposal, waste disposal, reclamation, and mine closure plans are incorporated into the life-of-mine plan. The life-of-mine plan, in toto, is completed to a minimum pre-feasibility level of study, although certain components of the plan have been completed to a feasibility level of study 12.2 Mineral reserve estimation criteria 12.2.1 Recent mine performance The recent performance Granny Smith is summarised in Table 12.2.1. There has been no open pit mining at Granny Smith since 2006. 12.2.2 Key assumptions and parameters The assumptions and parameters considered in the Mineral reserve estimate are summarised in Table 12.2.2. The Mineral resources for Granny Smith underground and Hillside open pit were not converted to a Mineral reserve. Mining costs are underground mining costs, including ore handling costs. Mining costs are based on the 2022 budget unit costs, applied to the planned physicals. Processing costs include tailings and waste disposal costs, as well as the cost of maintaining key on-mine infrastructure. Table 12.2.1: Recent operating statistics Units 2021 2020 2019 Underground mining Total mined kt 2,622 2,336 2,342 - Waste mined kt 965 637 631 - Ore mined kt 1,657 1,700 1,712 Mined grade g/t Au 5.68 5.32 5.29 Processing Tonnes treated kt 1,662 1,719 1,753 Head grade g/t Au 5.66 5.27 5.2 Yield g/t Au 5.23 4.88 4.88 Recovery % 92.9 93.0 93.6 Gold produced koz 279 270 275 Financials Exchange rate $:A$ 0.75 0.69 0.7 Operating cost $/oz 674 642 575 Cost of sales before amortisation and depreciation $/oz 693 620 572

GOLD FIELDS

	Total cash cost	$/oz	666	628	564
	Capital expenditure	$ m	100	66	72
	All in sustaining cost (AISC)	$/oz	1033	1010	922
	Total employees costed (TEC)	No.	717	592	541

Note: a) The operating statistics are based on annual fiscal year measurements

Source: Granny Smith CPR, 2021

Table 12.2.2: Summary of material modifying factors

		Units	2021	2020	2019
Mineral resource	Mineral resource gold price	$/oz	1,500	1,500	1,400
		$:A$	0.75	0.75	0.76
		A$/oz	2,000	2,000	1,850
	Cutoff for open pit	g/t Au	0.66	0.58 - 0.62	0.59 - 0.63
	Cutoff for underground - Wallaby	g/t Au	2.30 – 3.08	2.20 - 2.80	2.14 - 2.87
	Cutoff for underground - Granny Smith	g/t Au	2.11	2.11	2.08
Mineral reserve	Mineral reserve gold price	$/oz	1,300	1,300	1,200
		$:A$	0.74	0.74	0.75
		A$/oz	1,750	1,750	1,600
	Cutoff for mill feed - underground	g/t Au	2.63 – 3.48	2.49 - 3.17	2.46 - 3.29
	Mining recovery factor - underground	%	90 – 92	90 - 92	90 - 92
	Mining recovery factor open pit	%	n/a	n/a	n/a
	MCF	%	100	100	100
	Dilution underground	%	11 – 20	12 - 20	12 - 16
	Plant recovery (average)	%	92.0	92.3	92.8
	Processing Capacity	Mt/a	3.5	3.5	3.5

Note:
a) The 2021 fiscal modifying factors are valid as at 31 December 2021 and are considered when estimate the Mineral reserves and resources.
b) The metal prices selected remained the same for the past two reserve and resource estimates.
c) The Qualified person is of the opinion that the modifying factors are adequate for Mineral reserve reporting and that the modifying factors are reported in ranges and vary based on open pit and underground extraction and estimated unit costs for depth and distance hauled.
d) The Qualified person is of the opinion that the modifying factors estimated minimise estimation errors.

Source: Granny Smith CPR, 2021

G&A costs are largely based on the required and necessary technical and administrative support services required to sustain current and future mining production. In most instances these are assigned with fixed and variable cost components per tonne of ore within both the reserve estimation and corresponding financial models. Corporate costs are assigned as variable with ounces sold in the financial model.

Operating expenditures comprise:

- Cash Cost Components: include direct mining costs, direct processing costs, direct G&A costs, consulting fees, management fees, transportation and realisation charges.
- Total Cash Costs: include additional components such as royalties (excluding taxes where appropriate).
- Total Working Costs: include terminal separation liabilities, reclamation and mine closure costs (the net difference between the total environmental liability and the current trust fund provision) but exclude the salvage value on closure and non-cash items such as depreciation and amortisation.

- Total Costs: total working costs plus net movement in working capital plus capital expenditure.
- Major Capital Projects: In addition to long-term capital projects, the LoM capital expenditure programs generally include detail based on approved expenditure programs.

Details of the forecast operating and capital expenditures are provided in Section 18.

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Gold Fields

As disclosed in Section 11.1.10, Gold Fields conducts an annual review of metal prices for Mineral resource and Mineral reserve reporting to monitor any significant changes that would warrant re-calibrating the price deck for strategic and business planning purposes. This review considers prevailing economic, commodity price and exchange rate trends, together with market consensus forecasts and Gold Fields' strategy and expectations for the mine operations.

The Mineral reserve gold price of $1,300/oz is detailed in particularity in Chapter 16 marketing.

The Qualified person is of the opinion that the gold price applied to the estimation of the Mineral reserves is reasonable and suitable for life-of-mine planning and is an appropriate reflection of recent historical trends and importantly provides a metal price that mitigates the risk of short to medium term price fluctuations with the potential to impact on the execution of the life-of-mine reserve plans. The gold price used provides a reasonable long-term delta to current spot prices and incorporates into the life-of-mine plan appropriate contingency to offset possible short term lower price cycles.

For the operating mines, 6 to 18 month trailing average actual costs form the basis of the unit rates applied to the reserve financial model, with consideration for expected variations in operating and capital costs. This timeframe is selected based on alignment with recent business planning data. For new mines, costs are based on estimates from a range of recent sources and are deemed appropriate and representative by the Qualified person.

The Mineral reserve estimates may be materially affected based on changes to the cost and price assumptions, in addition to changes in the modifying factors. The reserve is assessed at multiple scales, including individual stope or pit, level, orebody, mine, and operation. As such, the Qualified person is of the opinion that the reserve plan should be viewed as a consolidated entity, as removal of key components of the reserve may have a material and disproportionate impact on the overall value and viability of the plan.

In addition to changes to modifying factors, additional data acquired into the future may materially impact the reserve estimate. Examples include, but are not limited to, acquisition of additional drilling data, changes to interpretation of the data, mining studies, internal and external approvals and operating strategies.

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12.2.3 Cutoff grades

Cutoff grades are influenced by the operating strategy, design and scheduling, and are therefore calculated annually.

The cutoff grades used for the underground Mineral reserves are calculated using the same methodology described in Section 11.1.10 at the reserve gold price of $1,300/oz. The cutoff grades by deposit are summarised in Table 12.2.3.

Table 12.2.3: Underground reserve cutoff grades

	Reserve cutoff grade (g/t Au) RoM	Expected process recovery (%)	Minimum mining width (m)
Z60_Joey	2.63	93.5	3 m
Zone 70/80	2.84	89.3	3 m
Zone 90	2.87	89.3	3 m
Zone 100 Main	3.03	89.6	3 m
Zone 100 Vertical	3.20	90.0	3 m
Zone 110	3.29	90.1	3 m
Zone 120	3.25	90.1	3 m
Zone 135 Main	3.32	90.7	3 m
Zone 135 Vertical	3.48	90.7	3 m
Total Wallaby Underground	3.21	90.0	3 m
Granny Smith Underground	2.14	88.3	3 m

Note: a) The underground cutoffs are estimated based on the reserve price, reserve modifying factors and are not expected to change materially over the life-of-mine reserve.

b) The estimated cutoff grades are adjusted for increased unit costs associated with depth and support type costs.

c) The Qualified person is of the opinion that the estimated life-of-mine schedule contains sufficient diligence to minimise errors.

Source: Granny Smith CPR, 2021

12.2.4 Mine design and planning

The main objective of the mine design and planning strategy at Wallaby is to maximise value from the Mineral resource while achieving a target free cashflow margin from the operation. The Wallaby underground mine is currently designed to exploit the stacked mineralised lodes from Zones 60/250, 70, 80, 90, 100, 110-120 and 135 to a depth of ~1.5 km below surface (Figure 12.2.1). Each zone has undergone a minimum pre-feasibility study assessment followed by staged development access and eventual mining. This approach provides a much higher level of confidence in mining prior to approval and allows for a safe and efficient mining strategy to be developed prior to mining.

During 2021, mining was concentrated in Zones 250/60, 80, 90, 100, 110-120,135. An expanded pre-feasibility study was completed for Zone 135 in 2019 with a feasibility study completed in 2021.

Access to the Wallaby underground mine is via a ramp decline from a portal established within the completed Wallaby open pit. The current portal and Wallaby pit surface ramp are assumed to be accessible for the remainder of the mine life. The mine operation is trackless, with truck haulage from underground via the ramp to surface.

Generally, exploitation of the Wallaby ore lodes progress top-down, although simultaneous exploitation of vertically adjacent lodes is required to achieve the targeted 1.70 Mt/a production rate. Likewise, from each lode, more than one stoping panel is extracted so barrier/regional pillars are used to separate mining panels according to geotechnical directions. As mining progresses to increasing depth, infrastructure and services are extended to support ongoing development and production activities.

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Figure 12.2.1: Wallaby mining areas (west view)


S
Granny Smith : Wallaby Reserve Outline
N
Zone 250-60
Zone 70
0m RL
Zone 80
Zone 90
Zone 100
Zone 110-120
-1000m RL
Zone 135
Zone 150
Underground Resource MSO
Underground Reserve Design
Mined
500 metres
0.5 miles
806000N
807000N
808000N
AU-GSM-P00044AA-J00034

Source: Granny Smith CPR, 2021

The Mineral reserve estimate includes external dilution and mining recovery factors based on the selected mining method and historical reconciliations. A planned internal dilution of 0.2 m in height and width is applied to development for all mining methods with 100 % mining recovery. The following standard development dimensions are used:

- Decline and truck accesses - 5.5 mW × 5.7 mH
- Ore drives (existing stoping methods) - 4.6 mW × 4. mH

The mine planning process is to identify and optimise all feasibly minable material that is identified in the resource geology models through creating and evaluating of mining access and stoping in the reserve plan. Mining methods are largely determined by the geometry of the mineralised zones. Individual zones are evaluated to optimise overall schedule economics. The infrastructure required to access the mineralisation is then designed before evaluation of the mine. Discrete zones within the defined areas of interest are further evaluated to ensure they satisfy overall economic criteria including any additional capital requirements.

The geotechnical and hydrogeological parameter is discussed in Section 13.

At present there are limited material technical risks such as staffing, logistics, equipment, ventilation or seismic impacts that are expected to prevent the mine from achieving the LoM plan; however, the following risks may constrain the mine plan at various points.

Ventilation

Fresh air is brought into the mine via the decline and fresh air raise system and exhausted via five exhaust raises with primary ventilation fans situated at the bottom of each rise. A review of the long-term primary ventilation system was undertaken in 2019 when the Zone 135 Stage 2 study was completed. From the study, several ventilation upgrades ensued including a new ventilation exhaust raise (VR8), and the replacement of the existing primary fans with four new fans. The current ventilation upgrades are sufficient for the current LoM.

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P a g e 85 | 136 Refrigeration and cooling A 4.1 MW surface bulk air cooler was commissioned in 2017 above the VR7 intake air rise, which cools 300 m³/s of ambient air during summer and currently services the southern production areas of the mine. The bulk air cooler will be upgraded to 8.2 MW at the beginning of summer 2022/2023. An additional 4.1 MW bulk air cooler of the same design has been constructed on top of the VR6 intake rise, which services the northern production areas and cools 270 m³/s of air. Once the refrigeration system has been upgraded this will be sufficient for the current LoM. 12.2.5 Mine planning and schedule The company’s annual mine planning process is anchored by a corporate planning calendar that sets out the sequence of events to be followed that ensures a strong linkage between the strategic planning phase and the life-of-mine plan itself that defines the Mineral reserves. During the first half of the year the preferred strategic plan is confirmed and approved by the company Executive Committee. This provides guidance for required investment and business and operational planning to position the mine to deliver on the strategic intent for the property. The detailed two-year operational plan and budget is informed by financial parameters determined by the Executive Committee and is the anchor to the longer-term planning and equates to the first two years of the life-of-mine plan. The overall planning process schedules key work to be completed and stage gated before subsequent work can be continued and includes the metal prices, geology and estimation models, resource models, mine design, depletion schedules, environmental and social aspects, capital and operating costs and finally the cashflow model and financial valuation. Capital planning is formalised pursuant to Gold Fields’ capital investment and approvals process. Projects are categorised and reviewed in terms of total expenditure, return on investment, net present value (NPV) and impact on All-in Costs (AIC) per ounce and all projects involving amounts exceeding $40 million are submitted to the Board for approval. Material changes to the plans are referred back to the Executive Committee and the Board. Post- investment reviews are conducted to assess the effectiveness of the capital approvals process and to leverage continuous improvement opportunities going forward. The Mineral reserve estimates are based on an appropriately detailed and engineered life-of-mine plan that is supported by relevant studies completed to a minimum PFS level of work. All design and scheduling is completed by experienced engineers using appropriate mine planning software and incorporates all relevant modifying factors, the use of cutoff grades and the results from other techno-economic investigations. Mining rates, fleet productivities and all key operational and plant capacities and constraints are accounted for in the plan and are typically based on historical performance trends. All geotechnical protocols and constraints are accounted for in the plan, including the provision for suitable mining geometries and ground support, mining losses in pillars, mining recovery and dilution. The provision of sufficient waste storage and tailings capacity is engineered into the plans to meet the life-of-mine requirements. Mine planning is driven primarily by personnel at the mine who are best positioned to determine the technical and commercial objectives for the site based on the parameters, objectives and guidelines issued by the corporate office. The site-based planning is supported by regional technical services functions, as well as from corporate technical services (CTS) and the corporate finance and sustainable development teams which provide overall oversight and assurance. The scheduled target rates adopted for LoM planning are based upon historical operational mining rates and are matched appropriately for future zones. The LoM plan is made up of the following underground mining areas.  Wallaby Zone 250/Joey  Wallaby Zone 60  Wallaby Zone 70  Wallaby Zone 80  Wallaby Zone 90 P a g e 86 | 136  Wallaby Zone 100  Wallaby Zone 110  Wallaby Zone 120  Wallaby Zone 135 There are currently no other projects included in the LoM plan. Underground mining equipment is scheduled on the available time the equipment can be used. This availability is based on calendar hours and allows for scheduled repairs and maintenance of the equipment. The current equipment actual and planned availabilities and utilisation for 2021 are shown in Table 12.2.4. Table 12.2.4: Equipment availabilities and utilisation Equipment 2021 availability 2021 utilisation of availability Actual % Planned % Actual % Truck 84 85 68 Loader 79 80 75 Development Drill 83 83 78 Production Drill 86 85 79 Note: a) The estimated reserve life-of-mine mining equipment fleet is expected to vary based on the open pit underground mining ratios. b) The heavy mobile mining fleet is renovated based on manufacturers specification or on regular maintenance records. c) The Qualified person is of the opinion that Granny Smith fleet and the fleet of the contractor support the life-of-mine reserve Source: Granny Smith CPR, 2021 Underground mine schedules are based on 3D block Mineral resource models (inventory models), with allowances made for minimum mining widths, dilution and ore loss appropriate to the mining method being considered and geotechnical considerations. Historical performance measures are considered in determination of these modifying factors. Infrastructure, waste disposal and ore stockpile management requirements are incorporated into the scheduling process. A mining schedule is generated, and a time-based economic evaluation is undertaken to ensure the mines remain economic until completion of mining, at which point rehabilitation commences. Provided that individual mining areas cover the direct mining costs (capital and operating), variable processing, TSF, rehabilitation and on-site administration costs, contribute to overhead fixed costs, and do not increase the overall life of the operation (i.e. mine constrained), the material can be included in the reserve assessment. Refer to Section 19.1 for details on the LoM mine schedule. The Qualified person is of the opinion that the mine plan and schedule incorporate appropriate assessment of all relevant technical, environmental, social and financial aspects to ensure the Mineral reserve complies with the SK rule instructions and requirements. After reasonable assessment there is no unresolved material matter that could have a significant impact on the mines ability to execute the life-of-mine plan. The mine plan and schedule incorporate consideration of the following key criteria:  Production depletion up to 31 December 2021.  Application of cutoff grades to determine mineable ore.  Application of appropriate modifying factors to convert resource to reserve.  Allocation of suitable mining equipment and costs.  Incorporation of realistic mining rates and efficiencies.  Practical and realistic mine design and mining methods. P a g e 87 | 136  Integrated production scheduling taking account of capacities, constraints and bottlenecks.  Use of appropriate paste filling rates for stope voids.  Integrated project management and execution.  Security of water and energy for the life-of-mine.  Provision for mine rehabilitation and mine closure costs.  Consideration of all environmental, social and legal aspects to enable life-of-mine plan execution.  Appropriate life-of-mine tail end management.  Security of current and future land tenure and relevant leasing agreements, permits and licenses.  Life-of-mine cashflow model and economic viability. 12.2.6 Processing schedule The processing schedule is derived from the Mineral reserve schedule. The individual ore type recovery formulas as detailed in Section 10.2 are used in the mine schedule to aggregate into an overall process recovery. Refer to Section 19.1 for details on the LoM processing schedule. 12.2.7 Classification criteria Granny Smith’s Mineral reserves are classified as either proven or probable in accordance with the definitions in Subpart 229.1300 of Regulation S-K. A proven Mineral reserve is assigned if it is flagged as a measured Mineral resource, the reserve block is covered by sufficient infill drillholes and/or exposed by development face mapping. A probable Mineral reserve is assigned if it is flagged as an indicated Mineral resource, is only covered by exploration drillholes, and has no development face mapping. The Mineral reserves are quoted in terms of RoM grades and tonnages delivered to the processing facility and are therefore fully diluted. 12.2.8 Economic assessment The basis for establishing economic viability is discussed in Section 19. P a g e 88 | 136 12.3 Mineral reserves as of 31 December 2021 The Granny Smith Mineral reserves as of 31 December 2021 are summarised in Table 12.3.1. The Mineral reserves are 100 % attributable to Gold Fields and are net of production depletion up to 31 December 2021. The point of reference for the Mineral reserves is ore delivered to the processing facility. The Granny Smith Mineral reserves are the economically mineable part of the measured and indicated Mineral resources based on LoM schedules and pre-feasibility studies completed at the reserve gold price of $1,300/oz to justify their economic viability at 31 December 2021 (refer to Section 19 for details on the supporting economic analysis). Table 12.3.1: Granny Smith - summary of gold Mineral reserves at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,300/oz Amount/ (kt) Grades/ (g/t Au) Amount/ (koz Au) Cutoff grades (g/t Au) Metallurgical recovery (%) Underground Mineral reserves UG proven Mineral reserves 2,212 4.9 351 3.21 92 % UG probable Mineral reserves 10,363 5.6 1,861 3.21 92 % UG total Mineral reserves 12,575 5.5 2,211 3.21 92 % Stockpile Mineral reserves SP proven Mineral reserves 26 5.6 5 1.03 83 % SP probable Mineral reserves - - - 1.03 83 % SP total Mineral reserves 26 5.6 5 1.03 83 % Total Mineral reserves Total proven Mineral reserves 2,239 4.9 355 Total probable Mineral reserves 10,363 5.6 1,861 Total Granny Smith Mineral reserves 2021 12,601 5.5 2,216 Total Granny Smith Mineral reserves 2020 12,613 5.3 2,167 Year on year difference (%) -0.1% 2% 2% Note: a) Rounding of figures may result in minor computational discrepancies. b) Refer to Table 12.5.1 for year-on-year Mineral reserve comparison. c) Quoted as mill delivered metric tonnes and run-of-mine (RoM) grades, inclusive of all mining dilutions and gold losses except mill recovery. Metallurgical recovery factors have not been applied to the reserve figures. The approximate metallurgical recovery factor is 92 % for underground feed. The metallurgical recovery is the ratio, expressed as a percentage, of the mass of the specific mineral product recovered from ore treated at the process plant to its total specific mineral content before treatment. The recoveries for Granny Smith vary according to the mix of the source material (e.g. oxide, transitional fresh and ore type blend) and method of treatment. d) The metal prices used for the 2021 LoM Mineral reserves are based on a gold price of $1,300 per ounce or A$1,750 per ounce (at an exchange rate of A$1:$0.74). Open pit Mineral reserves at Granny Smith are based on optimised pits and the underground operations on appropriate mine design and extraction schedules. The gold price used for Mineral reserves is detailed in particularity in Chapter 16 Marketing. e) Dilution relates to planned and unplanned waste and/or low-grade material being mined and delivered to the process plant. Ranges are given for those operations that have multiple orebody styles and mining methodologies. The mine dilution factors is 11 % to 20% (underground) f) The mining recovery factor relates to the proportion or percentage of ore mined from the defined orebody at the gold price used for the declaration of Mineral reserves. This percentage will vary from mining area to mining area and reflects planned and scheduled reserves against actual tonnes, grade and metal mined, with all modifying factors, mining constraints and pillar discounts applied. The mining recovery factors are 90 % to 92% (underground). g) The cutoff grade may vary per zone, open pit or underground mine, depending on the respective costs, depletion schedule, ore type, expected mining dilution and expected mining recovery. The average or range of cutoff grade values applied in the planning process are: Wallaby Underground 2.63 g/t to 3.48 g/t Au mill feed. h) A gold based Mine Call Factor (gold called for over gold accounted for) determined primarily on historic performance but also on realistic planned improvements where appropriate, is applied to the Mineral reserves. A Mine Call Factor of 100 % has been applied at Granny Smith. i) The Mineral reserves are estimated at a point in time and can be affected by changes in the gold price, US Dollar currency exchange rates, permitting, legislation, costs and operating parameters. j) Granny Smith is 100 % attributable to Gold Fields and is entitled to mine all declared material located within the properties mineral leases and all necessary statutory mining authorisations and permits are in place or have reasonable expectation of being granted. Source: Granny Smith CPR, 2021 All required permits are documents, applied for and coted to ensure the execution of the mine plan. Regulatory reforms and GFL Policy have been incorporated into environmental risk and permitting to ensure Granny Smith maintains licence to operate. Some regulatory changes are anticipated and are being monitored to ensure compliance is maintained. Granny Smith proactively engages during PFS and strategic Planning regarding any upcoming permitting requirements.

12.4 Audits and reviews

Audits and reviews completed at Granny Smith during 2020 included:

- Site based internal peer reviews, validation and reconciliation of geology models, wireframes, estimates process and outputs with senior Mineral resource management staff and department heads.
- Ongoing integrated routines for drilling, sampling, geology audits, reviews and coaching of all staff by senior geologists and Mineral resource management department heads to ensure due process and SOX compliance.
- Perth corporate technical audits & review of geology, estimation and mine planning models.
- Gold Fields Group Mineral resource management technical team reviews and site visits for validation and compliance evaluation of resources and reserves process, detail and output.
- OHSAS compliance for certification.
- ISO14001 surveillance audit by recognised external auditors.
- ISO45001 certification audit.
- ISO27001 certification audit.
- Global Reporting Initiative third party (ERM).
- Annual external financial audits (KPMG up to 2018, PWC from 2019).
- Ongoing routine internal audits (Gold Fields Johannesburg Internal Audit).
- Internal legal compliance and ethics policy review.
- Internal SOX compliance (Perth and Gold Fields corporate auditors).
- External audit by Snowden, certificate of compliance issued with no material or adverse findings.

No adverse findings were recorded from any of the audits. Ongoing compliance with minor improvement, adjustments and best practice continue to be implemented. Records of audits are filed electronically on site in relevant departments and folders with major audit signoffs reported in the Gold Fields annual report.

The Mineral resource estimate is underpinned by appropriate Mineral resource management processes and protocols to ensure requisite corporate governance in respect of the intent of the Sarbanes-Oxley Act of 2002 (SOX). Technical and operating procedures developed for Granny Smith are designed to be compliant with the SOX framework as adopted by Gold Fields' Mineral resource management for resource and reserve estimation, reporting and auditing.

Gold Fields uses K2Fly RCubed® propriety software in combination with SharePoint to ensure accuracy, governance and auditability in the reporting of Mineral resources and Mineral reserves.

12.5 Comparison with 31 December 2020 Mineral reserve

The net difference in Mineral reserves between 31 December 2020 and 31 December 2021 is +49 koz Au or +2.3 % (Table 12.5.1).

Table 12.5.1: Net difference in Mineral reserves between 31 December 2020 and 31 December 2021

Proven and probable Reserve	Unit	Change %	Gold on the RoM
As at 31 December 2020	koz	-	2,167
Depletion 2021	koz	-13.9 %	-302
Gold price	koz	-	-
Cost	koz	-0.5 %	-10
Incremental	koz	1.7 %	37
Conversion	koz	13.2 %	285
Inclusion / exclusion	koz	1.8 %	39
As at 31 December 2021	koz	2.3 %	2,216

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Note: a) Data from reserve 2020 and reserve 2021 has shown that after taking into account 2021 depletion, an additional 49 koz of gold has been added to the Granny Smith reserve, representing a 2.3 % increase from 2020.

Source: Granny Smith CPR, 2021

A series of overlapping internal processes exist at Gold Fields to review and validate the modifying factors, input assumptions, cutoff grades, designs, schedules, economic evaluation, and other technical assessments. These reviews include site, regional and group technical assessments, internal audits, and trained Qualified person authorisations. Multiple external audits of the Gold Fields reserves declarations and processes for Granny Smith have been completed within the past 5 years.

These processes are designed to reduce the likelihood of a significant or material error in the reserves estimation process and associated reserves declaration, although potential for error exists. The Qualified person for reserves is not aware of any material error or omission that at the time of writing would be deemed likely to have a significant impact on the operation's ability to deliver the reserve mine plan.

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13 Mining methods

13.1 Geotechnical and hydrological models

13.1.1 Hydrogeological model

Section 7.3 describes the hydrogeological model for Wallaby underground mine.

The Wallaby deposit occurs below 20 m-110 m of transported aeolian, fluvial, and lacustrine cover that forms part of an extensive regional aquifer system. This aquifer system has known transmissive links between the paleo-drainage system and the underlying Wallaby deposit (e.g. fractured mineralised zones) resulting in a high groundwater yield in the open pit and upper level of the underground mine.

Based on historical abstraction data, sump pumping of up to 40 l/s is required to maintain dry mining conditions. However, this does not include any additional surface inflows due to storm or cyclone events. Due to these two factors, successful and efficient dewatering is critical to the function of the underground operations.

The main Wallaby underground pump station is in Zone 60, and a new pump station was commissioned in Zone 80, with an overall capacity of 45 l/s. Water from deeper within Wallaby is supplied to the Zone 80 station via a series of pumps at various levels down the decline. Water is transferred to surface via a vertical drillhole into the Wallaby open pit sump and finally to Lake Carey.

Hypersaline water pumped directly from Wallaby underground onto Lake Carey is governed by a series of regulatory requirements (refer to Section 7.3).

The majority of the excavations underground are dry except where water-bearing structures are exposed and thus corrosion is not considered a major issue with fully encapsulated reinforcement for all capital infrastructure. Discrete seepage zones have been encountered as geological features are traversed, many of which remain damp (<1 l/sec) for the duration of mining. Only minor rehabilitation due to corrosion and water related issues has been required to date in Z60-Z70 level.

Fibrecrete applied to seepage zones will have provision for drainage via Split-Sets to prevent build-up of water pressure behind the Fibrecrete seal, or the installation of weep holes.

All capital infrastructures in the upper level have ground support standard that involves fibrecrete and resin bolts. The resin bolts are fully encapsulated as such less prone to corrosion. Temporary excavations such as oredrive generally have ground supports that involves mesh and split-sets. These excavations have life expectations less than 2 years which is within acceptable limits in for the type of water salinity experienced at Wallaby.

Historically the Zone 70 E was a mining area where water issues were identified. The extent of flow is very slow to slow and only observed in split sets due to drainage from a larger volume of rockmass.

The Qualified person’s opinion is that all appropriate geotechnical and hydrogeological parameters have been suitably considered and risk assessed to support the mining method selection and extraction sequencing and this information is embedded in Granny Smith’s Ground Control Management Plan which is routinely updated as new empirical information becomes available. The mine plan is geotechnically robust from a local and regional stability perspective.

13.1.2 Geotechnical model

The geotechnical models comprise the rock mass properties, geological structures as well geological model. The geotechnical models have been developed at Wallaby and is used to help to assess development and stope design as well as completing reconciliations, model calibration and ground support performance. Smaller models are also used to assess rock mass conditions in new mining levels and zones.

There are a few models that have been created and used at WUM. These include:

- Lithology Model and Major Structural Model.

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- Fracture Frequency and/or RQD and/or Q' Block Model.
- The Void Model.

Lithology and Major Structural Model

All of the recognised ore surfaces, major structures (Wedge, East Shears and Lamprophyres) and major intrusives have been created as three-dimensional triangulation models. The Geology Department routinely updates these structural models for features intersected during development (i.e. localised faulting, lithology).

This model is used to identify and delineate boundaries of geotechnical domains in three-dimensional space. Mapping and structural data can be used in conjunction with the above model to determine the rock mass quality within the mine and identify areas of poor ground as well as characterise the geotechnical domains. The model is also used for ground support design in different domain with increasing depth.

Fracture Frequency and/or RQD and/or Q' Block Model

Detailed rock mass characteristics for each individual stope are obtained by conducting geotechnical mapping of ore drives (post ground support installation) and geotechnical core logging of oriented drillholes, this information is used for the determination of the geotechnical characteristics of each domain. This process helps to identify areas of reduced rock mass quality which may affect the stability of the stopes.

The Void Model

The void model for Granny Smith Underground is available in Datamine® and Deswik® Wireframe format. This file is created and updated using all void surveys which are processed using Deswik® mining software. The survey department is responsible for maintaining the void model for the mine, which include lateral development, vertical development and stope voids.

Numerical Analysis

Numerical modelling to assess mining induced stress changes and impacts has been conducted both internally using Map3D Fault-Slip and externally using Abaqus.

The determination of the global rock mass response to the stress redistribution has been conducted using non-linear-modelling methods in Abaqus by external consultant. The aim of these non-linear models was to identify global instabilities, obtain the most economic, geotechnically sound extraction sequence and finally to define rules regarding pillar size, geometry and location.

The geotechnical design involves the sizing of various excavation geometries, location of the infrastructures, location, and sizing of pillars (i.e. barrier, regional and panel pillars), the timing of paste fill for each block as well as the extraction sequence.

Ongoing calibration of these models is used to model and maintain the overall global stability of the mine, and assess new mining areas during Front End Studies (i.e. Feasibility studies).

Detailed numerical models are also completed on more specific and targeted areas when design criteria are being challenged or for variations on the normal mining method.

The risk associated with seismicity at depth are managed through the following strategies:

a) Mine planning and design guidelines which ensure appropriate mine designs are generated. Geotechnical considerations form a key component of these designs and guide the design based on important constraints identified during feasibility and progressive mining of the orebody. The guidelines have been written to address various geotechnical issues during the mine planning and design process.

b) Sizing the mining zones into blocks of various geometries depending on depth starting Z100 level. Each block is separated by barrier pillars and or regional pillars. Z100 -Z120 the block sizes are 150 mW x 150 mL. Each block

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is divided into panel and pillars of which the sizing of the panel pillar depends on the global non-linear modelling results.

c) Global and local mining sequence whereby blocks are sequenced based on the spatial locations as well as the influence of various geological structures that are prone to seismicity. The mining sequence plays a dominant role to ensure the hazards associated with high stress and seismicity are managed.

d) Paste filling which was introduced in the lower levels to maintain long-term regional stability and also to limit the exposure of large spans in the stoping area.

e) Modelling of major and minor geological structures which are used in the non-linear numerical model as well for planning and design of the stopes.

f) Ground support design at which the developed Ground Support Standard for each mining profile has specific requirements (e.g. bolting and meshing) that are determined by development dimensions, the expected ground conditions, and the excavation life and serviceability as well as the stress conditions.

g) Seismic exclusion after each stope firing which is assigned based on the historical seismic activities, specific geotechnical domains and the presence of major geological structures.

13.2 Mining methods

Due to the variable sub-horizontal nature of the orebody, the mining methods at Wallaby involves a variation of a long-hole room and pillar methodology with no backfill in upper levels (above Z100 level) and hybrid of long-hole room and pillar with and without paste fill below Z100 level. The main mining method at Wallaby is inclined room and pillar (IRP). Other methods utilised are transverse longhole stoping (TLHS) and sub-level longhole stoping (SLHS). Bulk longhole stoping is also used, but to a lesser extent. The current Reserve outline is shown in Figure 13.2.1.

13.2.1 Inclined room and pillar (IRP)

IRP is used in areas of moderate ore dip (10 °-45 °) and moderate ore width (4 m-6 m). Multiple ore drives are developed on a fixed gradient to traverse the ore lenses following the ore contour on that elevation. Stoping is carried out on retreat from the ore extremity back to a central main lode access. Up-hole retreat stoping is employed with blast holes drilled at 76 mm diameter.

To initiate the starting void for the stopes, longhole rises are employed typically up to a depth of 15 m. Where the stope geometry is too complex or the rise requirement exceeds 15 m, slot drives are employed to create the initial void. In the upper levels, stopes are limited to 30 m along strike with a 5 m pillar left between stopes and do not require backfill. In the lower levels, stopes are limited to 20 m along strike with a 7 m pillar left between stopes. Stopes in the lower levels require backfill.

The general sequence of mining in a cluster of stopes is top-down with the top stope leading the retreat by a 45 ° angle of retreat. This allows for multiple fronts of mining and will also progressively shift the stress concentration in a controlled manner. The use of IRP mining at Wallaby has shown:

- It is relatively inefficient in terms of production (due to the small stope size of 3,000 t - 4,000 t) and therefore produces 12,000 t - 15,000 t per month from individual areas.

- It requires considerable technical and operational effort to design, manage and control the stopes.
- Considerable ore loss can occur with ore left in the footwall area due to geometrical limitations.
- Maintaining geological control of the ore development lateral direction is more challenging in the flatter ore lodes.

The room and pillar mining method with isolated rib and barrier pillars is currently transitioning to a continuous stope-paste fill mining sequence for the Zone 110 and Zone 120 lodes. The first paste fill stope was poured in July 2019 on the Zone 100 level. Structural influences on stability are also becoming more commonplace resulting in a focus on structural mapping and characterisation in all active development to define the continuity of major structures (with a focus on lamprophyre intrusions) and their potential influence on stability of mining areas going forward.

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Gold Fields

13.2.2 Transverse longhole stoping (TLHS)

TLHS is usually used in near horizontal zones with thicknesses up 20 m. In these extensive areas, the ore lode is divided into zones or mining panels approximately 150 m wide and 150 m long. Each panel is separated by regional barrier pillars to be mined at later stages of mining by retreat and are approximately 30 m wide. Each panel is in turn divided into several transverse mining stoping areas.

Ore development for each TLHS area is achieved by following the ore lode gradient with a set horizontal orientation. The ore drive is positioned approximately 2 m below the ore lode footwall, largely in a prevalent low-grade gold alteration area.

Each TLHS area is mined by up-hole retreat stopes using a longhole raised slot mined back to a central access. TLHS stoping panels are limited to 15 m in width and 20 m in length with rib pillars surrounding all sides. Rib pillars dimensions are calculated for each zone based on geotechnical parameters. A wider pillar between ore drives is left under a minimum 5 m vertical pillar to reduce pillar slenderness. The use of TLHS mining at Wallaby has shown:

- Improved stoping efficiency with stope sizes up to 30,000 t.
- Production rates over 18,000 t/month from individual stoping areas.
- Improvements in production drilling efficiency.

13.2.3 Sub-level longhole stoping (SLHS) with paste fill

This mining method is applied to areas where the orebody has a sub-vertical orientation (55 ° - 75 °). Typical stope dimensions have a strike length of 20 m – 25 m and width of 3 m -7 m. Each stoping block is backfilled with paste after extraction. The lead stope on each level creates the starting void by employing longhole rises and boxhole rises. Subsequent stoping panels are opened by firing against the backfilled mass of the preceding panel.

The mining sequence for the vertical lode will follow a continuous top-down echelon end-on retreating between levels to the access. There are no pillars currently planned for the vertical lodes other than uneconomical waste pillars.

Gold Fields has a long history of successfully employing this mining technique at Granny Smith and St Ives; however, SLHS with paste fill has not yet been used at Wallaby due to the flat nature of the orebodies mined to date. This method is planned for future mining areas.

13.2.4 Bulk longhole stoping

This mining method is applied to areas where two or three lodes are combined, and the total ore thickness is greater than 20 m. The lodes are divided into zones or mining panels approximately 100 m wide and 100 m long. Each panel is separated by regional pillars to be mined at later stages of mining by retreat and are approximately 20 m wide. Areas are mined by up-hole retreat stopes using a longhole raised slot mined back to a central access. The use of bulk mining at Wallaby has shown:

- Improved stoping efficiency with stope sizes up to 80,000 t.
- Production rates over 22,000 t per month from individual stoping areas.
- Improvements in production drilling efficiency.

Wallaby underground utilises different dilution and recovery factors for the varying mining methods and zones. The dilution and recovery factors are listed in Table 13.3.1

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Gold Fields

Table 13.2.1: Mining Dilution and recovery factors for each mining method

Stope type		Hole diameter	Dilution	Mining recovery	Dilution grade (g/t)	Mining zone
IRP Stopes – No Fill	4-10 m Height	76 mm	16 %	90 %	2.0 g/t	60 to 100
	>10 m Height	76 mm	12 %	90 %	2.0 g/t	60 to 100
Inclined Stopes – Paste Fill	4-10 m Height	76 mm	16 % - 20 %	92 %	0.5 g/t	110 to 135
LH Stopes – Paste Fill	10-23 m Height	89 mm	12 % - 18 %	92 %	0.5 g/t	110 to 135
	>23 m Height	89 mm	11 % - 16 %	92 %	0.5 g/t	110 to 135

Source: Granny Smith CPR, 2021

Figure 13.2.1: End of Mineral reserve outline


S
Granny Smith : Wallaby Reserve Outline
N
Zone 250-60
Zone 70
0m RL
Zone 80
Zone 90
Zone 100
Zone 110-120
-1000m RL
Zone 135
Zone 150
Underground Resource MSO
Underground Reserve Design
Mined
500 metres
0.5 miles
806000N
807000N
808000N
AU-GSM-P00044AA-J00034

Source: Granny Smith CPR, 2021

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13.3 Equipment and labour requirements

Wallaby underground mining equipment is predominantly an owner-operated fleet, with maintenance activities undertaken in-house. Wallaby utilises contractors for development, cable bolting and charging activities. The underground owner mining fleet is listed in Table 13.3.1.

Table 13.3.1: Underground mining fleet

Equipment class	Number of units
Development drill	5
Production drill	4
Cable bolt drill	1
Bogger	9
Haul truck	12
Charge wagon	3
IT	8
Grader	2
Water truck	1
Fibrecrete spray rig	2
AGI truck	2

Source: Granny Smith CPR, 2021

Loading is carried out using load-haul-dump (LHD) units, as either manned units for loading trucks or tele-remote units for stope bogging. Haulage to surface is completed using 65 t haulage trucks. Waste material is backfilled in the Wallaby open pit and ore is stockpiled on surface. A contractor fleet using 190 t capacity road trains carries out haulage from the surface ore stockpile to the RoM pad near the Granny Smith process plant, a distance of 13 km.

The Qualified person considered the following factors when selecting the underground mining method for the Waroonga, New Holland and Redeemer areas:

a) The geotechnical and rock behaviour models.

b) The hydrological surveys.

c) The modifying factors including underground cutoff grades.

d) The mining fleet configuration and equipment specifications.

e) Practical mining rates, stope size dimensions, mining dilution and mining recovery.

f) Infrastructure and operating capacities and constraints.

g) Capital and operating costs and economic viability.

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14 Processing and recovery methods

14.1 Flow sheet and design

The Granny Smith processing plant was originally commissioned in 1990 to treat oxide gold ores mined from the Goanna, Granny and Windich pits and was periodically upgraded to optimise recovery of the sulphide ore from Wallaby underground. The plant currently only treats Wallaby ore in campaign mode.

The crushing plant consists of two independent circuits – one for soft ore and one for hard/fresh ore. This is followed by a standard semi-autogenous grinding (SAG) and ball mill (SABC) grinding circuit, a gravity circuit, a leach/carbon-in-pulp (CIP) train, a pressure Zadra elution circuit, a tailings recovery circuit and thickener. A schematic process flow sheet for the process plant is shown in Figure 14.1.1.

Figure 14.1.1: Schematic flow diagram of Granny Smith process plant


Granny Smith Gold Mine - Process Flow Chart
ROM Bin
Vibrating Grizzly
Apron Feeder
Coarse Ore Bin
CV13
Jaw Crusher
HB000 Crusher
CV10
CV11
CV12
Coarse
Banana Screen
Fine
CV14
CV1A
Dome Stockpile
LIME
CV2
Recycle Crusher
CV4
CV3
CV5
SAG Mill
CV2A
SAG D/C Screen
Coarse
Fine
Gravity Feed Screens
Cyclone Cluster
Overflow
Underflow
OXYGEN
CAUSTIC
CYANIDE
ILR
Ball Mill
Loaded Carbon Screen
Loaded Carbon
CIP6
CIP5
CIP4
CIP3
CIP2
CIP1
L6
L5
L4
L3
L2
L1
OXYGEN
CYANIDE
Preg Solution
Pre-Leach Discharge
Tails Screen
Desline Cyclones
Regen Carbon
ACID
Regen Kiln
Fine Grind Cyclones
Spirals
Spiral Concentrate
Spiral Tails
Vertimill
FLOCCULANT
Barren Carbon
Tailings Thickener
Final Tails Hopper
Final Tails Pumps
Goanna Hypersaline Addition
TSF
Heater Exchange
Elution Heater
Gravity Electrowinning Cell
Gravity Preg Tank
Electrowinning Cells
CYANIDE
CAUSTIC
Elution Eluate Tank
FLUX
Barring Furnace
Dore
Safe
AU-GSM-P00072AA-J00059

f

Source: Granny Smith CPR, 2021

The crushed product is fed from the stockpile and ground to P_{80} 110 µm – 120 µm using a 3.9 MW variable speed 28'×12' SAG mill, a 185 kW pebble crusher and a 4.0 MW ball mill in closed circuit. In 2015, a gravity circuit was retrofitted and comprises two 40" QS40 Knelson gravity concentrators in conjunction with an Intensive Leach Reactor 3000BA (ILR) for intensive cyanidation of the gravity concentrate.

The leach circuit comprises six 2,000 m³ leach tanks with oxygen injection and six1,000 m³ CIP tanks. CIP tailings gravitate to two 1,800 mm × 4,900 mm vibrating safety screens before being pumped to the tailings retreatment circuit. The total circuit residence time at high throughputs is approximately 72 hours.

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Gold Fields

The tailings retreatment circuit was originally installed in 1996 to recover sulphide locked gold that was not recovered in the leaching and CIP circuit. The CIP tailings stream is first de-slimed to remove light particles before gravity separation through spirals to recover the heavy fraction of the de-slimed stream. The gravity concentrate is further liberated by ultra-fine grinding before being returned to the head of the leaching circuit. The tailings retreatment circuit was upgraded in 2015 and included a complete replacement of all six spiral banks and an increase in the capacity of the spiral feed and tails pumps. The tailings retreatment circuit contributes approximately 2.5 % to the overall gold recovered.

The refinery uses the pressure Zadra method to strip gold from carbon and an ILR for gravity concentrate. Gold is recovered in the electrowinning cells before being smelted. Carbon is regenerated in a kiln before being returned to the CIP tanks. Gold produced from the gravity circuit averages approximately 34 % of total gold produced with the leach circuit, including tailings recovery, producing the remainder.

The gold sludge is washed and filtered from both the gravity and CIP electrowinning circuits. The sludge is further refined through smelting and crude doré is poured with the purity varying depending on the source. Gravity doré bars are approximately 90 % to 95 % gold whereas CIP doré bars are dependent on ore feed characteristics and can vary between 65 % and 80 % gold. The doré is dispatched to the Perth Mint refinery for further processing into gold bullion.

Gold shipments occur on a regular basis to minimise gold stocks held on site. All gold shipments are conducted by a registered security company in a completely secure environment. All gold movements on-site are monitored and recorded by CCTV.

Standard practice at the process plant is to ensure that all spillages are captured within bunds and are then hosed into sumps for pumping back into the process. There are four main areas for gold to collect outside the electrowinning/smelting and tailings streams: the gold room sump, strip solution tank, ILR sump pump and mill liners. The gold room sump and ILR sump pump are cleaned out monthly whilst mill liners are pressure cleaned back into the circuit when removed from service following a reline. The strip solution tank is usually cleaned on quarterly basis. Estimation of the exact amount of gold recovered during clean-up is difficult as the material is directly returned to the circuit without measurement unless it is collected and smelted separately. No gold is assumed to be locked up in the circuit or has been included in any metallurgical reconciliation.

14.2 Recent process plant performance

The recent performance of the Granny Smith process plant is provided in Table 12.2.1.

14.3 Process plant requirements

The Granny Smith plant has been upgraded several times over its current lifetime including the addition of a gravity circuit (Knelson concentrators and ILR), and the upgrade of the existing spiral sulphide recovery circuit.

Plant management has an on-going program of structural steel and concrete refurbishment in progress. Leach and CIP tanks have a conditioning monitoring and refurbishment program required for compliance with the International Cyanide Management Code (ICMC).

For treating the reserves life-of-mine's ore extraction rate from Wallaby, the capacity of the existing plant significantly exceeds that which is required.

The key process plant requirements estimated for the Mineral reserve LoM plan are summarised in

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Table 14.3.1. These consumables quantities have been estimated using guidance from the 2022 Budget LoM, prorated based on plant feed mass. The number of plant employees required is in the range of 50 to 60 for the period 2022 through to 2025 where mill feed rates exceed 1.5 Mtpa.

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Table 14.3.1: Granny Smith process plant – key requirements

	Unit	2022	2023	2024	2025	2026	2027	2028	2029
Ore Processed	kt	1,639	1,724	1,570	1,190	1,232	921	1,039	1,101
Plant Power draw	MWhr	58	61	56	46	47	39	42	44
Grinding Media	t	1,139	1,198	1,091	827	856	640	722	766
Lime	t	2,213	2,328	2,119	1,606	1,664	1,243	1,403	1,487
Sodium Cyanide	t	485	510	464	352	365	272	307	326
Caustic	t	401	421	384	291	301	225	254	269
Activated Carbon	t	33	34	31	24	25	18	21	22
Hydrochloric Acid	t	93	98	89	68	70	52	59	62

Source: Granny Smith CPR, 2021

14.4 Processing Risks

14.4.1 Major Equipment Failure

Industrial mineral processing plants consist of a series of dedicated unit processes, e.g. crushing, grinding, leaching, carbon-in-pulp (CIP), and carbon elution. There is inherent risk associated with catastrophic failure of one (or more) of the key equipment items associated with these unit processes, whereby such failure could lead to a significant period of plant downtime until repairs are completed, resulting in the inability of the processing plan or forecast to be achieved and/or higher operational costs incurred than anticipated.

Catastrophic failures could be associated with the structural, mechanical, or electrical components of the key processing equipment items. Key equipment items could include the crushers, grinding mills, or leach/CIP tanks.

Risk minimisation activities to reduce the likelihood of such occurrences adopted by Granny Smith includes:

- Current plant steel and concrete monitoring and refurbishment program.
- Dedicated on-site maintenance department which undertakes condition monitoring activities, preventative maintenance, and repairs.
- Critical spares (e.g., spare mill motors and gearboxes).
- Contingency operational plans (e.g., contract/mobile crushing plant, Leach/CIP tank by-passing).
- Fire suppression systems.
- Insurances.

Decisions associated with asset management, critical spares, insurances, etc. are outside the responsibility and accountability of the Qualified person, and some inherent risk and uncertainty associated with catastrophic failure of processing equipment remains.

14.4.2 Plant Operational Management

The processing facilities are managed and operated by dedicated teams of personnel, who are required to make many operational and maintenance decisions every day. These decisions can directly impact the performance of the plant while processing the future ore reserves.

For example, a decision to process ores at a higher throughput could result in a coarser grind size from the grinding circuit, resulting in a lowering of the plant recoveries. Similarly, the choice to operate the leaching circuit at lower free cyanide or dissolved oxygen concentrations to reduce consumables usage rates, could result in lower plant recoveries being achieved than anticipated.

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P a g e 101 | 136 Plant management and the associated decisions made by plant operating personnel, are outside the responsibility and accountability of the Qualified person, and such decisions and actions taken by plant management can influence the achieved performance of the plant (e.g., throughput, costs, availability and recoveries). 14.4.3 Operating Costs, Plant Consumables and Reagents The operating cost of the processing plant represents a significant cost element to the overall financial evaluation of the reserve’s life-of-mine plan. The processing facilities use relatively large quantities of power, reagents and consumables, including fuels, cyanide, grinding steel media, lime, caustic, etc. The estimation of future processing costs is required as input into the cutoff-grade calculations and economic assessments of the reserves and resources. To estimate the processing costs, require assumptions to be made concerning consumables consumption rates, unit prices and inflation rates. Metallurgical testing undertaken on the future reserves, and recent plant performance, provides reasonable guidance of potential reagent consumption rates and mill throughput expectations, and this information is considered and reviewed by the plant metallurgist and the Qualified person. Granny Smith, like many other operating gold processing plants that have a reasonable operating history, do not allow for a discreet operating cost contingency in their future operating cost forecast. The absence of contingency is considered by the Qualified person as being a common and reasonable approach to operational process plant cost forecasting. Consumables, commodity pricing and inflation are subject to external influences that are outside the control or predictive capability of the Qualified person. Further to this, operational decisions made by plant management, or unexpected variances in the nature of the ores being processed could unexpectedly impact reagent and consumables usage rates. Such variances are outside the control or predictive expectations of the Qualified person. P a g e 102 | 136 15 Infrastructure Details on each major item of non-process infrastructure is discussed in this section. The site infrastructure layout is shown in Figure 3.3.1. The administration offices (including process engineering, environmental, safety, tailings facility construction management) and the process plant complex are located in the Granny Smith area. Other significant facilities in this area include:  Reagent storage and mixing facilities.  Process laboratory.  Process maintenance and warehouse facilities.  Main diesel fired power generation plant and substation.  Fuel storage.  Raw water tanks and reverse osmosis water treatment system.  Process water storage pond.  Accommodation camp. The mine administration offices (including the mine engineering, geology, mine safety, and training) are located at Wallaby. Other significant facilities in this area include:  Mine equipment workshop.  Mine warehouse.  Core processing facilities.  Paste plant. 15.1 Tailings storage facilities (TSF) Process plant tailings are thickened to a target slurry density of 65 % solids weight/weight in the tailings thickener. The final tailings slurry is pumped to the existing TSF complex via two-stage pumps. When required, hypersaline water from the Goanna pit is injected into the tailings slurry at the tailings pump box to maintain the total dissolved salts (TDS) above 50,000 ppm, which is deemed acceptable for cyanide code compliance as an alternative to cyanide destruction. The TSF comprises three upstream raised adjacent cells; Cell 1, 2 and 3. Cells 1 and 2 have a paddock geometry and have been used since early 1989 (Figure 15.1.1). Cell 3 is a hillside storage facility commissioned in 2002. Soil and Rock Engineering Pty Ltd completed the original design of Cell 1 and Cell 2 for Placer Dome in 1989 to a maximum embankment height of RL 437 m. In 1999, Knight Piésold submitted a report for a Works Approval application to increase the permitted height of Cell 1 to RL 448 m and Cell 2 to RL 448.5 m. Cell 3 was designed by KP and commissioned in 2002. The pond location is controlled by carefully depositing tailings from numerous deposition locations around the perimeter. Water is decanted through concrete ring gravity decant towers. In 2012 Granny Smith conducted a seepage collection trench and associated pumping facility downstream of the Cell 3 southern embankment. Its purpose was to reduce seepage and associated elevated groundwater levels in the area. P a g e 103 | 136 Figure 15.1.1: TSF overview Source: Granny Smith CPR, 2021 The TSF cells are appropriately managed. The current Engineer of Record is Golder Associates (Golder). Cell 2 is at full capacity, with the tailings within Cell 2 currently being remined. Cell 1 is the only operational cell with Cell 3 undergoing an embankment raise. In addition, there are numerous standpipe piezometers installed on the embankments of the decommissioned facilities, which are monitored to supplement other monitoring activities such as InSAR satellite audits, groundwater quality, vibrating wire piezometer data and seepage drain outflow measurements. Tailings are deposited around the perimeter wall of the TSF, which is mechanically raised to create further depositional area and maintain the minimum freeboard requirement. This method of raising involves borrowing coarse tailings from the beach for use in successive lifts. The supernatant pond in Cell 1 drains to a gravity decant system, and the Cell 3 facility comprises a gravity decant system and a series of underdrains. All three TSF cells have a consequence classification rating of High B in accordance with the ANCOLD 2019 guidelines. P a g e 104 | 136 The current elevations of the cells are:  Cell 1was raised to the final permitted crest elevation of RL 448 m in late 2016.  Cell 2 was raised to its final permitted crest elevation of RL 448.5 m in 2012. Therefore, this Cell is filled to its capacity.  Cell 3 was raised to an elevation of RL 432.2 m in November 2018 (final permitted elevation of RL437 m). As of the end-Q3 2021:  Tailing is now being deposited in Cell 1  Cell 2 is being used for the re-mining of tailings for underground backfill.  Cell 3 at the end of Q3 2021 was offline, and construction has commenced on a top hat (or centerline) raise. The cumulative quantity of tailings deposited on the TSF complex until the end of December 2020 is ~90.3 Mt. Approximately 1.23 Mt of tailings were deposited on Cells 1 and 3 until the end of Q3 2021. Thus, the total cumulative quantity of tailings stored is ~91.53 Mt. The current life-of-mine tailings storage requirements is roughly 17.5 Mt. The tailings deposition strategy for the period between the end of 2021 and 2030 will be to manage tailings deposition between Cell 1, Cell 3 and the proposed new Cell 4. The current deposition schedule is summarised as follows:  Cell1, deposition from October 2021 to May 2022 at a rate of 150 kt per month.  Cell 3, deposition from June 2022 to February 2023 at 150 kt per month.  Cell 4, construction from March 2022 to February 2023.  Deposition split between Cell3 and Cell 4 from March 2023 to LoM. In 2019 a zone of soft and contractive tailings was identified in the bases of TSF Cell 1 and 2 that resulted in tailings deposition being suspended to those cells until the embankment stability could be re-assessed. Geotechnical investigations in 2020 confirmed that a rock buttress had to be installed at selected (southern) embankment locations on TSF Cells 1 and 2 to ensure that the post-seismic factors of safety met the minimum ANCOLD (2019) requirements. The rock buttress detailed design for Cell 1 was completed, and the buttress construction was completed in August 2021 (Figure 15.2.1). The buttress design for Cell 2 has commenced, and construction is due to start in Q1 2022. The Granny Smith TSFs must comply with the Global Industry Standard on Tailings Management (GISTM) in August 2025. A gap analysis has been completed, and the GISTM compliance program is underway in collaboration with the Engineer on Record (EoR). 15.2 Waste rock dumps At Granny Smith Mine waste rock is hauled from the underground mine and placed in the Wallaby Open Pit. It is expected that in 2025 the Wallaby pit waste dump will be exhausted and all waste rock will be hauled to the designated surface waste rock dump. Process plant tailings waste and waste rock are two of the most significant by-products produced by mines. By responsibly managing these waste streams, we can minimise their impact on the environment and our host communities.

Figure 15.2.1: Cell 1 buttress



Source: Granny Smith CPR, 2021

The following are the geotechnical design parameters for the in-pit waste dump geometry:

- Maximum bench height – 20 m.
- Maximum bench slope – 37 º.
- Minimum berm width – 10 m.
- Maximum haul road slope – 1:9.
- Haul road width – 20 m (15 m usable width + 5 m windrow).

The waste disposal design consists of four Phases (Phase 1 to Phase 4) in four lifts of 20 m each with a total of 60 m height waste dump with an intermediate 5 m berms.

15.3 Water

The Granny Smith fresh water supply is derived from the following sources:

- Mt Weld borefield
- Windich open pit void

The Mt Weld borefield is classed as fresh groundwater, while the water from the former Windich open pit is sourced from groundwater recharge, rainfall and the diversion of Windich Creek. Both water sources are used as raw water or processed by reverse osmosis (RO) to produce potable water. Water used at the process plant is obtained from the Windich pit. Mt Weld bore water is sourced through existing regional groundwater supply agreements with Lynas (expires November 2023).

Water exploration at the North Keringal area located within Granny Smith's tenements has identified a potential replacement supply of 1 Gl – 2 Gl per annum supply. North Keringal Borefield, is under contraction with production bores, monitoring bores, roads and power lines scheduled for completion in Q1 2022. This water source will supply

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up to 1 Gl of freshwater per year. An additional Stage 2 North Keringal Borefield is currently in planning phase and is expected to be able to supply an additional 1 Gl per year for Granny Smith.

15.4 Power

Granny Smith's power requirements are currently sourced from a gas-fired power station commissioned during 2016 and a hybrid power system, comprising more than 20,000 solar panels (7 MW capacity) supported by a 2 MWh/1 MWh battery system commissioned in 2020. The 24.3 MW power station is located approximately halfway between the process plant and Wallaby mine operation. Power is transmitted via a 33 kV overhead power line, with 11 kV feeding to underground via the portal and intake airway.

15.5 Accommodation

The 950 room accommodation village is located 1.5 km west of the Granny Smith process plant and is managed by Sodexo. The village include a dry and wet mess as well as recreational facilities.

15.6 Site access

Mine site access is dual lane elevated truck compacted roadways constructed from mining waste material connect the surface infrastructure. These roads connect the operating mines, infrastructure and residential camp.

15.7 Other infrastructure

Other infrastructure on site includes.

- Paste Plant.
- Core Yard/ Office.
- Contractors Yard.
- Dams and turkey nests.
- Fuel storage facilities.
- Workshops and laydown areas.
- Landfill Site.
- Administration and training facilities.
- Airstrip.
- A Solar Farm.
- Wastewater treatment plant.
- Vehicle wash down bays.
- Bioremediation Pad.
- Communication towers.
- Pipeline corridors.

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GOLD FIELDS

Figure 15.7.1: Plan of Wallaby and Granny Smith infrastructure



435000
440000
445000
6815000
6810000
6805000
Processing Plant/
Administration
Accommodation
Village
Granny Smith
Tailings
Facility
Windich
Gas Pipeline
HV Powerline
& Waterline
Haul Road/Main Access Road
Wallaby
Power Station
UG Infrastructure
N
W
E
S
0 500 1,000 2,000 3,000
Meters

Note: a) The Qualified person is of the opinion that the infrastructure for the Granny Smith mining operation is fit for the life-of-mine reserve estimation and that the Mineral reserve quantities are tested against dump and disposal capacities. The tailings disposal has had a study completed to facilitate the in-pit deficit.

b) The Qualified person is of the opinion that the infrastructure for the Granny Smith mining operation is fit for the life-of-mine reserve estimation and that the Mineral reserve quantities are tested against dump and disposal capacities.

Source: Granny Smith CPR, 2021

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16 Market studies

16.1 Preliminary market study

A review of metal prices for planning purposes is undertaken annually to monitor any significant changes in price trends or exchange rates that would warrant re-calibrating the price deck before the Strategic Planning process transitions into the Business Planning cycle.

This review of the metal price deck has taken account of the prevailing economic, commodity price and exchange rate (Fx) trends, together with market consensus forecasts, in addition to consideration of the Gold Fields' strategy and expectations for the operations.

Our strategy is to (1) mitigate annual volatility by holding planning metal prices as long as warranted to support stability in mine planning, notably regarding the underground MSO and open pit shell selections; (2) maintain appropriate margins on spot and long-term price forecasts to support the Group's BSC metrics; (3) protect against accelerating mining sector inflation and, (4) to confirm a separate gold price to be used specifically for the Operational Pan (budget) revenue streams and cashflows in Q3 each year.

The outcome of the pricing analysis was to use a gold price of $1,300/oz for Mineral reserves and $1,500/oz for gold Mineral resources for the December 2021 disclosure of estimates. The relevant copper and silver prices in US Dollars are shown in the summary table below. Note the A$/oz and ZAR/kg gold prices applied to the estimates in Australia and South Africa are included for transparency.

Table 16.1.1: Reserve and Resource metal prices

Units		December 2021 Metal price Deck	
Metal	Unit	Mineral Reserve 31 Dec 2021	Mineral Resource 31 Dec 2021
Gold	$/oz	1,300	1,500
	A$/oz	1,750	2,000

Source: Granny Smith CPR 2021

The above price deck comparison to market long-term forecasts assessed at the time of analysis is consistent with the Registrants approach to retaining good discipline in support of the Company strategy; this approach ensures Gold Fields' Mineral resources and reserves are not too volatile year-on-year and that the company is protected against possible downside scenarios if the gold price falls up to ~25 % in any specific year. Ensuring sufficient flying height to maintain our margins at prices that could be incrementally lower than the spot price ranges seen in 2021 is also important. Equally, with annual mining sector inflation estimated at $30-40/oz, we need to ensure we mitigate this escalation risk in the life-of-mine plans and Mineral reserve estimates.

Sensitivity analysis on gold price for project financial evaluation is done to provide flexibility/range analysis for all regional studies and site growth opportunities and investment purposes.

The Mineral resource gold price premium to the Mineral reserve price is circa 15 % and the differential is in general alignment to our peer group and industry standard practice. The Mineral resource price premium is to provide information on each operation's potential at higher gold prices and to indicate possible future site infrastructure and mining footprint requirements.

All gold produced at Granny Smith is refined by the Perth Mint in Western Australia. The Perth Mint applies competitive charges for the collection, transport and refining services. The Perth Mint takes responsibility for the unrefined gold at collection from the operation where it engages a sub-contractor, Brinks Australia. Brinks delivers the unrefined gold to the Perth Mint where it is refined, and the refined ounces of gold and silver are credited to the relevant metal accounts held by the operating company with the Perth Mint. The contractual arrangement with the Perth Mint continues until terminated by either party upon 90 days' written notice.

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P a g e 109 | 136 Gold Fields’ treasury department in the corporate office in Johannesburg, South Africa sells all the refined gold produced by the operating company. On collection of the unrefined gold from a mine site, the relevant operating company will notify Gold Fields’ treasury department of the estimated refined gold content, expressed in troy ounces, available for sale. After such confirmation, the treasury department sells the refined gold to authorised counterparties at a price benchmarked against the London Bullion Market Association PM gold auction price. All silver is sold to the Perth Mint at the London Bullion Market Association silver price on the last business day of each month. Gold Fields may periodically use commodity or derivative instruments to protect against low gold prices with respect to its production. Variations in gold price, currency fluctuations and world economics can potentially impact on the revenue received. No derivative instruments are in place at the date of this report. The majority of gold production is used for jewellery and for investment purposes, in the latter case because the market views it as a store of value against inflation. In addition, certain physical properties of gold, including its malleability, ductility, electric conductivity, resistance to corrosion and reflectivity, make it the metal of choice in a number of industrial and electronic applications. Supply of gold consists of new production from mining, the recycling of gold scrap and releases from existing stocks of bullion. Mine production represents the most important source of supply, typically comprising 75 per cent. each year. Annual demand requires more gold than is newly mined and the shortfall is made up from recycling. Management believes that long-term gold supply dynamics and global economy trends will support the gold price at levels above or aligned to $1,300 per ounce in the long-term. The market for gold is relatively liquid compared to other commodity markets, with London being the world’s largest gold trading market. Gold is also actively traded via futures and forward contracts. The price of gold has historically been significantly affected by macroeconomic factors, such as inflation, exchange rates, reserves policy and by global political and economic events, rather than simple supply/demand dynamics. Gold is often purchased as a store of value in periods of price inflation and weakening currency. The price of gold has historically been less volatile than that of most other commodities. Significant service contracts and/or leases that are in place to enable execution of the life-of-mine plan include:  Perth Mint - Refining  Barminco - Mining & Drilling  MLG – Ore Haulage  Coastal Midwest Transport - Freight haulage  RUC Cementation – Raise boring  APA Operations – Gas Transportation  EDL – Power supply  Alliance Airlines – Flights  Action Industrial Catering – Camp Services  ALS Global – Assay Services The Qualified person has relied on information provided by the Company in preparing its findings and conclusions regarding market studies related to gold sales from Granny Smith. Refining services are based on well-established long-term agreements and expediting gold sales over the life of the asset does not represent any significant uncertainty. Service contracts, lease agreements and goods contracts e.g., diesel, cyanide and cement, necessary to develop the property as planned, are in place and have the capability to support the full projected cashflow period. P a g e 110 | 136 16.2 Metal Price history Gold prices London Metals Exchange afternoon close:  Gold spot 30 December 2021 - $1,805.85/oz - A$2,484.32/oz  Fx 30 December 2021 A$1:$0727c  Gold spot 24 month average - $1,784.45/oz  Gold spot 36 month average - $1,653.71/oz  Gold spot 60 month average - $1,497.48/oz P a g e 111 | 136 17 Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups Climate change is an integral part of the Mineral reserve generation process and incorporating relevant costs associated with climate change, primarily decarbonisation, mitigation and adaptation to the changing climate, is a key theme for the Company. Integration of these key elements into the Mineral reserve process is being carried out progressively and simultaneously across all of Gold Fields’ sites. 17.1 Permitting Mining operations on tenements in Western Australia must be developed and operated in compliance with the following Commonwealth and State environmental legislative requirements. 17.1.1 Commonwealth The Environmental Protection and Biodiversity Conservation (“EPBC”) Act 1999 is administered by the Department of the Environment, Water, Heritage and the Arts. Commonwealth approval is required for matters of national significance, as defined in the Act. Matters of national significance include the presence of migratory birds, federally listed rare flora or fauna, Commonwealth land, nuclear actions and marine areas. A new mine located on or with impact to Lake Carey may require Commonwealth approvals under the EPBC Act. Currently, the Clean Energy Regulator oversees the administration of the Large-scale Renewable Energy Target and the Small-scale Renewable Energy Scheme to encourage additional generation of electricity from renewable energy sources. The Renewable Energy Target legislation provides an incentive for investment in renewable energy power stations and smaller systems while ensuring the energy sources used are ecologically sustainable. The Clean Energy Regulator Act, 2011 regulates and convenes the Clean Energy Regulator. The Carbon Farming Initiative is a voluntary carbon offsets scheme. It is an integral component of the Emissions Reduction Fund and allows land managers to earn carbon credits by changing land use or management practices to store carbon or reduce greenhouse gas emissions under the Carbon Credits (Carbon Farming Initiative) Act 2011. The National Greenhouse and Energy Reporting Act 2007 sets out the reporting framework for calculating carbon emissions from industry. National Greenhouse and Energy Reporting will form the basis for calculating permits under any proposed Carbon Pollution Reduction Scheme to be introduced into Australia in the future. 17.1.2 State The Mining Act (1978) is administered by the Department of Mines, Industry Regulation and Safety (DMIRS). Before commencement of any mining operation, a proponent is required to submit a Mining Proposal to the DMIRS. The Mining Proposal describes the project, surrounding environment, potential environmental impacts and proposed prevention and mitigation measures. Commitments made within the Mining Proposal are binding on any future operations within the tenements unless a request for an amendment to the relevant Government authorities is accepted. The DMIRS advised in late 2019 that enforcement of the Statutory Guidelines for Mining Proposals and the Statutory Guidelines for Mine Closure Plans would be met in February 2020. The submission of Mining Proposals is being conducted in accordance with the new guidelines. The Environmental Protection Act 1986 is administered by the Department of Water and Environment Regulation (DWER) and Office of the Environmental Protection Authority (OEPA). There are two key components to the EP Act that affect Granny Smith’s operations. Under Part IV of the EP Act, projects referred to the OEPA which are considered likely to have a significant environmental impact may be subject to assessment in accordance with Environmental Impact Assessment, Part IV Division 1. The environmental impact assessment (EIA) of development proposals is undertaken in accordance with Part IV Division 1 of the EP Act and the Environmental Impact Assessment (Part IV Divisions 1 and 2) Administrative Procedures 2016. The DWER regulates industrial emissions and discharges to the environment through a Works Approval and licensing process under Part V of the EP Act. Industrial premises with potential to cause emissions and discharges to air, land or P a g e 112 | 136 water are known as “prescribed premises” and trigger regulation under the EP Act. Prescribed premises categories are outlined in Schedule 1 of the Environmental Protection Regulations 1987. The EP Act requires a Works Approval to be obtained before constructing a prescribed industrial premise and makes it an offence to cause an emission or discharge unless a licence or registration is held for the premises. On completion of construction of such infrastructure, completion certificates are required to be submitted to DWER to confirm the infrastructure was constructed in accordance with approved design criteria. In addition, the Contaminated Sites Act 2003 (administered by DWER) has environmental investigation and reporting requirements required by mining operations under this legislation. The Environmental Protection (Clearing of Native Vegetation) Regulations 2004 (administered by DMIRS and DWER) was gazetted in 2004 as part of amendments to the Environmental Protection Amendment Act (2003). It requires all individuals, corporate bodies and private companies to gain formal approval for vegetation clearing in Western Australia prior to any ground disturbing activities commencing. All disturbances relating to mining, processing and related infrastructure require approval under both this framework (including clearing permit exemptions) as well as under the Mining Act. The Rights in Water and Irrigation Act 1914 as administered by DWER are responsible for issuing groundwater licences (GWL) and licences to construct or alter wells (CAW). There is no legal obligation in Western Australia to have unconditional performance bonds in place for mine closure liabilities. Such liabilities for continuing operations are now self-funding. In addition, companies are required to pay a levy to the state based on the total mine closure liability. This levy is 1 % of the total liability per mine, paid annually. This levy goes into a state administered fund known as the Mine Rehabilitation Fund. Capital and interest from the fund will be used to rehabilitate legacy sites or sites that have prematurely closed or been abandoned. 17.1.3 Granny Smith permitting Granny Smith is entitled to mine within its tenement holding in accordance with all necessary statutory authorisations and permits. The Wallaby open mine was approved in August 2000 under Part IV of the EP Act in accordance with Ministerial Statement (Reference #551). In August 2017, the OEPA conducted an audit on the Ministerial Statement which recommended “no action taken” as Granny Smith had demonstrated compliance to the conditions of Ministerial Statement 551. Separate to the existing Part IV approval (Ministerial Statement 551), additional small surface projects such as paste fill, the batch plant and causeways required additional approvals and operational commitments through State environmental regulators (DWER and DMIRS). Currently, Granny Smith operates the Wallaby underground mine in accordance with the Wallaby Deeps Mining Proposal (REGID 36911, 2012) that describes the project as ‘all future mineable reserve – lateral and deeper’, within the Wallaby mine. Approvals for abstraction and discharge to Lake Carey from the Wallaby mine was obtained in two parts:  Abstraction: GWL 100054(7) for 13 Gl per annum.  Discharge to Lake Carey: Environmental Licence L8435/2010/3 for 10.2 Gl per annum. Current water abstraction levels are around 7 Gl per annum (total) based on the lower annual production rate which is comparable to the annual production rates for the remainder of the mine life. DWER Licence L8435/2010/3 was last amended on 7 March 2019 to include:  The addition of discharge to land monitoring for the Wallaby Anti-Pollution (WAP) pond.  Production capacity increase for category 52.  Changes to the wastewater treatment plant (WWTP) monitoring requirements.

P a g e 113 | 136  Two additional landfill locations.  Amendment to the landfill cover requirement.  Addition of Special Waste Type 1 (asbestos) to category 64.  Water transfer pond containment upgrade.  Addition of mining tenement M38/361 to the Premises Boundary. DWER Licence L8435/2010/3 was amended on the 12 April 2021 with only administrative corrections. Granny Smith also holds groundwater abstraction licences GWL65744 Granny Smith and GWL59529 Mt Weld which allows the annual abstraction of 15 Gl and 1.2 Gl of water. Groundwater monitoring is conducted regularly as part of the groundwater well licences operating strategy, licence conditions, tenement conditions and Mining Proposal commitments. These programs monitor groundwater levels and water quality at the borefields, mines and around the TSFs. A summary of major current Granny Smith permits is provided in Table 17.1.1. Table 17.1.1: List of Granny Smith permits Number Purpose Registered holder Status Grant date Expiry date Fines L8435 GSM EPA 1986 Licence GSM Mining Company Pty Ltd Active 07/10/2013 06/10/2034 0 MS 551 Wallaby Ministerial Statement Placer (Granny Smith) Pty Limited Active 9/08/2000 - 0 GWL65744 Groundwater Licence GSM Mining Company Pty Ltd Active 2/02/2014 27/02/2024 0 GWL59529 Groundwater Licence GSM Mining Company Pty Ltd Active 2/10/2017 3/10/2027 0 GWL100054 Groundwater Licence GSM Mining Company Pty Ltd Active 7/11/2016 27/02/2024 0 Source: Granny Smith CPR, 2021 17.2 Environmental studies Environmental, ecological and social impacts are managed in accordance with existing regulatory instruments and GSM’s internal ISO 14001 management system. Gold Fields has developed a Group Environmental Policy Statement, which describes the key principles of how the sites and employees perform their work and how the Company supports its employees in minimising the operations impact, continual improvement and compliance with laws and other obligations. Granny Smith operates in compliance with relevant legislation (including DWER Environmental Licence L8435 and Mining Act approvals) and remains compliant regarding key environmental risks, namely tailings storage facilities, processing of ore, land disturbance, chemical blending and storage, electric power generation, sewage and landfill operations and mine dewatering. These and other potential environmental impacts are assessed during the approvals process and are regularly reviewed as part of the site Aspects and Impacts Register and ISO14001-certified Environmental Management System. There are no environmental sensitive area receptors at risk near Granny Smith. Threatened and priority ecological communities, flora and fauna areas are mapped and assessed during the internal surface disturbance approval process and external regulator environmental clearing/disturbance approvals. 17.3 Waste disposal, monitoring and water management Monitoring programs and reporting that are in place include:  Quarterly and annual groundwater and surface water monitoring.  Annual groundwater abstraction and aquifer reviews. P a g e 114 | 136  Annual groundwater discharge reporting.  TSF audit reviews.  TSF groundwater seepage management.  Annual vegetation impact monitoring.  Annual Lake Carey fringing vegetation in the vicinity of Wallaby mine monitoring.  Annual biological assessment of Lake Carey within the Wallaby area. 17.3.1 Tailings storage facilities (TSF) Freeboard Each tailings cell is at full capacity when the tailings operating freeboard reduces to 300 mm. The operating freeboard is the vertical distance between the upstream embankment crest and the head of the tailings beach. The DWER licence conditions restrict the maximum supernatant pond area to 15 % of a Cell's top surface area. The available freeboard (as of September 2021) for each TSF is adequate and in compliance with the DMIRS criteria. The EoR has estimated that the available storm storage capacity for each Cell exceeds the run-off volume for the Probable Maximum Precipitation (PMP) event superimposed on the operating pond. Stability Laboratory testing of samples recovered during the field investigations is substantially completed, and the results of the studies have been used to interpret and fully characterise the TSF foundation and tailings materials properties. Zones of low strength and loose contractive materials were identified within the tailing's deposits, particularly at their base on the cells' downstream (southeast) side. Limit equilibrium stability assessment identified the need for buttressing along the southeast side of Cell 1 to facilitate an increase in the factor of safety against potential failure associated with strain softening and/or static or dynamic liquefaction of the tailings. No signs of instability have been evident on Cell 1 and Cell 2; nevertheless, factors of safety were substantially below the minimum required for post-seismic loading, adopting the measured post-peak/residual shear strength properties. On advice from the EoR, a downstream buttress was designed for Cell 1 to improve geotechnical stability and satisfy the required factor of safety conditions. Golder completed the static and dynamic numerical modelling for Cell 1, which refined the preliminary limit equilibrium stability assessment and allowed the optimisation of the buttress geometry from the maximum elevation of the crest being RL 433 m (preliminary design) to RL 429 m in the southern corner of Cell 1 and RL 426 m along the remaining extension of Cell 1. The next step will be to undertake similar static and dynamic numerical modelling for Cell 2. Based on the Cell 1 analysis outcomes and the Cell 1 buttress completion, approval to recommence tailings deposition into Cell 1 was received from DMIRS. Groundwater Monitoring Groundwater levels in the shallow unconfined aquifer and deeper saline aquifer beneath the TSF area are measured in a network of monitoring bores around the TSF perimeter. Pre mining water levels in the shallow aquifer were approximately 10 m below ground level. However, the development of groundwater mounding occurred beneath the TSF in the early 1990s, and a series of measures to manage seepage from the TSF have been implemented over the operating life of the mine, including:  Installation and operation of a thickener to increase the tailings solids concentration. P a g e 115 | 136  Construction of Cell 3 and alternation of deposition between cells to increase drying periods.  Installation and upgrades to a shallow seepage collection system (trenches and sumps).  Installation of seepage recovery bores between Cell 3 and Childe Harold Creek. Some of the bores have been destroyed or decommissioned during ongoing construction activities. Quarterly water level readings are taken in 29 selected bores in accordance with the DWER operating Licence. An additional 11 bores are monitored annually. During the recent Cell 1 buttress construction, the bores (7 No) at locations MB 13, 14, 15 and 28 were decommissioned and grouted. MB 13 is one of the bores that was monitored quarterly and was the only one located next to Cell 1. This bore will require replacement. Water levels in the bores remained relatively stable during Q3 2021, generally at depths between 1 m and 8 m. MB 57 is located on the hillside on the northwest flank of Cell 3 at a higher elevation than the other bores water depth is approximately 11 m. The drop in water level at MB 50 since June 2018 is due to its proximity to seepage recovery bore PB3A, which draws water down to approximately 22 m. Tailings Discharge WAD Cyanide levels Due to the potential use of hypersaline process water at Granny Smith, site-specific International Cyanide Management Code (ICMC) WAD CN levels are set for tailings discharge. The maximum weak acid dissociable (WAD) cyanide discharge concentration limit to the TSF is 83.3 mg/L with an 80th percentile concentration of 71.7 mg/L. These limits apply under hypersaline conditions (tailings discharge greater than 50,000 mg/L total dissolved solids (TDS)). Where conditions are not hypersaline, discharge concentrations of WAD cyanide are limited to 50 mg/L. The operating strategy at Granny Smith is to maintain the WAD level below 50 mg/l to avoid the addition of hypersaline water due to operational concerns. These guidelines were recently re-approved by the International Cyanide Management Institute (ICMI) for recertification purposes. The WAD level in tails discharge did not exceed these limits during Quarter 3 of 2021. Embankment Movement Granny Smith has 12 existing survey pins installed in the Cell 1/3 dividing embankment to check for embankment movement. In addition, survey pins were installed in the Cell 1 eastern embankment in Q1, 2019. The survey pins indicated minimal movement and monitored displacements were confirmed by the EoR to be negligible. The quarterly InSAR scans detected no embankment settlement or movement. Instrumentation The ML suite database from Canary is online and receiving and recording the readings from the piezometers currently connected to the telemetry system on the TSFs. Golder is reviewing the instrumentation readings weekly. No abnormal or upset conditions were identified since the commissioning of the online cloud-based dashboard system in late 2020. Audits and Inspections Golder conducts quarterly TSF inspections and interrogates monitoring data weekly. The next third-party audit is due in Q2 2022. SRK Consulting has been appointed as the senior independent reviewer to conduct technical reviews on key studies and assessments. The TSF s at Granny Smith are well managed from a facility safety and governance perspective. a) The Qualified person has the opinion that the procedures and monitoring, water management practices are adequate for the life-of-mine reserve estimate. 17.3.2 Waste rock dumps Waste rock management is conducted in accordance with the Wallaby Project Waste Dump Management Plan (Ministerial Statement 551), Mining Act tenement conditions (including Wallaby Deeps Mining proposal REGID P a g e 116 | 136 36911) and DWER Environmental Licence (L8435). The two approved locations are the in-pit Wallaby dump and the surface waste rock landform on the western side of the pit. Current estimates show that Wallaby in-pit dumping will reach its limit in 2025. From this time onwards, all waste from Wallaby will be dumped on the surface waste dump. Parameters for utilising the surface waste rock landform are detailed in the Wallaby Project Waste Dump Management Plan (Ministerial Statement 551). Although capacity remains to dump more waste rock at the surface facility, final mine closure and rehabilitation costs could be reduced by maximising the amount of material dumped into the Wallaby open pit. As part of the environmental due diligence for the TSF Cell 1 buttress construction, a review of the Wallaby rock characteristics was undertaken. The findings were:  Recently mined waste rock material collected from the base of the pit consisted of fresh conglomerate.  If the Wallaby waste rock was to be utilised as construction material, this material has minimal impact to the environment in respect to acid mine drainage.  Geological core logging of waste material below the Zone 120 level is consistent with historic sampling and acid mine drainage classification. Geological logging records show an absent to trace occurrence of sulphides (typically pyrite) with neutralising carbonate frequently present in veining and alteration.  As the mine gets deeper, ongoing assessment of waste rock characterisation is recommended to further supplement both the EGi, 2000 report and the Zone 110-120 feasibility study report. GSM conducts annual waste rock dump monitoring; Rehabilitation Performance Monitoring Protocol (RPMP). The RPMP leverages technological advancements in data capture and processing in the science of remote sensing to assess rehabilitation performance at a landscape scale, as well as field-based monitoring and observations designed to collect detail on fine-scale features that are immeasurable by remote sensing. This information is used to develop any further rehabilitation requirements which is integrated in the Closure Cost Estimate and GSM closure related rehabilitation planning. a) The Qualified person is of the opinion that the waste rock dumps at Granny Smith are adequate for this life-of- mine reserve plan. Regular waste rock inspections are performed to assess safety. 17.3.3 Water management The Wallaby borefield has been operating since late-April 2001 due to the presence of aquifers formed by the paleochannel and local permeable fractured rocks. The mine is dewatered using ex-pit production bores (the Wallaby borefield) and sumps from both in-pit and underground. There are two active discharge outfalls on Lake Carey located on either side of the Wallaby mine, referred to as the western discharge outfall (DWER water emission 1 or W1) and the southern discharge outfall (DWER water emission 2 or W2). Groundwater is pumped to either a transfer pond to allow sediment retention and then to the southern discharge outfall, or directly from the production bores (clear water) to the western discharge outfall. There is also an eastern discharge outfall to the Granny Smith open pit, which while constructed and commissioned, remains inactive with environmental application approvals currently pending and under assessment by DWER. All water abstraction and discharge are fully permitted and compliant with the legal obligations and limits. One of the most important components of the Granny Smith operation is the management and continuous monitoring of hypersaline water. In 2000, a Lake Carey Catchment Management Group (LCCMG) was formed. The LCCMG acts as a coordinating body to oversee and fund environmental monitoring and research and is a critical factor in maintaining compliance approvals associated with the management of hypersaline discharge from the Wallaby underground mine onto the salt lake. Following a major flood event in 2012, consultancies involved in past research were commissioned to produce a document that summarised the findings of past studies into a single, scientifically robust document. The final report

P a g e 117 | 136 was submitted to the DWER in 2014. The LCCMG actively manages the cumulative impact to the lake and continues to build knowledge and safeguard environmental dewatering/discharge approvals. Major flood events contribute to the dilution and dispersal of salts and metals that are usually associated with discharge in dry conditions providing temporary mitigation. However, it is unknown if the continued addition of salts to the lake over time will eventually result in a shift towards a less abundant and diverse, more salt-tolerant biological assemblage. To promote the recovery of lake ecology adjacent to the discharge points, alternative discharge points will be considered for short periods (2 - 4 weeks) during significant flood events (e.g. former Keringal and Granny Smith pits). In 2019, an application for a Works Approval/licence amendment was submitted to DWER regarding the dewatering of Goanna and Granny Smith pit complex (~20 GL) and the discharge to Lake Carey. The regulator requested further information regarding ecotoxicity of the discharge and GSM has since requested two extensions up to December 2021 to respond. This application was subsequently withdrawn by GSM. In 2022, an application is planned to be finalised, with further studies (environmental and technical) scheduled including:  Closing the knowledge gaps identified during the current studies.  Further alignment to the weights of evidence approach to better understand the stressors on the ephemeral and hypersaline Lake Carey receptors.  Determine and refine the best environmental management options (water treatment). The former Windich, Jubilee and Phoenix open pits are inundated with natural groundwater inflows, direct rainfall and diverted stream flow. In addition, the Keringal pit provides potential future storage capacity and was instrumental in providing a disposal location for ongoing Wallaby discharge since dewatering began. Although the Keringal pit is currently inundated with hypersaline groundwater and utilised for emergency discharge from the Wallaby mine, opportunities may allow use for usable water storage in the future. In 2020, GSM updated the site water balance and reviewed the Regional Water Management Plan. This included a review of the LoM water consumption requirements, optimised water use, underground water cycle, harvesting of water and water infrastructure. In 2021 GSM established a Site Water Working Group and continues to review water demand, supply and opportunities for water reduction and reuse. As per GSM’s EPA Licence (L8435) and three Groundwater Licences, an array of water monitoring and analysis is undertaken on a monthly, quarterly and annual basis. a) The Qualified person is of the opinion that the water balance and procedures are adequate and support the life-of- mine reserve estimate. 17.4 Social and community The Indigenous Peoples Strategy provides the framework for a consistent approach to engagement with Aboriginal peoples to improve relationships and mitigate risks to the business. Through the implementation of a its Reflect Reconciliation Action Plan (RAP), Gold Fields’ sites are developing appropriate strategies to improve and increase Aboriginal employment outcomes within its workplaces and increase supplier diversity. In 2019, a claim under the Native Title Act 1993 (Cth) by the Nyalpa Pirniku People (WAD91/2019) was registered. This claim covers the entire Granny Smith mining operations. The registered claim is still under consideration by the Federal Court. In May 2021 GSM signed a Heritage Agreement with Nyalpa Pirniku, which covers cultural heritage management processes for exploration and prospecting tenure. GSM consults with relevant Aboriginal stakeholder groups (including the Nyalpa Pirniku People) to ensure that areas of Aboriginal cultural heritage are identified and recorded. The sites identified during cultural heritage surveys are either archaeological (e.g. flake scatter artefacts) or ethnographic (e.g. an area linked to a story line). Such sites are recorded and managed in accordance with the Aboriginal Heritage Act (1972) (WA) under site and regional procedures and standards. P a g e 118 | 136 Stakeholder engagement is guided by an internal plan and Gold Fields’ Stakeholder Relationship and Engagement Policy. Granny Smith supports community development initiatives which add value to the host community. GSM pursues host community procurement and employment. 17.5 Mine closure Granny Smith has an up-to-date mine closure plan, approved by DMIRS in 2021. The plan has been developed in accordance with legal requirements and Gold Fields guidance, which aligns with the International Council of Mining and Minerals (ICMM) guidance The Mine Closure Plan determines the mine closure requirements and calculates the financial or closure cost liability associated with closure. The Mine Closure Plan identifies the baseline description, the closure vision or objectives, risks and opportunities, and closure activities, which include stakeholder engagement, decontamination, dismantling, re-profiling and revegetation of land or landforms, maintenance and monitoring, including post closure water monitoring (after rehabilitation is completed). The operation has a Progressive Rehabilitation Plan (PRP), developed in accordance with the approved Mine Closure Plan and Group guidance. The operation sets annual targets for the implementation of the PRP and tracks their performance against these targets. These include the recent TSF Cell 1 buttress constructed for long term stability and safety purposes, rehabilitation of the Windich North and Windich South waste rock landforms, and technical studies such as waste rock landform erosion modelling for closure purposes. Monitoring of closure objectives is undertaken utilising an in-house Closure Monitoring Protocol. Monitoring data and results are reported annually as part of Granny Smith’s Annual Environmental Report. Existing cash resources are utilised to fund the progressive rehabilitation activities. Granny Smith, as a tenement holder, is required to report disturbance data, and to contribute annually to the Mining Rehabilitation Fund (MRF) in accordance with the requirements of the Mining Act. Granny Smith have developed their closure cost estimate using the Standardised Reclamation Cost Estimator (SRCE) model. Closure costs are reviewed every year to reflect actual and proposed disturbances and changes in closure requirements. The estimated closure cost for life-of-mine is calculated, as of 31 December 2021, as $66 m (excluding taxes). Financial provision for rehabilitation, closure and post closure obligations are met through existing cash reserves. The SRCE closure cost estimate, developed for asset retirement obligation purposes, is updated and reviewed, externally, every two years by an independent consultant, and reviewed annually as part of the Group financial assurance. Provide the Qualified person's opinion on the adequacy of current plans to address any issues related to environmental compliance, permitting, and local individuals or groups: a) The Qualified person is of the opinion that the licenses are in good standing and that any current or future licensing can and will be obtained for the Mineral reserve or the Mineral resource. b) The Qualified person is of the opinion that Granny Smith has a good standing with licensing authorities, community groups and that licensing is not expected to be material to reserves or resources. c) Granny Smith is conducting progressive rehabilitation, as part of good practice and to reduce their closure liability. d) The Qualified person is of the opinion that the closure estimates and duration are reasonable and practical. P a g e 119 | 136 18 Capital and operating costs 18.1 Capital costs Capital costs for Granny Smith include equipment replacement, underground mine development costs, infrastructure upgrades, process plant integrity and other minor expenditures to maintain operations. Major budgeted capital cost items include underground development, ventilation, dewatering, power, escapeways, exploration, TSF construction and expansions. The forecast capital costs for the Mineral reserve LoM plan are summarised in Table 18.1.1. Table 18.1.1: Capital costs ($ million) Capital cost item Units 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 Mining MP&Dev $ million 48.7 31.7 24.2 8.8 15.9 15.9 12.9 10.8 18.9 3.2 2.7 Mining Capital Works $ million 23.0 30.6 14.7 11.2 4.2 8.0 3.1 3.6 0.2 0.1 0.0 Processing (including TSFs) $ million 12.9 9.2 6.0 2.7 3.3 0.1 3.4 3.5 3.4 0.0 0.0 G&A Capital $ million 2.4 2.9 6.4 1.5 1.5 1.0 0.5 0.3 0.2 0.1 0.0 Exploration $ million 8.4 0.6 0.6 0.6 0.6 0.6 0.6 0.6 0.6 0.6 0.6 Capital $ million 95.4 74.9 51.9 24.8 25.4 25.7 20.5 18.7 23.3 4.0 3.3 Notes: a) The capital costs are based on the 31 December 2021 life-of-mine schedule for proven and probable reserves. a) No inferred Mineral resource is included in the life-of-mine processing schedule or techno-economic evaluation. b) Exploration costs are limited to year one in the life-of-mine cashflow model. Gold Fields is expecting to spend between $80 million and $100 million per annum on reserve generation exploration to replace depletion with approximately a quarter share going to Granny Smith. c) Closure cost is 'Day of Assessment' as at 31 December 2021 with subsequent life-of-mine disturbance rehabilitation added. d) Tailing storage facilities are costed according to the life-of-mine requirements. The current in-pit tailings storage facility is expected to have reached capacity before the reserve life-of-mine is consumed. The cost of the replacement facility is included in the life-of-mine financial model. Source: Granny Smith CPR, 2021 18.2 Operating costs The 2021 Reserve LoM operating costs are based on the 2022 budget unit costs. In cases where there is an expected change in operating practice in the mine that will have a material effect on costs, these expected changes have been incorporated into the cost estimates. Budgeted operating costs for the 31 December 2021 Mineral reserve LoM plan are summarised in Table 18.2.1. Table 18.2.1: Operating costs ($ million) Operating cost item Units 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 Mining $ million 113.5 124.7 117.8 98.3 104.4 87.2 92.6 96.5 76.6 57.8 51.9 Processing $ million 34.6 33.6 32.6 26.5 26.8 21.3 25.1 25.7 21.4 18.9 18.6 G&A Operating $ million 41.5 39.4 38.9 32.3 31.5 26.0 26.3 26.4 21.4 17.3 16.3 Other operating costs $ million 5.5 5.6 5.2 4.0 4.1 3.1 3.5 3.7 3.2 2.2 1.9 Operating costs $ million 195.2 203.3 194.6 161.1 166.9 137.5 147.5 152.2 122.6 96.3 88.7 Notes: a) The operating costs are based on the 31 December 2021 life-of-mine schedule for proven and probable reserves. The Mineral resource and exploration required to replace depleted reserves is no included in this techno-economic assessment. b) No inferred Mineral resource is included in the life-of-mine processing schedule or techno-economic evaluation. c) Costs are first principles based on the Mineral reserve life-of-mine schedule. d) This operating cost summary estimate is for the Mineral reserve life-of-mine schedule. e) The operating costs also include rehabilitation and closure costs of $56.1 million. Source: Granny Smith CPR, 2021 P a g e 120 | 136 Budgeted closure costs post the 31 December 2021 Mineral reserve LoM plan are summarised in Table 18.2.2. Table 18.2.2: Post LoM costs Sources Units 2028 2029 2030 2031 2032 2033 Onwards Post Reserve LOM Closure $ million 0.1 18.6 26.6 6.2 1.3 3.3 Property Holding Costs* $ million 2.7 Notes: * Costs included in closure costs Source: Granny Smith CPR, 2021 The Qualified person’s opinion on capital and operating costs is summarised below: a) The financial schedule is wired to the life-of-mine plan to ensure the provision of capital is linked to when the major budgeted items require to be funded. b) The capital, operating and closure cost estimation levels of accuracy meet the minimum pre-feasibility study requirements at an estimated accuracy of ±25 % and require no more than 15 % contingency. The specific engineering estimation methods have an accuracy equal to or better than this range. c) Granny Smith has improved capital estimation and capital delivery through the application of Group Capital Standards and capital projects review by a select team with improved implementation planning. Gold Fields also perform post investment reviews across all major capital studies and share key learnings. d) Gold Fields’ two-year business planning cycle captures operating and capital costs along with key physicals and revenue. The business plans are internally reviewed, presented to the Executive Committee for approval, prior to sanctioning by the Gold Fields board of directors. The business plans are aligned with the Registrant’s strategic direction and equate to the first two years of the life-of-mine plan. e) Capital expenditure, once sanctioned, must follow the company capital reporting standard. Monthly and quarterly reviews are held to assess capital programs, operating unit costs, mine physicals, plan execution and revenue streams. f) Operating unit costs are based on recent valid historical performance and where necessary take account of future changing circumstances that are anticipated to impact future operating costs.

P a g e 121 | 136 19 Economic analysis 19.1 Key inputs and assumptions Under the 31 December 2021 Mineral reserve LoM plan, the Granny Smith processing facility is not at full capacity for the full life of the operation. A portion of incrementally costed material is included, which supplements the fully costed feed but does not extend the life of the operation. The mining of the incremental material covers the full unit cost of mining, the variable unit costs of processing, rehabilitation and closure, and positively contributes to fixed overheads and off-site costs. Detailed assessments were undertaken, with iterative reviews prior to inclusion of this material in the 11 year LoM plan. The Mineral reserve LoM physical inputs are summarised in Table 19.1.1. Table 19.1.1: LoM physicals Sources Units 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 Underground LoM Processed koz 286.3 277.2 294.6 234.0 237.8 186.0 178.1 176.3 144.5 104.4 96.8 Recovery % 92.8 92.7 92.6 92.3 92.1 91.9 91.5 91.0 90.8 90.8 91.5 Sold koz 267.8 259.2 272.8 216.0 218.9 170.9 163.0 160.5 131.2 94.8 88.5 Stockpiles LOM Processed koz Recovery % Sold koz Total Sold koz 267.8 259.2 272.8 216.0 218.9 170.9 163.0 160.5 131.2 94.8 88.5 Costs, Revenue and Cashflow Revenue $ million 348.1 336.9 354.7 280.8 284.6 222.1 211.9 208.6 170.6 123.3 115.1 Operating Costs $ million 195.2 203.3 194.6 161.1 166.9 137.5 147.5 152.2 122.6 96.3 88.7 Capital Costs $ million 95.4 74.9 51.9 24.8 25.4 25.7 20.5 18.7 23.3 4.0 3.3 Other $ million 16.0 27.2 26.1 29.0 18.5 18.9 13.9 14.6 17.0 18.0 32.0 Royalties* $ million 10.4 11.1 11.7 9.3 9.4 7.3 7.0 6.9 5.6 4.1 3.8 Government levies $ million - - - - - - - - - - - Interest (if applicable) $ million - - - - - - - - - - - Total Costs (Excl Tax) $ million 317.0 316.6 284.3 224.1 220.2 189.3 188.9 192.4 168.5 122.3 127.8 Taxes $ million 7.5 6.1 19.8 13.9 13.9 6.4 2.9 0.5 0.0 0.0 0.0 Cashflow $ million 23.6 14.3 50.5 42.7 50.4 26.4 20.0 15.7 2.0 1.0 -12.7 Discounted cashflow at 3.8% (NPV) $ million 23.6 13.7 46.9 38.2 43.4 21.9 16.0 12.1 1.5 0.7 -8.8 Notes: a) The capital costs are based on the 31 December 2021 life-of-mine schedule for proved and probable reserves only. The Mineral resource and exploration required to replace depletion is not included in this techno-economic assessment. b) No inferred Mineral resource is included in the life-of-mine processing schedule or techno-economic evaluation. Source: Granny Smith CPR, 2021 The assumptions on which the economic analysis is based include:  All assumptions are on 31 December 2021 money terms consistent with the valuation date.  Royalties on revenue is consistent with relevant legislation (2.5 % ad valorem).  Gold Fields operations are considered as a unit for taxation purposes and assessed losses and capital expenditure can be offset against corporate taxes.  The real base-case discount rate of 3.8 % is determined by Gold Fields Corporate Finance annually.  A 30 % corporate tax rate.  A closure liability of $65.5 million.  Discounted cashflow (DCF) applied to post-tax, pre-finance cashflows and reported in financial years ending 31 December. The LoM operating and capital cost inputs, including rehabilitation, leasing and closure costs, and revenue assumptions for the economic analysis are summarised in Table 19.1.2. P a g e 122 | 136 Table 19.1.2: LoM cost and revenue assumptions – Breakdown of ESG Operating cost item Units 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 Progressive Closure $ million 10.7 8.3 5.2 5.3 5.6 5.1 5.1 5.3 5.0 4.9 4.9 Source: Granny Smith CPR, 2021 19.2 Economic analysis The NPV for Granny Smith based on the DCF forecast at a 3.8 % discount rate using the scheduled Mineral reserves in the LoM plan is $204.3 million. 19.3 Sensitivity analysis Sensitivity analyses were performed to ascertain the impact on NPV to changes in operating costs, capital costs, grade and gold price as summarised in Table 19.3.1 to Table 19.3.4. Table 19.3.1: NPV sensitivity to changes in gold price Gold price -15% -10% -5% 0% +5% +10% +15% +25% +31 % Gold Price ($/oz) 1,105 1,170 1,235 1,300 1,365 1,430 1,495 1,625 1,700 NPV ($ million) -66.4 32.2 119.8 204.3 286.7 368.8 449.4 819.0 940.9 Source: Granny Smith CPR, 2021 Table 19.3.2: NPV sensitivity to changes in grade Grade -15% -10% -5% 0% +5% +10% +15 % NPV ($ million) -65.6 32.6 120.0 204.3 286.5 368.4 448.8 Source: Granny Smith CPR, 2021 Table 19.3.3: NPV sensitivity to changes in capital costs Capital -15% -10% -5% 0% +5% +10% +15 % NPV ($ million) 242.3 229.7 217.0 204.3 191.7 178.7 165.8 Source: Granny Smith CPR, 2021 Table 19.3.4: NPV sensitivity to changes in operating costs Operating cost -15% -10% -5% 0% +5% +10% +15 % NPV ($ million) 369.3 314.6 259.5 204.3 148.0 90.3 31.9 Source: Granny Smith CPR, 2021 Table 19.3.5: NPV sensitivity to changes in discount rate Discount rate 2% 3% 3.8% 5 % NPV ($ million) 214.4 208.7 204.3 198.0 Notes: a) The Qualified person is of the opinion that the tecno-economic model based on the Mineral reserve physicals. The Recent historic assumptions are used to test the Mineral reserve economic assumptions. The material assumptions have been found to be valid and used in the tecno-economic studies. The discounted cashflow has economic viability and a NPV of $204.3 million at a discount rate of 3.8%. The IRR has not been presented for this tecno-economic study. b) The tecno-economic study for the Mineral reserves excludes all inferred Mineral resource material. Source: Granny Smith CPR, 2021 P a g e 123 | 136 20 Adjacent properties The Qualified person is unable to verify the information listed for the properties adjacent to Granny Smith and that the information is not necessarily indicative of the mineralisation on the property that is the subject of this technical report summary. Granny Smith is essentially stand alone and has no or little reliance of neighbouring properties and the proximity of workings are not expected to interact in any way with Granny Smith and the lease and permit areas are not overlapping. There are many companies and individuals that control tenements adjacent to Granny Smith. Material adjacent properties include:  AngloGold Ashanti Ltd - operator of the Sunrise Dam Gold Mine to the south of Granny Smith.  Dacian Gold Ltd (ASX: DCN)– operator of the Mt Morgans Gold Mine to the west of Granny Smith.  Focus Minerals Ltd (ASX: FML) at its Laverton Gold Project to the north of Granny Smith.  Lynas Rare Earths (ASX: LYC) at its Mt Weld Rare Earth Mine to the southeast of Granny Smith. P a g e 124 | 136 21 Other relevant data and information Gold Fields’ commitment to materiality, transparency and competency in its Mineral resources and Mineral reserves disclosure to regulators and in the public domain is of paramount importance to the Qualified person and the Registrants Executive Committee and Board of Directors continue to endorse the company’s internal and external review and audit assurance protocols. This Technical Report Summary should be read in totality to gain a full understanding of Granny Smith’s Mineral resource and Mineral reserve estimation and reporting process, including data integrity, estimation methodologies, modifying factors, mining and processing capacity and capability, confidence in the estimates, economic analysis, risk and uncertainty and overall projected property value. However, to ensure consolidated coverage of the company’s primary internal controls in generating Mineral resource and reserve estimates the following key point summary is provided: a) A comprehensive quality assurance and quality control (QA/QC) protocol is embedded at Granny Smith and all Gold Fields operations. It draws on industry leading practice for data acquisition and utilises national standards authority accredited laboratories which are regularly reviewed. Analytical QA/QC is maintained and monitored through the submission of sample blanks, certified reference material and duplicates and umpire laboratory checks. b) Corporate Technical Services (CTS), based in Perth, comprises subject matter experts across the disciplines of geology, resource estimation, geotechnical, mining, engineering, modernisation, capital projects, processing, metallurgy, tailings management and Mineral resource and reserve reporting governance. The CTS team budget for regular site visits to all operating mines when emphasis is placed on-site inspection and direct engagement with the technical staff to drive protocols and standards and enable on-site training and upskilling. CTS provides technical oversight and guidance to the operating Regions and mines and ensures an additional level of assurance to the Mineral resource and reserve estimates to supplement the mine sites and Regional technical teams. c) Independent audit review of fixed infrastructure is conducted annually with the appointed insurance auditor focussed on plant, machinery and mine infrastructure risks. An effective structural and corrosion maintenance program with benchmark inspections is in place supported by equipment condition monitoring major critical component spares. Focus areas include the primary jaw crusher, ball mill shell or motor failure, structural failure of plant or conveyor, process tank failure and large transformer failure. Critical spares are well resourced and there are no large items not supported by on-site spares holdings. d) Mobile equipment is largely owned and well maintained by the mining contractor, Barminco, with development and haulage units at New Holland owned by Granny Smith. There is some spare capacity in most of the fleets or within the Barminco group, or hire units are readily available in the region. e) Processing controls include the preparation of quarterly plant metal accounting reconciliation reports by the mine sites which are reviewed by the Regional Metallurgical Manager and VP Metallurgy in the CTS team. Any monthly reconciliation variance outside the limits provided within the Gold Fields Plant Metal Accounting Standard is flagged for follow up assessment and remediation if warranted. f) Granny Smith has a tailings management plan that promotes risk minimisation to operators and stakeholders over the lifecycle of each tailings storage facility (TSF). Granny Smith’s TSF’s are operated in accordance with the company TSF Management Guidelines which are aligned with the International Council on Metals & Mining’s (ICMM) Position Statement on preventing catastrophic failure of TSFs (December 2016). Active TSFs are subject to an independent, external audit every three years, as well as regular inspections and formal facility safety reviews by formally appointed Engineers of Record (EoR). Further improvements in tailings management are expected through achievement of compliance with the new independently developed Global Industry Standard for Tailings Management (GISTM) issued in 2020. g) The integration of Environmental, Social and Governance (ESG) themes into the estimation process continues as an important consideration for modifying factors, reasonable prospects for economic extraction (RPEE) assessments and to underpin the integrity of the Mineral resources and Mineral reserves. The company’s ESG Charter, issues and priorities are fully considered in the life-of-mine plan with particular emphasis on tailings

P a g e 125 | 136 management, integrated mine closure planning, security of energy and water and the social and regulatory license to operate. h) Gold Fields also follows an embedded process of third-party reviews to provide expert independent assurance regarding Mineral resource and Mineral reserve estimates and compliance with relevant reporting rules and codes. In line with Gold Fields policy, every material property is reviewed by an independent third-party on average no less than once every three years, or when triggered by a material year-on-year change. Certificates of compliance are received from the companies that conduct the external audits which are also configured to drive continuous improvement in the estimation process. i) Importantly, Gold Fields endorses a well embedded risk and control matrix (RACM) configured to provide an annual assessment of the effectiveness of the registrants’ internal controls concerning the life of mine planning process and Mineral resource and reserve estimation and reporting. j) The internal controls include coverage of the following (inter alia): i Reasonableness of parameters and assumptions used in the Mineral resource and reserve estimation process ii Reasonableness of the interpretations applied to the geological model and estimation techniques iii Integrity in the mine design and scheduling, including reasonableness of the mine planning assumptions, modifying factors, cut-off grades, mining and processing methods and supporting key technical inputs such as year on year reconciliation, geotechnical, mining equipment, infrastructure, water, energy and economic analysis iv Provision of the necessary skills, experience and expertise at the mine sites and the Regions to undertake and complete the work with the required level of technical ability and competency, including professional registration as a Qualified person v Alignment with the SK 1300 rule (guidance and instruction) for the reporting of Mineral resources and reserves vi Review of the disclosure of the registrants’ Mineral resources and reserves process. k) Because of its inherent limitations, internal controls may not prevent or detect all errors or misstatements. Also, projections of any valuation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate RCubed® is a proprietary cloud-based reporting system adopted by Gold Fields in 2021 to enhance the level governance and data security concerning Mineral resource and reserve reporting across all company properties. It ensures transparency and auditability for all data verification checks, information stage gating, the approvals process and confirmation of Qualified person credentials. The RCubed® reporting system is being incorporated into the risk and control matrix RACM matrix to support the December 2021 Mineral resource and reserve reporting. P a g e 126 | 136 22 Interpretation and conclusions The views expressed in this technical report summary are based on the fundamental assumption that the required management resources and management skills are in place to achieve the Mineral reserve LoM plan projections for Granny Smith. The Granny Smith Mineral reserves currently support a 12 year LoM plan that values the operation at $204.3 million at the reserve gold price of $1,300/oz. Climate change is an integral part of the Mineral reserve generation process and incorporating relevant costs associated with climate change, primarily decarbonisation, mitigation and adaptation to the changing climate, is a key theme for the Company. Integration of these key elements into the Mineral reserve process is being carried out progressively and simultaneously across all of Gold Fields’ sites. GSM continues to discover and replace Mineral reserves that contribute to growing the LoM profile. Continued investment in exploration and infrastructure is justified by the positive economic analysis. The Mineral reserve estimates contained in this report should not be interpreted as assurances of the economic life or the future profitability of Granny Smith. Mineral reserves are only estimates based on the factors and assumptions described herein, thus future Mineral reserve estimates may need to be revised. For example, if production costs increase or product prices decrease, a portion of the current Mineral resources, from which the Mineral reserves are derived, may become uneconomic and would therefore result in a lower estimate of Mineral reserves. The LoM plan includes forward-looking technical and economic parameters and involve a number of risks and uncertainties that could cause actual results to differ materially. The LoM plan for Granny Smith has been reviewed in detail by the Qualified person for appropriateness, reasonableness and viability, including the existence of and justification for departure from historical performance. The Qualified person considers that the Technical Economic Parameters and Financial Models are based on sound reasoning, engineering judgement and technically achievable mine plan, within the context of the risk associated with the gold mining industry. Climate change is an integral part of the Mineral reserve generation process and incorporating relevant costs associated with climate change, primarily decarbonisation, mitigation and adaptation to the changing climate, is a key theme for the Company. Integration of these key elements into the Mineral reserve process is being carried out progressively and simultaneously across all of Gold Fields’ sites. Granny Smith mine has one of the worlds largest renewable energy microgrids with 20,000 solar panels and a 2 MW battery system. The business of gold mining by its nature involves significant risks and hazards, including environmental hazards and industrial accidents. In particular, hazards associated with Gold Fields’ underground mining operations include:  Rock bursts.  Seismic events.  Underground fires and explosions.  Cave-ins or gravity falls of ground.  Discharges of gases and toxic substances.  Flooding.  Accidents related to the presence of mobile machinery.  Ground and surface water pollution.  Ground subsidence.  Other accidents and conditions resulting from drilling, blasting and removing and processing material from an underground mine. P a g e 127 | 136 Hazards associated with Gold Fields’ surface operations may include:  Accidents associated with operating a rock dump and production stockpile, and rock transportation equipment.  Production disruptions due to weather.  Tailings facility collapses.  Ground and surface water pollution. Gold Fields may also be subject to actions by labour groups or other interested parties who object to perceived conditions at the mines or to the perceived environmental impact of the mines. These actions may delay or halt production or may create negative publicity related to Gold Fields. If Gold Fields experiences losses of senior management or is unable to hire and retain sufficient technically skilled employees, its business may be materially and adversely affected. Gold Fields may also suffer adverse consequences from:  Its reliance on outside contractors.  Changes in environmental and health and safety laws and regulations.  Native Title claims and Aboriginal heritage sites. Gold Fields is at risk of experiencing any of these hazards. The occurrence of any of these hazards could delay or halt production, increase production costs and result in a liability for Gold Fields. 22.1 Major risks and mitigation actions The major risks and mitigation actions at Granny Smith are based on a formal risk review and assessment using risk ranking software are summarised in Table 22.1.1. Senior management review and update the risk register on routine basis which is reported on a quarterly basis. Table 22.1.1: Risks and mitigating actions Risk description Risk mitigating action Revenue Gold Fields’ revenues are primarily derived from the sale of gold that it produces. Gold Fields will generally hedge a percentage of annual production based on market research and guidance from Gold Fields. Industry data about Gold Fields’ markets obtained from industry surveys, industry publications, market research and other publicly available third-party information. In many cases, statements in this report regarding the gold mining industry and price have been made based on internal surveys, industry forecasts, market research, as well as Gold Fields’ own experiences. Risk mitigation includes price sensitivity analyses at a range of gold prices. Exploration Exploration activities are focused on replacing production depletion and on growth in Mineral reserves to maintain operational flexibility and sustainability. Exploration for gold and other metals associated with gold are speculative in nature involves many risks and is frequently unsuccessful. The Company focuses on the extension of existing orebodies and the discovery and delineation of new ore bodies both at existing sites and at undeveloped sites. Best practices exploration techniques, technical peer reviews and technical specialists are employed to assist in conceptual targeting, execution and interpretation of the exploration programs. Geological, geochemical, geophysical, geostatistical and geo-metallurgical techniques are constantly refined to improve effectiveness and the economic viability of prospecting and mining activities. Once a potential orebody has been discovered, exploration is extended and intensified in conjunction with comprehensive infill drilling to enable clearer definition of the orebody and its technical and economic probability. Reserves published do not require any additional discovery. Geology & estimation The primary assumptions of continuity of the geologically homogenous zones are driven by the geological model, which is updated when new information arises. Any changes to the model are subject to peer and internal technical corporate review and external independent consultant review when deemed necessary. At the Australian operations, the estimation of Mineral reserves for both underground and open pit operations is based on exploration and sampling information gathered through appropriate techniques, primarily from DD, RC and AC drilling techniques. Gold Fields and the sites have well documented processes, procedures and systems to ensure appropriate drilling, logging, sampling interpretation, geology orebody and lithological modelling, and estimation are appropriately completed. Overall staff focus is on geology recruitment with required expertise and skills training coupled with field and peer reviews by both site and corporate staff are integrated into routine exploration and mining geology. Internal and external corporate audits, procedures and systems all enhance and support ongoing periodic review. All models are documented with peer reviews and model on model reconciliations to explore and understand the impacts of additional information, data and interpretation / methodology to support delivery of the most appropriate and best informed outcomes. Applications of alternative estimation methods to evaluate deposits are also routinely compiled to ensure the most relevant and appropriate estimation for mine planning is P a g e 128 | 136 Risk description Risk mitigating action delivered. This may include considering OK, SK, and simulation. Conditional estimation techniques to validate and inform options and decisions are also considered. The locations of sample points are spaced close enough to deduce or confirm geological and grade continuity. Generally, drilling is undertaken on grids, which range between 10 m by 10 m up to 50 m by 50 m, although this may vary depending on the continuity of the orebody. Due to the variety and diversity of mineralisation at the Australian operations, sample spacing may also vary depending on each particular ore type. Mine planning & scheduling Changes in assumptions underlying Gold Fields’ Mineral reserve estimates risk. Modifying factors used to calculate the cutoff grades include adjustments to mill delivered amounts due to dilution and ore loss incurred in the course of mining, expected return on investment, and sustaining capital. These may change but typically are reviewed and managed through detailed reconciliation processes to minimise variations and impacts. Modifying factors applied in estimating reserves are primarily based on historical empirical information, but commonly incorporate adjustments for planned operational improvements. Mineral reserves also take into account operating cost levels as well as necessary capital and sustaining capital provisions required at each operation and are supported by LoM plans. Detail planning protocols and review processes by qualified and experienced technical staff both on site and regional levels are held to ensure consistency and applicability of due process. Mining execution The ability to achieve anticipated efficiencies and production plans due to nature of risk and impacts associated with normal mining routine activities. These could include geotechnical, equipment and maintenance, explosives, staffing, power and water supply. Benchmarking and technical reviews of all mine plans to validate and test assumptions are normal Mineral resource & reserve processes. Assumptions applied in estimating mine planning for Mineral reserves are primarily based on historical empirical information, but commonly incorporate adjustments for planned operational performance. Equipment planned schedule and maintenance programs and condition monitoring processes are in place to ensure production capability. Geotechnical Geotechnical evaluation and monitoring, seismic systems and slope wall rock monitoring are all normal processes to mitigate risk. Underground geotechnical risk includes the impact of seismicity on operations, which may result in unplanned delays, closure, or falls of ground. Worse than predicted overbreak or poor mining recovery, due to geotechnical failures in stoping may also result in lower than predicted gold production. Ground control management plans are used to manage the geotechnical risk at Granny Smith. Social licence to operate Many mining companies face increasing pressure over their “social license to operate” which can be understood as the acceptance of the activities of these companies by local stakeholders. While formal permission to operate is ultimately granted by host governments, many mining activities require social permission from host communities and influential stakeholders to carry out operations effectively and profitably. This aspect could impact future Mineral reserves & resources, mining activity and delivery. To maintain its social license to operate, Gold Fields may need to design or redesign parts of its mining operations to minimise their impact on such communities and the environment, either by changing mining plans to avoid such impact, by modifying operations, changing planned capital expenditures or by relocating the affected people to an agreed location. Responsive measures may require Gold Fields to take costly time-consuming remedial measures, including the full restoration of livelihoods of those impacted. Staffing & technical capability Gold Fields’ ability to operate or expand effectively depends largely on the experience, skills and performance of its senior management team and technically skilled employees. GFA operates in a good labour market and stable political jurisdiction which adapts recruitment, staff development / retention policies to meet labour and staffing demand to support and deliver on operations. Environmental and industrial accidents Gold mining by its nature involves significant risks and hazards, including environmental hazards and industrial and mining accidents. These may include, for example, seismic events, fires, cave-ins and blockages, flooding, discharges of gases and toxic substances, contamination of water, air or soil resources, radioactivity and other accidents or conditions resulting from mining activities including, among other things, blasting and the transport, storage and handling of hazardous materials. Gold Fields has appropriate staffing structures and processes and programs which manage, monitor and report on key environmental, health and safety compliance. Gold Fields also subscribes to a number of international regulatory frameworks (e.g. ISO 14001, ISO18001, Cyanide Code) which include process and external audits review monitoring for compliance. Notes: a) The Qualified person is of the opinion that the risks identifies have reasonable risk mitigations and that action plans current and future will not materially affect the life-of-mine reserve estimation. Source: Granny Smith CPR, 2021

P a g e 129 | 136 23 Recommendations Ongoing exploration and geological interpretation suggest that the Granny Smith property has the potential to extend and replace existing Mineral resources and reserves. It is recommended that further exploration is carried out at the following areas which have a good probability of extending mine life:  Wallaby Zone 135.  Wallaby Zone 150.  Granny Smith Complex. The Granny Smith Mineral resource and Mineral reserve effective 31 December 2021 are reasonable estimates. The Qualified person is of the opinion that there are no additional phases of work required to enhance this disclosure. P a g e 130 | 136 24 References The primary reference documents that have written consent to be used by the appointed Gold Fields Lead Qualified persons Technical Report Summary is the Granny Smith Competent Person Report 31 December 2021 for Mineral Resources and Mineral Reserves. This report was compiled by Don Grimbeek who is the Gold Fields appointed Lead Qualified person for Granny Smith Gold Mine and accepts responsibility for the Competent Person Report 31 December 2021 for Mineral Resources and Mineral Reserves as a whole. This report is referred to as “Granny Smith CPR 2021” in this document. P a g e 131 | 136 25 Reliance on information provided by the Registrant The Qualified person has not identified any information provided by the Registrant for Granny Smith that requires noting under the reliance on information provided. P a g e 132 | 136 26 Definitions 26.1 Adequate geological evidence When used in the context of Mineral resource determination, means evidence that is sufficient to establish geological and grade or quality continuity with reasonable certainty. 26.2 Conclusive geological evidence When used in the context of Mineral resource determination, means evidence that is sufficient to test and confirm geological and grade or quality continuity. 26.3 Cutoff grade Is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cutoff grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cutoff grade include net smelter return, pay limit, and break-even stripping ratio. 26.4 Development stage issuer Is an issuer that is engaged in the preparation of Error! Reference source not found.s for extraction on at least one Material property. 26.5 Development stage property Is a property that has Mineral reserves disclosed, pursuant to this subpart, but no material extraction. 26.6 Economically viable When used in the context of Mineral reserve determination, means that the Qualified person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral reserve is economically viable under reasonable Investment and market assumptions. 26.7 Exploration results Are data and information generated by mineral exploration programs (i.e., programs consisting of sampling, drilling, trenching, analytical testing, assaying, and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of Mineral resources or Mineral reserves. A Registrant must not use exploration results alone to derive estimates of tonnage, grade, and production rates, or in an assessment of economic viability. 26.8 Exploration stage issuer Is an issuer that has no Material property with Error! Reference source not found.s disclosed. 26.9 Exploration stage property Is a property that has no Error! Reference source not found.s disclosed. 26.10 Exploration target Is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a Mineral resource.

P a g e 133 | 136 26.11 Feasibility study Is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable Modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is Economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. 1. A feasibility study is more comprehensive, and with a higher degree of accuracy, than a Preliminary feasibility study (or pre-feasibility study). It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. 2. The confidence level in the results of a feasibility study is higher than the confidence level in the results of a Preliminary feasibility study (or pre-feasibility study). Terms such as full, final, comprehensive, bankable, or definitive feasibility study are equivalent to a feasibility study. 26.12 Final market study Is a comprehensive study to determine and support the existence of a readily accessible market for the mineral. It must, at a minimum, include product specifications based on final geologic and metallurgical testing, supply and demand forecasts, historical prices for the preceding five or more years, estimated long term prices, evaluation of competitors (including products and estimates of production volumes, sales, and prices), customer evaluation of product specifications, and market entry strategies or sales contracts. The study must provide justification for all assumptions, which must include assumptions concerning the Material contracts required to develop and sell the Mineral reserves. 26.13 Indicated Mineral resource Is that part of a Mineral resource for which quantity and grade or quality are estimated on the basis of Adequate geological evidence and sampling. The level of geological certainty associated with an indicated Mineral resource is sufficient to allow a Qualified person to apply Modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated Mineral resource has a lower level of confidence than the level of confidence of a Measured Mineral resource, an indicated Mineral resource may only be converted to a Probable Mineral reserve. 26.14 Inferred Mineral resource Is that part of a Mineral resource for which quantity and grade or quality are estimated on the basis of Limited geological evidence and sampling. The level of geological uncertainty associated with an inferred Mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred Mineral resource has the lowest level of geological confidence of all Mineral resources, which prevents the application of the Modifying factors in a manner useful for evaluation of economic viability, an inferred Mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a Mineral reserve. 26.15 Initial assessment Is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of Mineral resources. The initial assessment must be prepared by a Qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of Mineral resources but cannot be used as the basis for disclosure of Mineral reserves. 26.16 Investment and market assumptions When used in the context of Mineral reserve determination, includes all assumptions made about the prices, exchange rates, interest and discount rates, sales volumes, and costs that are necessary to determine the economic viability of the P a g e 134 | 136 Mineral reserves. The Qualified person must use a price for each commodity that provides a reasonable basis for establishing that the project is Economically viable. 26.17 Limited geological evidence When used in the context of Mineral resource determination, means evidence that is only sufficient to establish that geological and grade or quality continuity are more likely than not. 26.18 Material The term material, when used to qualify a requirement for the furnishing of information as to any subject, limits the information required to those matters to which there is a substantial likelihood that a reasonable investor would attach importance in determining whether to purchase the security registered. 26.19 Material of economic interest When used in the context of Mineral resource determination, includes mineralisation, including dumps and tailings, mineral brines, and other resources extracted on or within the earth's crust. It does not include oil and gas resources resulting from oil and gas producing activities, (e.g., helium and carbon dioxide), geothermal fields, and water. 26.20 Measured Mineral resource Is that part of a Error! Reference source not found. for which quantity and grade or quality are estimated on the basis of Conclusive geological evidence and sampling. The level of geological certainty associated with a measured Mineral resource is sufficient to allow a Qualified person to apply Modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured Mineral resource has a higher level of confidence than the level of confidence of either an Indicated Mineral resource or an Inferred Mineral resource, a measured Mineral resource may be converted to a Proven Mineral reserve or to a Probable Mineral reserve. 26.21 Mineral reserve Is an estimate of tonnage and grade or quality of Indicated Mineral resources and Measured Mineral resources that, in the opinion of the Qualified person, can be the basis of an Economically viable project. More specifically, it is the economically mineable part of a measured or Indicated Mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. 26.22 Mineral resource Is a concentration or occurrence of Material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral resource is a reasonable estimate of mineralisation, taking into account relevant factors such as Cutoff grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled. 26.23 Modifying factors Are the factors that a Qualified person must apply to Indicated Mineral resources and Measured Mineral resources and then evaluate in order to establish the economic viability of Error! Reference source not found.s. A Qualified person must apply and evaluate modifying factors to convert Measured Mineral resources and Indicated Mineral resources to Proven Mineral reserves and Probable Mineral reserves. These factors include, but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. P a g e 135 | 136 26.24 Preliminary feasibility study (or pre-feasibility study) Is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a Qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. 1. A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the Modifying factors and the evaluation of any other relevant factors that are sufficient for a Qualified person to determine if all or part of the Indicated Mineral resources and Measured Mineral resources may be converted to Mineral reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is Economically viable. 2. A pre-feasibility study is less comprehensive and results in a lower confidence level than a Feasibility study. A pre-feasibility study is more comprehensive and results in a higher confidence level than an Initial assessment. 26.25 Preliminary market study Is a study that is sufficiently rigorous and comprehensive to determine and support the existence of a readily accessible market for the mineral. It must, at a minimum, include product specifications based on preliminary geologic and metallurgical testing, supply and demand forecasts, historical prices for the preceding five or more years, estimated long term prices, evaluation of competitors (including products and estimates of production volumes, sales, and prices), customer evaluation of product specifications, and market entry strategies. The study must provide justification for all assumptions. It can, however, be less rigorous and comprehensive than a Final market study, which is required for a full Feasibility study. 26.26 Probable Mineral reserve Is the economically mineable part of an Indicated Mineral resource and, in some cases, a Measured Mineral resource. 26.27 Production stage issuer Is an issuer that is engaged in material extraction of Error! Reference source not found.s on at least one Material property. 26.28 Production stage property Is a property with material extraction of Error! Reference source not found.s. 26.29 Proven Mineral reserve Is the economically mineable part of a Measured Mineral resource and can only result from conversion of a Measured Mineral resource. 26.30 Qualified person Is an individual who is: 3. A mineral industry professional with at least five years of Relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the Registrant; and 4. An eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. For an organisation to be a recognised professional organisation, it must: i Be either: A. An organisation recognised within the mining industry as a reputable professional association; or P a g e 136 | 136 B. A board authorised by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field; ii Admit eligible members primarily on the basis of their academic qualifications and experience; iii Establish and require compliance with professional standards of competence and ethics; iv Require or encourage continuing professional development; v Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and vi Provide a public list of members in good standing. 26.31 Relevant experience Means, for purposes of determining whether a party is a Qualified person, that the party has experience in the specific type of activity that the person is undertaking on behalf of the Registrant. If the Qualified person is preparing or supervising the preparation of a technical report concerning Exploration results, the relevant experience must be in exploration. If the Qualified person is estimating, or supervising the estimation of Mineral resources, the relevant experience must be in the estimation, assessment and evaluation of Mineral resources and associated technical and economic factors likely to influence the prospect of economic extraction. If the Qualified person is estimating, or supervising the estimation of Mineral reserves, the relevant experience must be in engineering and other disciplines required for the estimation, assessment, evaluation and economic extraction of Mineral reserves. 1. Relevant experience also means, for purposes of determining whether a party is a Qualified person, that the party has experience evaluating the specific type of mineral deposit under consideration (e.g., coal, metal, base metal, industrial mineral, or mineral brine). The type of experience necessary to qualify as relevant is a facts and circumstances determination. For example, experience in a high-nugget, vein-type mineralisation such as tin or tungsten would likely be relevant experience for estimating Mineral resources for vein-gold mineralisation, whereas experience in a low grade disseminated gold deposit likely would not be relevant. Note 1 to paragraph (1) of the definition of relevant experience: It is not always necessary for a person to have five years' experience in each and every type of deposit in order to be an eligible Qualified person if that person has relevant experience in similar deposit types. For example, a person with 20 years' experience in estimating Mineral resources for a variety of metalliferous hard-rock deposit types may not require as much as five years of specific experience in porphyry-copper deposits to act as a Qualified person. Relevant experience in the other deposit types could count towards the experience in relation to porphyry-copper deposits. 2. For a Qualified person providing a technical report for Exploration results or Error! Reference source not found. estimates, relevant experience also requires, in addition to experience in the type of mineralisation, sufficient experience with the sampling and analytical techniques, as well as extraction and processing techniques, relevant to the mineral deposit under consideration. Sufficient experience means that level of experience necessary to be able to identify, with substantial confidence, problems that could affect the reliability of data and issues associated with processing. 3. For a Qualified person applying the Modifying factors, as defined by this section, to convert Error! Reference source not found.s to Error! Reference source not found.s, relevant experience also requires: i Sufficient knowledge and experience in the application of these factors to the mineral deposit under consideration; and ii Experience with the geology, geostatistics, mining, extraction and processing that is applicable to the type of mineral and mining under consideration.

Date and Signature Page

Qualified Person	Signature	Date
Dr Julian Verbeek	/s/ Dr. Julian Verbeek	27 March 2022
Richard Butcher	/s/ Richard Butcher	28 March 2022
Dr Winfred Assibey-Bonsu	/s/ Dr Winfred Assibey-Bonsu	27 March 2022
Andrew Engelbrecht	/s/ Andrew Engelbrecht	28 March 2022
Peter Andrews	/s/ Peter Andrews	27 March 2022
Daniel Hillier	/s/ Daniel Hillier	28 March 2022
Johan Boshoff	/s/ Johan Boshoff	28 March 2022
Andre Badenhorst	/s/ Andre Badenhorst	27 March 2022
Fiona Phillips	/s/ Fiona Phillips	29 March 2022
Trent Strickland	/s/ Trent Strickland	29 March 2022
Don Grimbeek	/s/ Don Grimbeek	30 March 2022
Richard Tully	/s/ Richard Tully	29 March 2022
Neil Morris	/s/ Neil Morris	29 March 2022